Exhibit 10.36

Execution Version

CREDIT AGREEMENT

by and among

WINDSTREAM SERVICES II, LLC,

as Borrower,

WINDSTREAM HOLDINGS II, LLC,

as Holdings,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

TRUIST SECURITIES, INC.,

as Lead Arranger and Bookrunner

and

TRUIST BANK,

as Documentation Agent

Dated as of September 21, 2020

SCHEDULES

Schedule 1.01	Existing Letters of Credit
Schedule 2.01(A)(I) —	Initial Term Commitments
Schedule 2.01(A)(II) —	Initial Term Commitments
Schedule 2.01(B) —	Revolving Credit Commitments
Schedule 6.12 —	Post-Closing Covenants
Schedule 10.02 —	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

form of

Exhibit A	—	Committed Loan Notice
Exhibit C-1	—	Term Note
Exhibit C-2	—	Revolving Credit Note
Exhibit D-1	—	Closing Date Certificate
Exhibit D-2	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption
Exhibit F	—	Guaranty
Exhibit G	—	Security Agreement
Exhibit H	—	Discounted Prepayment Option Notice
Exhibit I	—	Lender Participation Notice
Exhibit J	—	Discounted Voluntary Prepayment Notice
Exhibit K		First Lien Intercreditor Agreement
Exhibit L	—	United States Tax Compliance Certificate
Exhibit M	—	Junior Lien Intercreditor Agreement
Exhibit N	—	Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 21, 2020 (the “Agreement”), among WINDSTREAM SERVICES II, LLC, a Delaware limited liability company (the “Borrower”), WINDSTREAM HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, Collateral Agent and each L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, on February 25, 2019, (the “Petition Date”), the Borrower, and certain Subsidiaries and Affiliates of the Borrower (collectively, and together with any other Affiliates that became debtors-in-possession in the Cases, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and such domestic Subsidiaries, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code.

WHEREAS, on June 26, 2020, the Bankruptcy Court entered an order confirming the Plan of Reorganization (as defined below) (the “Confirmation Order”) and the Debtors’ shall emerge from bankruptcy on or about the date hereof, when all conditions to consummation of the Plan of Reorganization have been satisfied.

WHEREAS, the proceeds of the (i) Initial Term Loans will be used by the Borrower and its Restricted Subsidiaries on the Closing Date to repay, or make dividends or other distributions to cause Parent Entities to repay, Claims (as defined in the Confirmation Order) and to pay fees, costs and expenses in connection therewith (“Exit Repayments”) and to enter into the other Transactions (as defined below) to occur on the Closing Date and for other general corporate purposes and (ii) Revolving Credit Facility will be used by the Borrower and its Restricted Subsidiaries from time to time on or after the Closing Date for general corporate purposes (including without limitation, for Permitted Acquisitions, capital expenditures and transaction costs in connection therewith).

WHEREAS, the Borrower has requested that the Lenders extend credit directly to or on behalf of the Borrower in the form of (i) Initial Term Loans in an initial aggregate principal amount equal to $750 million and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $500 million the proceeds of which will be used as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in the definition of “GAAP”.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness (1) of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such other Person, in each case whether or not Incurred by such other Person in connection with such other Person becoming a Restricted Subsidiary of Holdings or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x)(1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (x)(2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Additional Assets” means:

(1)        any property or assets (other than Capital Stock) used or to be used by the Borrower, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)        the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary; or

(3)         Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Lender” has the meaning specified in Section 2.14(d).

“Administrative Agent” means, subject to Section 9.13, JPMCB (and any of its Affiliates selected by JPMCB to act as administrative agent for any of the facilities provided hereunder), in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this Agreement, “control” or “controls”, when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning specified in Section 6.19(a).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Applicable Asset Sale Percentage” means 100.0%; provided that so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Applicable Percentage shall be (1) 50.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom the Consolidated First Lien Secured Leverage Ratio would be less than or equal to 1.50 to 1.00 but greater than 1.00 to 1.00, or (2) 0.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated First Lien Secured Leverage Ratio would be less than or equal to 1.00 to 1.00. Any Net Available Cash in respect of an Asset Disposition that does not constitute Applicable Proceeds as a result of the application of this definition or the thresholds set forth in Section 2.05(b)(ii) shall collectively constitute “Specified Asset Sale Proceeds.”

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans of the applicable currency, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to the Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment and (ii) if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Proceeds” has the meaning specified in Section 2.05(b)(ii)(A).

“Applicable Rate” means a percentage per annum equal to:

(a)            for Eurocurrency Rate Loans that are Initial Term Loans, 6.25%, and for Base Rate Loans that are Initial Term Loans, 5.25%.

(b)            (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Revolving Credit Loans, 3.00%, (B) for Base Rate Loans that are Revolving Credit Loans, 2.00%, and (C) for letter of credit fees, 3.00%, and

(ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Letter	Base Rate for	Eurocurrency Rate for
Pricing	Consolidated First Lien	of Credit	Revolving	Revolving
Level	Secured Leverage Ratio	Fees	Loans	Loans
	> 1.50	3.00%	2.00%	3.00%
	> 1.25, but ≤ 1.50	2.75%	1.75%	2.75%
	≤ 1.25	2.50%	1.50%	2.50%

(c)            (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01, for Commitment Fees, 0.5% and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing	Consolidated First Lien Secured	Commitment
Level	Leverage Ratio	Fees
I	> 1.25	0.50%
II	≤ 1.25	0.375%

Any increase or decrease in the Applicable Rate pursuant to clause (a), (b) or (c) above resulting from a change in the Consolidated First Lien Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated First Lien Secured Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Consolidated First Lien Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated First Lien Secured Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.08 and Section 2.09 as a result of the miscalculation of the Consolidated First Lien Secured Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08 or Section 2.09, as applicable, at the time the interest or fees for such period were required to be paid pursuant to such Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08 (other than Section 2.08(b)), in accordance with the terms of this Agreement); provided, that, notwithstanding the foregoing, unless an Event of Default described in Section 8.01(f) has occurred and is continuing with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Disposition” means:

(a)            the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Borrower or any of its Restricted Subsidiaries (in each case other than Capital Stock of Holdings, any Intermediate Holding Company or the Borrower) (each referred to in this definition as a “disposition”); or

(b)            the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.03 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)            a disposition by the Borrower or a Restricted Subsidiary to the Borrower or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)            a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Borrower and its Subsidiaries on the Closing Date;

(3)            a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)            a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Borrower and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any IP Rights that are, in the reasonable judgment of the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Borrower or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5)            transactions permitted under Section 7.04(a) hereof or a transaction that constitutes a Change of Control;

(6)            an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)            any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) of less than the greater of $50.0 million and 5.0% of LTM EBITDA;

(8)            any Restricted Payment that is permitted to be made, and is made, under Section 7.06 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 7.05(f)(iii), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)           dispositions in connection with Permitted Liens, Permitted Intercompany Activities and Permitted Tax Restructuring;

(10)          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)          conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software data or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12)          the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(13)          foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Agreement;

(14)          the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)          any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary (other than, in each case, any Unrestricted Subsidiary the primary assets of which are cash or Cash Equivalents);

(16)          any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)          (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)          (i) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility permitted hereunder or (ii) the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)          any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Agreement;

(20)         sales, transfers or other dispositions of Investments in joint ventures or similar entities, to the extent required by, or made pursuant to customary buy/sell arrangements between the parties set forth in the joint venture arrangements or other similar binding arrangements;

(21)          any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22)         the unwinding of any Cash Management Obligations or Hedging Obligations;

(23)          transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by Holdings, the Borrower or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition and such Net Available Cash shall be applied in accordance with Section 2.05(b)(ii);

(24)          any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 7.06(b)(xii)(b) hereof;

(25)          dispositions of (i) assets (including Capital Stock) acquired in a transaction after the Closing Date, which assets are not useful in the core or principal business of the Borrower and its Restricted Subsidiaries or (ii) assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Borrower to consummate any acquisition, provided that, in each case, such disposition shall have been consummated within 365 days of such acquisition;

(26)	any disposition in connection with the Transactions;

(27)          any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Borrower or any Restricted Subsidiary to such Person;

(28) any Sale and Leaseback Transactions not prohibited under Section 7.03  hereof;

(29)	[reserved]; and

(30)	any disposition pursuant to the Uniti Asset Purchase Agreement.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 7.06 hereof, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 7.06 hereof.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit E and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Associate” means (i) any Person engaged in a Similar Business of which Holdings or its Restricted Subsidiaries are the legal and beneficial owners of between 20.0% and 50.0% of all outstanding Voting Stock and (ii) any joint venture entered into by Holdings or any Restricted Subsidiary.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of Windstream Holdings, Inc. and its Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years ended December 31, 2019, December 31, 2018 and December 31, 2017.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Credit Facility, the period from and after the Closing Date to but excluding the earlier of the Maturity Date for the Revolving Credit Facility and the date of termination of the Revolving Credit Commitments in accordance with the provisions of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” has the meaning given to that term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the Prime Rate in effect on such day; (b) ½ of 1.00% per annum above the Federal Funds Rate in effect on such day; and (c) the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), after giving effect to any applicable “floor” plus 1.00%. Any change in the Base Rate for Dollar-denominated Loans due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective from and including the Closing Date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 (for the avoidance of doubt, only until an amendment to the applicable rate of interest has become effective in accordance with the terms of this Agreement), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Eurocurrency Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurocurrency Rate:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurocurrency Rate permanently or indefinitely ceases to provide the Eurocurrency Rate; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurocurrency Rate:

(1)            a public statement or publication of information by or on behalf of the administrator of the Eurocurrency Rate announcing that such administrator has ceased or will cease to provide the Eurocurrency Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Eurocurrency Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurocurrency Rate, a resolution authority with jurisdiction over the administrator for the Eurocurrency Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurocurrency Rate, in each case which states that the administrator of the Eurocurrency Rate has ceased or will cease to provide the Eurocurrency Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate; and/or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Eurocurrency Rate announcing that the Eurocurrency Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Borrower, as applicable, by notice to the Borrower, the Administrative Agent and the Lenders, as applicable.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate and solely to the extent that the Eurocurrency Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate for all purposes hereunder in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate for all purposes hereunder pursuant to Section 3.02.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means (1) with respect to the Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (3) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means in the case of a Borrowing denominated in Dollars, $1.0 million.

“Borrowing Multiple” means in the case of a Borrowing denominated in Dollars, $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Successor” means (i) any former Subsidiary of Holdings and (ii) any Person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of Holdings (that results in such Subsidiary ceasing to be a Subsidiary of Holdings), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of Holdings.

“Case” and “Cases” have the meaning set forth in recitals.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, that notwithstanding any other provision contained herein, for all purposes under this Agreement and the other Loan Documents, (a) all obligations of the Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation) and (b) the obligations of Holdings, the Borrower and its Restricted Subsidiaries under the Master Leases shall not constitute Capitalized Lease Obligations (it being understood and agreed that the Master Leases shall be treated as operating leases for all purposes of the Loan Documents).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(1)            U.S. Dollars or any other foreign currency held by Holdings and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit obligation of the United States is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any lender or by any bank, trust company or any other financial institution (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) or (b) having combined capital and surplus in excess of $100.0 million;

(4)            repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)            securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6)            commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)            marketable short-term money market and similar securities, having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively, (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower);

(8)            readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s(or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(9)            readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(10)           Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower);

(11)          with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)          Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of 24 months or less from the date of acquisition;

(13)          bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)          investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(15)          Cash Equivalents or instruments similar to those referred to in the clauses above denominated in U.S. Dollars;

(16)          any investment company, money market, enhanced high yield, pooled or other investment fund investing 90.0% or more of its assets in instruments of the types specified in the clauses above;

(17)          for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by Holdings and its Subsidiaries on the Closing Date; and

(18)          credit card receivables and debit card receivables in the ordinary course of business or consistent with past practice, so long as such are considered cash equivalents under GAAP and are so reflected on Holdings’ balance sheet.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (17) above) will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Bank” means any Lender, any Agent or any Affiliate of the foregoing on the Closing Date or at the time it provides any treasury, depository, credit or debit card, purchasing card, and/or cash management services or automated clearing house transfers of funds to Holdings or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(1)            Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50.0% of the total voting power of the Voting Stock of Holdings; provided that (x) so long as Holdings is a Subsidiary of any Parent Entity (and such Parent Entity shall have provided “know your customer” information reasonably requested by the Administrative Agent and the Lenders and such Parent Entity is not a Sanctioned Person), no Person shall be deemed to be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of Holdings unless such Person shall be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner;

(2)           the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to a Person (other than Holdings or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50.0% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as Holdings is a Subsidiary of any Parent Entity (and such Parent Entity shall have provided “know your customer” information reasonably requested by the Administrative Agent and the Lenders and such Parent Entity is not a Sanctioned Person), no Person shall be deemed to be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of Holdings unless such Person shall be or become a beneficial owner of more than 50.0% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(3)            Holdings shall fail to beneficially own, directly (or indirectly through one or more Intermediate Holding Companies), 100% of the issued and outstanding Capital Stock of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Claimant Assignee” has the meaning specified in Section 10.07(b).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Initial Term Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments, or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans and any Loans made pursuant to any other Class of Commitments.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form attached as Exhibit D-1 hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document.

“Collateral Agent” means JPMCB, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Collateral Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date pursuant to Section 4.01(a)(iii) or (ii) thereafter pursuant to Section 6.10, Section 6.12 or the Collateral Documents, in each case, duly executed by each Loan Party that is a party thereto;

(b)            all Secured Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by Holdings, any Intermediate Holding Company and each Restricted Subsidiary (other than Borrower) that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.01D to the Closing Date Certificate (each, a “Guarantor”);

(c)            the Secured Obligations and the Guarantees shall have been secured pursuant to, the Security Agreement or other applicable Collateral Document by a valid and perfected security interest subject to no other Liens (other than Permitted Liens) in (i) all the Capital Stock of the Borrower and each Intermediate Holding Company, if any, and (ii) all Capital Stock (other than Excluded Equity) held directly by Holdings, the Borrower or any Guarantor in any Wholly Owned Subsidiary, in each case, subject to no Liens other than Permitted Liens.

(d)            except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations and the Guarantees shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities and instruments, filing personal property financing statements or other similar documentation, or in the case of IP Rights, making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, as applicable) in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower, any Intermediate Holding Company and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, intellectual property, intercompany receivables, other general intangibles and proceeds of the foregoing but excluding real property), in each case, with the priority required by the Collateral Documents;

(e)            in the event any Guarantor is added that is organized in a Covered Jurisdiction other than the United States, such Loan Party shall grant a perfected lien on substantially all of its assets (other than (i) Excluded Property and (ii) IP Rights subsisting outside of the United States, unless a Lien on such IP Rights can be granted and/or perfected without filings in intellectual property registries or recording offices or with intellectual property authorities, in each case, outside of the United States) pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower subject to customary limitations in such Covered Jurisdiction to be reasonably agreed to between the Administrative Agent and the Borrower.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets outweighs the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)            Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;

(B)	the Collateral and Guarantee Requirement shall not apply to any Excluded Property;

(C)            no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(D)            no actions in any jurisdiction other than the Covered Jurisdictions or that are necessary to comply with the Laws of any jurisdiction other than the Covered Jurisdictions shall be required in order to create any security interests in assets located, titled, registered or filed outside of the Covered Jurisdictions or, except with respect to IP Rights, subsisting outside of the United States, unless a Lien on such IP Rights can be granted and/or perfected without filings in intellectual property registries or recording offices or with intellectual property authorities outside of the United States, to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the Covered Jurisdictions);

(E)            general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principle may limit the ability of a Foreign Subsidiary to provide a Guarantee or Collateral or may require that the Guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower in consultation with the Administrative Agent; and

(F)            no stock certificates of Immaterial Subsidiaries or Unrestricted Subsidiaries shall be required to be delivered to the Collateral Agent.

“Collateral Documents” means, collectively, the Security Agreement, collateral assignments (including a collateral assignment of each Master Lease), Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.10 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, or an Extended Revolving Credit Commitment.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)           the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)            if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confirmation Order” shall have the meaning given to that term in the recitals hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)            increased (without duplication) by:

(a)	Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)	(x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes (such as Delaware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) without duplication, any distributions made to a Parent Entity with respect to the foregoing in accordance with Section 7.06(b)(ix)(C) and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any (x) Transaction Expenses and (y) fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of this Agreement, the Facilities, and other credit facilities, any Securitization Fees, any other Indebtedness permitted to be Incurred under this Agreement or any Equity Offering, and (ii) any amendment, waiver or other modification of this Agreement, Receivables Facilities, Securitization Facilities, any other credit facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)	(i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Closing Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs and scrap costs), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the First-Priority Senior Secured Notes and this Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)	the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Borrower in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 18 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); provided, further, that the aggregate amount that may be added back in any four-quarter period pursuant to this clause (g) (other than adjustments made in accordance with Regulation S-X) shall not exceed 20.0% of Consolidated EBITDA (without giving effect to the add-backs pursuant to this clause (g)) for such period; plus

(h)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, in each case to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Borrower; plus

(i)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j)	any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k)	the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l)	unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m)	with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Borrower’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n)	the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Borrower or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o)	(i) adjustments of the nature or type used in connection with the calculation of “Adjusted OIBDA” as set forth in footnote (b) of “Summary—Summary Financial Data” contained in the offering memorandum and (ii) any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus

(p)	any amounts paid by such Person or its Restricted Subsidiaries pursuant to the Equipment Loan Agreement or the Master Leases (other than amounts paid by such Person or Restricted Subsidiaries under Section 3.1 of each Master Lease) with respect to such period to the extent deducted (and not added back) in computing Consolidated Net Income; and

(2)            decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Total Indebtedness that is secured by a Lien (other than (i) a Lien that is junior to the Lien securing the Secured Obligations and (ii) any Consolidated Total Indebtedness secured by assets that do not constitute Collateral) as of such date to (y) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)            consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting, (xii) any lease, rental or other expense in connection with a the Master Leases or any Non-Financing Lease Obligations and (xiii) any expense in connection with any Equipment Loan Agreement; plus

(2)            consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Borrower’s receipts from any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)	solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (b) restrictions pursuant to this Agreement or other similar indebtedness, and (c) restrictions specified in Section 7.08(b)(xiv)(i)), except that Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Borrower or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)	(a) any extraordinary, unusual, infrequently occurring or nonrecurring loss, charge or expense, Transaction Expenses, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Borrower or a Subsidiary or a Parent Entity had entered into with employees of the Borrower, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5)	(a) at the election of the Borrower with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Borrower to apply IFRS or other accounting changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6)	(a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Borrower or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or any Parent Entity or Subsidiary, and any cash awards granted to employees of Holdings and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7)	any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8)	any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)	any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Loans, the First-Priority Senior Secured Notes, other securities and any of the Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans, the First-Priority Senior Secured Notes, other securities and any of the Facilities), in each case, including the Transactions, any such transaction consummated prior to, on or after the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)	any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)	any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)	any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14)	(a) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within 18 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15)	any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16)	any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)	[reserved];

(18)	the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)	(i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed, (ii) at the election of the Borrower with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), and (iii) at the election of the Borrower with respect to any quarterly period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period.

In addition, to the extent not already excluded (or included, as applicable) in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption and (iii) the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with Section 7.06(b)(ix)(C) as though such amounts had been paid as taxes directly by such Person for such periods.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations, intercompany Indebtedness and Subordinated Indebtedness as of such date), plus (b) the aggregate principal amount of Capitalized Lease Obligations (excluding Capital Lease Obligations outstanding on the Closing Date and any Refinancing Indebtedness in respect thereof) and Purchase Money Obligations and unreimbursed drawings under letters of credit of the Borrower and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), plus (c) the undrawn Reserved Indebtedness Amount (to the extent included in clause (a) above), minus (d) the aggregate amount of unrestricted cash and Cash Equivalents (less cash and Cash Equivalents held for payments due to sellers) included on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available, which shall not be less than $0 and which shall be capped at $200.0 million or such greater amount or uncapped as the Required Revolving Credit Lenders shall agree to (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (d) for purposes of calculating the Consolidated Total Leverage Ratio, the Consolidated Total Senior Secured Leverage Ratio or the Consolidated First Lien Secured Leverage Ratio, as applicable) with such pro forma adjustments as are consistent with the pro forma adjustments set forth in Section 1.09. For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) LTM EBITDA.

“Consolidated Total Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Total Indebtedness that is secured by a Lien (other than any Consolidated Total Indebtedness secured by assets that do not constitute Collateral) as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)           to advance or supply funds:

(a)           for the purchase or payment of any such primary obligation; or

(b)           to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate.

“Covered Entity” means any of the following:

(i)   a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)   a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Covered Party” shall have the meaning provided in Section 10.23.

“Covered Jurisdiction” means the United States (and each State thereof and the District of Columbia) and the jurisdiction of organization of any Restricted Subsidiary that becomes a Guarantor pursuant to the last sentence of the definition of “Guarantor.”

“Credit Agreement Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Credit Loans, Incremental Revolving Credit Commitments or Refinancing Revolving Credit Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Credit Agreement Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Credit Agreement Refinanced Debt, plus (B) accrued, capitalized and unpaid interest thereon, any fees, premiums (including any makewhole), accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, (ii) the terms applicable to such Credit Agreement Refinancing Indebtedness comply with the Required Debt Terms and (iii) such Credit Agreement Refinanced Debt (other than contingent indemnification obligations not yet accrued and payable and Letters of Credit that have been Cash Collateralized or back-stopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all Lenders holding such Credit Agreement Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Period” has the meaning specified in 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with any incurrence of Indebtedness secured by Liens on the Collateral that are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing such other Indebtedness to the extent validly perfected and not subject to other Liens ranking senior to the Liens securing such Indebtedness but junior to the Liens securing the Secured Obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) (provided that any such intercreditor agreement shall include “first-out” provisions substantially the same as those contained in the First Lien Intercreditor Agreement or otherwise satisfactory to the Required Revolving Credit Lenders) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. The First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement shall constitute a Customary Intercreditor Agreement under clause (a) and (b) hereof, respectively.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, means, solely during the occurrence and continuance of an Event of Default under Section 8.01(a) or under Section 8.01(f), an interest rate equal, (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.0% per annum and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans that are Term Loans plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws and which shall be payable on demand by the Required Lenders.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit required to be funded by it or (iii) pay over to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the L/C Issuer or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, the L/C Issuer or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) after the date of this Agreement, has become the subject of a Bankruptcy Event.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05 hereof.

“Designated Preferred Stock” means Preferred Stock of Holdings or a Parent Entity (other than Disqualified Stock) (a) that is issued for cash (other than to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees to the extent funded by the Borrower or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Borrower at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 7.06(a) hereof.

“Disbursement Agent” means Windstream Services II, LLC, in its capacity as Initial Term Lender for the benefit of the Unidentified Claimants.

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lenders” means (i) such banks, financial institutions or other Persons separately identified in writing by the Borrower to the Lead Arranger prior to August 5, 2020 (or to any affiliates of such entities that are readily identifiable as affiliates solely on the basis of their names), (ii) competitors of the Borrower or any of its Subsidiaries (other than bona fide fixed income investors or debt funds) identified in writing from time to time by email to JPMDQ_contact@jpmorgan.com (and affiliates of such entities that are readily identifiable as affiliates solely on the basis of their names or that are identified to us from time to time in writing by you (other than bona fide fixed income investors or debt funds)); provided, that any additional designation permitted by the foregoing shall not become effective until three (3) Business Days following delivery to the Administrative Agent by email; provided, further, that in no event shall any notice given pursuant to this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Loans, Commitments or participations prior to the receipt of such notice. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for ascertaining, monitoring or enforcing compliance with the list of Persons who are Disqualified Lenders at any time. The Administrative Agent shall be permitted upon request of any Lender or Participant to make available to such Lender or Participant any list of Disqualified Lenders and any Lender may provide the list of Disqualified Lenders to any prospective assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)           matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)           is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Loans or (b) the date on which there are no Loans outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 7.06 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Borrower, any of its Subsidiaries, any Parent Entity or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means Truist Bank, in its capacity as documentation agent under any of the Loan Documents.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent or the L/C Issuer, as applicable, pursuant to Section 1.08 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“Domestic Foreign Holding Company” means any Domestic Subsidiary with no material assets other than Capital Stock and/or indebtedness of one or more Foreign Subsidiaries that are CFCs or other entities described in this definition.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary. “Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Borrower to the Administrative Agent that the Borrower has determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.02 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower or by the Borrower of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, with respect to any term loan facility or other term loans, as of any date of determination, the sum of (i) the higher of (A) the Eurocurrency Rate on such date for a deposit in Dollars or Euros, as applicable, with a maturity of three months and (B) the Eurocurrency Rate “floor,” if any, with respect thereto as of such date, (ii) the Applicable Rate (or other applicable margin) as of such date for Eurocurrency Rate Loans (or other loans that accrue interest by reference to a similar reference rate) without giving effect to any pricing step-downs and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount), but excluding the effect of any amendment, arrangement, structuring, commitment, underwriting, syndication and any similar fees payable to any lead arranger (or its Affiliates) in connection with the commitment or syndication of such Indebtedness, consent fees paid to consenting lenders, ticking fees on undrawn commitments, call protection and any other fees not paid or payable generally to all lenders in the primary syndication of such term loan facility or other term loans; provided, that the amounts set forth in clauses (i) and (ii) above for any term loans that are not incurred under this Agreement shall be based on the stated interest rate basis for such term loans.

“Election Date” has the meaning specified in Section 7.06(b)(e).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the environment, natural resources or to the generation, transport, storage, use, treatment, Release or threat of Release of any hazardous materials or, to the extent relating to exposure to hazardous materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other equity securities of the Borrower or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of Holdings or Holdings or (y) a cash equity contribution to Holdings or any of its Restricted Subsidiaries.

“Equipment Loan” means the equipment loans made to Holdings or its Subsidiaries pursuant to the Equipment Loan Agreement.

“Equipment Loan Agreements” means, together, (i) that certain ILEC Equipment Loan and Security Agreement, as amended or otherwise modified from time to time, by and among CSL National, LP and Windstream Holdings II, LLC, Windstream Services II, LLC and the entities set forth on Schedule 1 thereto, and (ii) that certain CLEC Equipment Loan and Security Agreement, as amended or otherwise modified from time to time, by and among CSL National, LP and Windstream Holdings II, LLC, Windstream Services II, LLC and the entities set forth on Schedule 1 thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means,

(a)           for any Interest Period with respect to any Eurocurrency Rate Loan (i) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the relevant Quotation Date (the “LIBOR Screen Rate”); provided that if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower; provided, further, that the Eurocurrency Rate shall not be less than 1.00% per annum; and

(b)           for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined on the relevant Quotation Date for U.S. Dollar deposits with a term of one month commencing that day;

provided that

to the extent a comparable or successor rate is approved pursuant to the provisions of Section 3.02, “LIBOR” shall mean the successor rate; provided, further if LIBOR shall be less than 1.00%, LIBOR shall be deemed to be 1.00% for purposes of this Agreement.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Holdings as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Subsidiary of Holdings for the benefit of their employees to the extent funded by Holdings or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower.

“Excluded Equity” means Capital Stock (i) of any Unrestricted Subsidiary, (ii) of any Subsidiary acquired pursuant to a Permitted Investment financed with Indebtedness permitted pursuant to Section 7.03(v)(x) if such Capital Stock is pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Capital Stock, (iii) that is voting Capital Stock of any wholly-owned Foreign Subsidiary of the Borrower that is a CFC or Subsidiary of the Borrower that is a Domestic Foreign Holding Company, in excess of 65% of the issued and outstanding voting Capital Stock of such wholly-owned CFC or Domestic Foreign Holding Company, (iv) of any Subsidiary with respect to which the Administrative Agent and the Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Capital Stock or perfection thereof outweighs the benefits to be obtained by the Secured Parties therefrom, (v) of any captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities (including any special purpose entity used to effect a Qualified Securitization Financing), (vi) of any Subsidiary organized outside the United States the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable law and (vii) acquired after the Closing Date (other than Capital Stock of the Borrower or a Guarantor and Capital Stock in a Subsidiary issued or acquired after such Person became a Subsidiary) if, and to the extent that, and for so long as, (i) such Capital Stock constitutes less than 100.0% of all applicable Capital Stock of such Person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of Holdings or the Borrower, (ii) the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with limited liability company agreements, stockholders’ agreements and other joint venture agreements), such obligation existed at the time of the acquisition of such equity Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Person (in each case, other than to the extent rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any applicable jurisdiction or any other applicable Law (including, without limitation, Title 11 of the Code) or principles of equity).

“Excluded Property” means (i) any fee-owned real property and any leasehold interests in real property (other than the contractual rights of the tenants under the Master Leases) (it being understood and agreed that no action shall be required with respect to creation or perfection of security interests with respect to such leasehold interests, including to obtain landlord waivers, estoppels or collateral access letters, other than, solely in the case of the Master Leases and the Recognition Agreements, to the extent perfection can be achieved by filing a UCC-1 financing statement in the relevant jurisdiction)), (ii) motor vehicles and other assets subject to certificates of title, to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant Covered Jurisdiction), letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant Covered Jurisdiction) and commercial tort claims with a value of less than $10.0 million, (iii) assets for which a pledge thereof or a security interest therein is prohibited by applicable law, rule or regulation, of any applicable jurisdiction or other applicable law or which would require governmental (including regulatory) consent, approval, license or authorization to provide such pledge thereof or security interest therein unless such consent, approval, license or authorization has been received, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (iv) margin stock, (v) [reserved], (vi) any segregated funds held in escrow for the benefit of an unaffiliated third party (other than the Borrower or a Guarantor), (vii) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or the grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capitalized lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor or a Subsidiary of a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (viii) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law, (ix) Excluded Equity, (x) [reserved], (xi) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable law and (xii) any assets with respect to which the Borrower and the Administrative Agent reasonably determine that the cost and/or burden of granting or perfecting such security outweighs the benefits to the Lenders.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C of the Closing Date Certificate, (b) any Subsidiary that is prohibited by applicable Law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date such Subsidiary is acquired (so long as in respect of any such contractual obligation, such prohibition is not incurred in contemplation of such acquisition) from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) [reserved], (d) any Foreign Subsidiary, (e) any Restricted Subsidiary acquired pursuant to a Permitted Investment that, at the time of such Permitted Investment, has assumed secured Indebtedness permitted under this Agreement not incurred in contemplation of such Permitted Investment and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable), (f) any Immaterial Subsidiary or Unrestricted Subsidiary, (g) captive insurance subsidiaries, (h) not-for-profit Subsidiaries, (i) special purpose entities (including any entity used to effect any Qualified Securitization Financing), (j) any non-Wholly Owned Subsidiary, (k)(i) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC and (ii) any Domestic Foreign Holding Company, (l) JV Entities, (m) any Subsidiary that is an “investment company” under the Investment Company Act of 1940, as amended and (n) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree in writing that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the value afforded thereby; provided, however, that any Restricted Subsidiary that would otherwise constitute an Excluded Subsidiary hereunder that elects to become a Guarantor pursuant to the definition thereof shall no longer constitute an Excluded Subsidiary; provided, further, that in no event shall Borrower or any Intermediate Holding Company constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means any of the following Taxes imposed on or, with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01, or (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Letter of Credit” means each letter of credit, bank guarantee, bankers’ acceptance and similar document or instrument set forth on Schedule 1.01.

“Exit Repayments” shall have the meaning given to that term in the recitals hereto.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations promulgated thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Section of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Fee Letter, dated as of the date hereof, by and between the Borrower and JPMCB.

“Financial Covenant” means has the meaning set forth in Section 7.09.

“Financial Covenant Event of Default” means the covenant set forth in Section 7.09(b).

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of LTM EBITDA to the Fixed Charges of such Person for the reference period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (without duplication)

(a)           Consolidated Interest Expense of such Person for such period;

(b)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; plus

(c)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement substantially in the form of Exhibit K dated as of the Closing Date, as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time, by and among, among others, the Collateral Agent, the First Priority Senior Secured Notes Collateral Agent and the Borrower.

“First-Priority Senior Secured Note Documents” means the First-Priority Senior Secured Notes Indenture and the other “Note Documents” under and as defined in the First-Priority Senior Secured Notes Indenture, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“First-Priority Senior Secured Notes” means the $1,400,000,000 in aggregate principal amount of the Borrower’s 7.750% Senior First Lien Notes due 2028 issued pursuant to the First-Priority Senior Secured Notes Indenture.

“First-Priority Senior Secured Notes Indenture” means that certain Indenture, dated as of August 25, 2020, as supplemented by that certain First Supplemental Indenture, dated as of the date hereof, by and among the Borrower, Windstream Escrow Finance Corp., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, as such document may be otherwise amended, restated, supplemented or otherwise modified from time to time.

“First-Priority Senior Secured Notes Collateral Agent” means the “Notes Collateral Agent” under and as defined in the First-Priority Senior Secured Notes Indenture.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Loan Party is a partner or as a branch of any Loan Party for United States income tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request amendment of any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that any such election, once made, shall be irrevocable. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Borrower or the Required Lenders to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Borrower may only make such election if it also elects to report any subsequent financial reports required to be made by the Borrower, including pursuant to Section 13 or Section 15(d) of the Exchange Act in IFRS. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Agreement (an “Accounting Change”), then the Borrower may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Global Intercompany Note” collectively, (a) that certain Global Intercompany Note and Subordination Agreement, dated as of the Closing Date, by and among Holdings, the Borrower and the other Restricted Subsidiaries party thereto and (b) each other supplement delivered in connection therewith.

“Governmental Authority” means the government of the United States, any other nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including the FCC and any PUC), court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (includes any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)      to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)      entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Secured Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty and to satisfy the Collateral and Guarantee Requirement), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor (and not an Excluded Subsidiary) hereunder for all purposes; provided that if such Restricted Subsidiary is not organized in an existing Covered Jurisdiction, the jurisdiction or organization of such Restricted Subsidiary shall be reasonably satisfactory to the Collateral Agent including taking into account imposition of fiduciary duties and/or if acting as Collateral Agent or entering into Loan Documents with Subsidiaries in such jurisdiction is prohibited by applicable Law or would expose the Collateral Agent, in its capacity as such, to material additional liabilities or political risk.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent or an Affiliate of the foregoing on the Closing Date, or at the time it enters into a Swap Contract with a Loan Party or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Borrower, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that (i) has not guaranteed any other Indebtedness of the Borrower and (ii) has Total Assets and total revenues of less than 5.0% of Total Assets and, together with all other Borrower Subsidiaries (as determined in accordance with GAAP), has Total Assets and total revenues of less than 10.0% of Total Assets, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” has the meaning specified in Section 7.01(b).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(d).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Incurrence Test” has the meaning specified in Section 2.14 (a).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(e).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(d).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred,” “Incurring” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)           the principal of indebtedness of such Person for borrowed money;

(2)           the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)           the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)           Capitalized Lease Obligations of such Person;

(6)            the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)            the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(8)           Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) hereof of other Persons to the extent guaranteed by such Person; and

(9)           to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:

(i)            Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)           Cash Management Obligations;

(iii)          any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, Non-Financing Lease Obligations, Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)          obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(v)           in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)          for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)         obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii)        payments or other obligations with respect to (A) the Master Leases and (B) any Equipment Loan;

(ix)           Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP;

(x)            Capital Stock (other than in the case of clause (6) above, Disqualified Stock or Preferred Stock of a Restricted Subsidiary); or

(xi)           amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 7.04 hereof.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Borrower.

“Information” has the meaning specified in Section 10.08.

“Initial Agreement” has the meaning specified in Section 7.08(b)(xvi).

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of the term “Permitted Initial Revolving Borrowing.”

“Initial Revolving Credit Facility Cap” has the meaning specified in Section 2.14(f).

“Initial Term Commitment” means, as to any Lender, its obligation to (i) make an Initial Term Loans to the Borrower on the Closing Date pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(A)(I) under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, or (ii) accept Initial Term Loans pursuant to the Plan of Reorganization in an aggregate amount set forth opposite such Lender’s name in Schedule 2.01(A)(II) under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, in each case as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $750 million.

“Initial Term Lender” means, at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time. Each Initial Lender receiving Initial Term Loans pursuant to its the Plan of Reorganization and its Initial Term Commitment as set forth on Schedule 2.01(A)(II) is deemed to be a party to this Agreement on the Closing Date pursuant to the Plan of Reorganization and the terms and provisions of this Agreement.

“Initial Term Loan” means (i) a Loan made pursuant to Section 2.01(a)(i) or (ii) a Loan deemed made pursuant to Section 2.01(a)(ii). Initial Term Loans made pursuant to Section 2.01(a) on the Closing Date shall be deemed to constitute one Class of Loans for all purposes hereunder.

“Inside Maturity Debt” means any customary bridge loans, so long as any loans, notes, securities or other Indebtedness for which such bridge loans are exchanged, replaced or converted satisfy (or will satisfy at the time of such exchange, replacement or conversion) any otherwise applicable requirements.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, IP Rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of Holdings or a Restricted Subsidiary.

“Intercreditor Agreements” means any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other Customary Intercreditor Agreement

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan, twelve months or such other period as selected by the Borrower in its Committed Loan Notice; provided, that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holding Company” means any wholly-owned Subsidiary of Holdings that directly or indirectly through another Intermediate Holding Company, owns 100.0% of the issued and outstanding Capital Stock of the Borrower.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advances, loans or other extensions of credit; excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Sections 6.13 and 7.06 hereof:

(1)           “Investment” will include the portion (proportionate to Holdings’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)           any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Borrower in good faith; and

(3)           if Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Agreement.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)           debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(4)           investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investor” means, individually or collectively, any fund, partnership, co-investment vehicles and/or similar vehicles or accounts, in each case managed or advised by (i) Elliott Investment Management, L.P. or its Affiliates, (ii) Pacific Investment Management Company LLC or its Affiliates, (iii) Oaktree Capital Management, L.P. or its Affiliates, (iv) Franklin Mutual Advisers, LLC or its Affiliates, (v) HBK Master Fund L.P. or its Affiliates and (vi) Brigade Capital Management, LP or its Affiliates, or any of their respective successors, but not including any portfolio operating companies of any of the foregoing.

“IP Rights” has the meaning specified in Section 5.14.

“ISDA CDS Definitions” has the meaning specified in Section 10.01.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“JPMCB” has the meaning specified in the introductory paragraph to this Agreement.

“Judgment Currency” has the meaning specified in Section 10.17.

“Junior Priority Indebtedness” means Indebtedness of the Borrower and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Secured Obligations of the Borrower and/or the Guarantors as permitted by this Agreement.

“Junior Lien Intercreditor Agreement” means a Junior Lien Intercreditor Agreement substantially in the form of Exhibit K, as the same may be amended, restated, supplemented, amended and restated or otherwise modified from time to time pursuant to the term thereof.

“JV Entity” means any joint venture of Holdings or any Restricted Subsidiary that is not a Subsidiary.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all Letters of Credit at such time and (b) the Outstanding Amount of all L/C Borrowings in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Issuer” means (i) JPMCB or any of its Affiliates selected by JPMCB, (ii) Citibank, N.A. (“CBNA”) and (iii) any other Lender (or any of its Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) through (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Issuer Sublimit” means with respect to (i) JPMCB, on the Closing Date, $80 million, (ii) Goldman Sachs Bank USA, on the Closing Date, $80 million, (iii) Truist Bank, on the Closing Date, $60 million, (iv) Morgan Stanley Bank, N.A., on the Closing Date, $60 million, (v) CBNA, on the Closing Date, $60 million (which amount shall, for the avoidance of confusion, include its Existing Letters of Credit), (vi) Deutsche Bank AG New York Branch, on the Closing Date, $60 million and (vii) with respect to any other L/C Issuer, such amount as may be mutually agreed between the Borrower and such L/C Issuer and notified in writing to the Administrative Agent by such parties.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purpose under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.09(a).

“LCT Public Offer” has the meaning specified in Section 1.09(a).

“LCT Test Date” has the meaning specified in Section 1.09(a).

“Lead Arrangers” means J.P. Morgan Securities LLC, Goldman Sachs Bank USA, Citibank, N.A., Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Trust Securities, Inc., each in its capacity as a Bookrunner under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. For the avoidance of doubt, Letters of Credit shall be deemed to include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $400.0 million and (b) the aggregate amount of the Revolving Credit Commitments; provided, that only up to $50.0 million of such Letter of Credit Sublimit shall be permitted for uses other than supporting obligations related to funding received from United States state and federal broadband subsidy programs (including, for the avoidance of doubt, the Rural Digital Opportunity Fund).

“LIBOR Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; and (4) any asset sale or a disposition excluded from the definition of “Asset Disposition.”

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans or loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Application, (vi) any Customary Intercreditor Agreement and (vii) the Global Intercompany Note, in each case as amended.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings, and (iii) each other Guarantor.

“Local Time” means local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the disbursement by or payment to the Administrative Agent, any L/C Issuer or Lender with respect to Loans and Letters of Credit denominated in Dollars.

“LTM EBITDA” means Consolidated EBITDA of Holdings measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in Section 1.09; provided, that to the extent LTM EBITDA is being tested as of the last day of any Test Period, the financial statements used for such calculation shall be those referenced in the definition of “Test Period.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Borrower or any Restricted Subsidiary:

(1)           (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Borrower, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors;

(2)           in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $25.0 million in the aggregate outstanding at the time of incurrence.

“Management Stockholders” means the members of management of the Borrower (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Holdings or of any Parent Entity on the Closing Date or will become holders of such Capital Stock in connection with the Transactions.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of Holdings or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.06(b)(x) hereof multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Master Leases” means, together, (i) that certain Amended and Restated ILEC Master Lease, as amended or otherwise modified from time to time, by and among CSL National, LP and the entities set forth on Schedule 1A thereto, collectively as landlord, and Windstream Holdings II, LLC, Windstream Services II, LLC and the entities set forth on Schedule 1B thereto, collectively as tenant and (ii) that certain Amended and Restated CLEC Master Lease, as amended or otherwise modified from time to time, by and among CSL National, LP and the entities set forth on Schedule 1A thereto, collectively as landlord, and Windstream Holdings II, LLC, Windstream Services II, LLC and the entities set forth on Schedule 1B thereto, collectively as tenant, in each case, and their successors, assigns, transferees, and subtenants, as applicable, and/or one or more entities formed to acquire all or a portion of the assets of any of the foregoing as tenants.

“Material Adverse Effect” means, a circumstance or condition that would materially and adversely affect (a) the business, results of operations or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies, taken as a whole, of the Administrative Agent (on behalf of itself and the Secured Parties) and the Lenders under the Loan Documents; provided, that in no event shall the Cases deemed to constitute, or be taken into account in determining whether there has been any such material adverse effect.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fourth anniversary of the Closing Date (and, with respect to any Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments in accordance with the terms hereof), (b) with respect to Initial Term Loans, the seventh anniversary of the Closing Date, or (c) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided, that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day. “Maximum Indebtedness” shall mean, on the Closing Date (and after giving effect to the consummation of the Transactions), the sum of (i) the initial principal amount of the Initial Term Loans, (ii) the initial principal amount of the First-Priority Senior Secured Notes and (ii) Revolving Credit Commitments.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“MFN Adjustment” has the meaning specified in Section 2.14(b).

“MFN Qualifying Term Loans” means any broadly syndicated term loans that are (i) Incurred prior to the eighteen-month anniversary of the Closing Date, (ii) are secured by the Collateral on a pari passu basis with the Initial Term Loans and (iii) are pari passu in right of payment with the Initial Term Loans.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Liquidity” shall mean, on the Closing Date (and after giving effect to the consummation of the Transactions), the sum of (i) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date, (ii) the unused availability under the Revolving Credit Facility.

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition or Casualty Event (as applicable) means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)           all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)           all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to Holdings or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions made in accordance with Section 7.06(b)(ix)(C) or any transactions occurring or deemed to occur to effectuate a payment under this Agreement;

(3)           in the case of any Asset Disposition of assets that do not constitute Collateral, all payments made on any Indebtedness which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, or which by applicable law is required to be repaid out of the proceeds from such transaction;

(4)           all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Borrower or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5)           all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)           the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by Holdings or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)           any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(8)           the amount of any liabilities (other than Indebtedness in respect of this Agreement, the First-Priority Senior Secured Notes and any other Indebtedness secured on an equal priority with the foregoing) directly associated with such asset being sold and retained by Holdings or any of its Restricted Subsidiaries.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Borrower and after taking into account any available tax credit or deductions and any tax sharing agreements, and including any distributions made in accordance with Section 7.06(b)(ix)(C)).

“Net Short Lender” has the meaning specified in Section 10.01.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Financing Lease Obligation” means (i) any obligation under the Master Leases and (ii) any other lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation pursuant to clause (ii) of this definition.

“Non-Loan Party” means any Restricted Subsidiary that is not a Borrower or Guarantor.

“Non-Permitted Claimant” has the meaning specified in Section 10.07(b).

“Non-Permitted Claimant Notice” has the meaning specified in Section 10.07(b).

“Non-Permitted Claimant Payment Date” has the meaning specified in Section 10.07(b).

“Note” means a Term Note or a Revolving Credit Note as the context may require.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the Dollar Equivalent of the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means any direct or indirect parent of the Holdings or the Borrower.

“Parent Entity Expenses” means:

(1)            fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) Incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise Incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to the Loans, the Guarantees or any other Indebtedness of Holdings or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the rules and regulations promulgated thereunder;

(2)            customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person;

(3)            obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to Holdings and its Subsidiaries;

(4)            (x) general corporate operating and overhead fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) and following the first public offering of the Borrower’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of Holdings or any of its Restricted Subsidiaries;

(5)            expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(6)            amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Borrower to the Lenders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by Holdings or its Subsidiaries; and

(7)            amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 7.06 hereof if made by Holdings or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or equity interests) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.04 hereof) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement and such consideration or other payment is included as a Restricted Payment under this Agreement, (D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 7.06(a) hereof and (E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to a provision of Section 7.06 hereof or pursuant to the definition of “Permitted Investment.”

“Pari Passu Indebtedness” means Indebtedness of the Borrower which ranks equally in right of payment and security to the Secured Obligations (but subject to the priorities applicable to the Priority Payment Obligations) or of any Guarantor if such Indebtedness ranks equally in right of payment and security to the Guaranty of the Secured Obligations (but subject to the priorities applicable to the Priority Payment Obligations).

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Alternative Incremental Facilities Debt” has the meaning specified in Section 7.03(b)(xx).

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or equity interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that (i) except in the case of a Limited Condition Transaction (in which case, compliance with this clause (i) shall be determined in accordance with Section 1.09(a)), immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (ii) after giving effect to any such purchase or other acquisition, the Borrower shall be in compliance with the covenant in Section 6.15 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 7.05 hereof.

“Permitted Debt Exchange” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Notes” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.17(a).

“Permitted Holders” means, collectively, (i) the Investor, (ii) the Management Stockholders (including any Management Stockholders holding Capital Stock through an equityholding vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Borrower, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Parent Entity held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control the Event of Default resulting from which is waived in accordance with the requirements of this Agreement, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Initial Revolving Borrowing” means (a) one or more Borrowings of Revolving Credit Loans for working capital and other general corporate purposes (including without limitation, for Permitted Acquisitions, capital expenditures and Transaction Expenses) and (b) the issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of the Borrower or its Restricted Subsidiaries outstanding on the Closing Date.

“Permitted Intercompany Activities” means any transactions between or among the Borrower and the Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Borrower and the Restricted Subsidiaries and, in the reasonable determination of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and the Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs.

“Permitted Investments” means (in each case, by the Borrower or any of its Restricted Subsidiaries):

(a)            Investments in (i) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Borrower or (ii) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided, that without the consent of the Required Revolving Credit Lenders, Investments pursuant to this clause (a) in a Restricted Subsidiary that is not a Guarantor shall either (x) be in the ordinary course of business or (y) not in the aggregate exceed the greater of $250.0 million and 25.0% of LTM EBITDA at the time of such Investment.

(b)            Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Borrower or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(c)            (i) Permitted Acquisitions and (ii) any Investment held by a Restricted Subsidiary acquired pursuant to a Permitted Acquisition at the time of such Permitted Acquisition; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(d)            Investments in cash, Cash Equivalents or Investment Grade Securities;

(e)            Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(f)             Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(g)            Management Advances;

(h)            Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit and trade arrangements, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i)             Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(j)             Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Closing Date; provided that any such Investment in an outstanding amount in excess of $5.0 million shall be listed on Schedule 1.01G to the Closing Date Certificate and (b) any modification, replacement, renewal, reinvestment or extension of Investments existing on the Closing Date; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date or (ii) as otherwise permitted under this Agreement;

(k)            Hedging Obligations, which transactions or obligations are not prohibited by Section 7.03 hereof;

(l)             pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 7.01 hereof;

(m)           any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary (other than an Unrestricted Subsidiary whose only material assets are Cash and Cash Equivalents) as consideration;

(n)            any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 6.19(b) hereof (except those described in Sections 6.19(b)(i), (iv), (viii), (ix) and (xiv));

(o)            Investments consisting of (i) asset purchases (including acquisitions of inventory, supplies, materials, equipment and similar assets) or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of IP Rights or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(p)            (i) Guarantees of Indebtedness not prohibited by Section 7.03 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Agreement;

(q)            Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(r)             Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into or consolidated with the Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s)            any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(t)             [reserved];

(u)            contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(v)            Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $150.0 million and 15.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Borrower or a Restricted Subsidiary (without duplication for purposes of Section 7.06 of any amounts applied pursuant to Section 7.06(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above and shall cease to have been made pursuant to this clause;

(w)           additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed the greater of $400.0 million and 40.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Borrower or a Restricted Subsidiary (without duplication for purposes of Section 7.06 of any amounts applied pursuant to Section 7.06(a)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes the Borrower or a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (i) or (ii) above and shall not be included as having been made pursuant to this clause (v);

(x)            any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $250.0 million and 25.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 7.06 of any amounts applied pursuant to Section 7.06(a) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) above and shall cease to have been made pursuant to this clause;

(y)           (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(z)            Investments in connection with the Transactions;

(aa)          [reserved];

(bb)         Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 6.13;

(cc)         Investments consisting of any obligation or guaranty of any obligation of the Borrower or any Restricted Subsidiary (to the extent permitted by Section 7.03(b)(xvi) hereto);

(dd) [reserved];

(ee)         guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(ff)           Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans, (c)(i) advances, loans, extensions of credit (including the creation of receivables) or (ii) prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees, in each case in the ordinary course of business or consistent with past practice or (d) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(gg)         Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(hh)         Investments consisting of endorsements for collection or deposit and trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practice;

(ii)	[reserved];

(jj)	non-cash Investments in connection with tax planning and reorganization activities, Investments in connection with any Permitted Intercompany Activities and Permitted Tax Restructuring and related transactions;

(kk)          Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and

(ll)            any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated First Lien Secured Leverage Ratio shall be no greater than 1.25 to 1.00.

“Permitted Junior Refinancing Debt” means secured Indebtedness incurred by the Borrower and Guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Secured Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, in each case pursuant to a Customary Intercreditor Agreement, and is not secured by any property or assets of Holdings and its Restricted Subsidiaries other than the Collateral and (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Credit Loans, Incremental Revolving Credit Commitment, or Refinancing Revolving Credit Loans.

“Permitted Liens” means with respect to any Person:

(a)            Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of such Restricted Subsidiary that is not a Guarantor;

(b)            pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(c)            Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case (i) for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens or (ii) that are bonded or being contested in good faith by appropriate proceedings;

(d)            Liens for Taxes, assessments or other governmental charges which are not yet delinquent or which are being contested in good faith by appropriate proceedings or the nonpayment of which is permitted by applicable bankruptcy law; provided that appropriate reserves to the extent required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof; or for property Taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if such abandonment is otherwise permitted hereunder, and if applicable, under the Master Leases, and the sole recourse for such Tax is to such property;

(e)            encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)             Liens (a) securing Hedging Obligations or Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 7.03(b)(viii)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(g)            leases, licenses, subleases and sublicenses and Liens on the property covered thereby (including real property and IP Rights) entered into in the ordinary course of business, consistent with past practice or which do not (x) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary, taken as a whole or (y) secure any Indebtedness;

(h)            Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 8.01(h) hereof;

(i)             Liens (i) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Liens may not extend to any assets or property of the Borrower or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; and (ii) any interest or title of a lessor, sublessor, franchisor’s, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(j)             Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries;

(k)            Liens existing on the Closing Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens; provided that any Lien securing Indebtedness or other obligations in excess of $5.0 million shall be listed on Schedule 1.01H to the Closing Date Certificate;

(l)             Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Borrower or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(m)           Liens securing Obligations relating to any Indebtedness or other Obligations of the Borrower or such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary, or Liens in favor of the Borrower or any Restricted Subsidiary or the Administrative Agent;

(n)            Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder and such Liens have equal or lesser priority than the Lines in respect of the Indebtedness being refinanced;

(o)            (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(p)            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture securing financing arrangement, joint venture or similar arrangement pursuant to any joint venture securing financing arrangement, joint venture or similar agreement;

(q)            Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)            Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice

(s)            Liens securing the Secured Obligations and the Guarantees;

(t)             Liens securing Indebtedness and other Obligations under Section 7.03(b)(v) hereof; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(u)            Liens securing Indebtedness and other Obligations under Section 7.03(a) or Sections 7.03(b)(vii), (xiv), (xi) or (xx) hereof (provided that, (w) in the case of Section 7.03(b)(vii), the related Indebtedness represented by such Capitalized Lease Obligations, Purchase Money Obligations or other obligations shall not be secured by any property, equipment or assets of the Borrower or any Restricted Subsidiary other than the property, equipment or assets so acquired, leased, expanded, constructed, installed, replaced, repaired or improved and any proceeds therefrom and other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof, (x) in the case of Section 7.03(b)(xi), such Liens cover only the assets of such Subsidiary and (y) in the case of Section 7.03(a) and 7.03(b)(xx), only to the extent permitted to be secured thereby);

(v)            Liens on Excluded Property of the Borrower or any Guarantor securing Indebtedness or other Obligations of the Borrower and/or any Guarantor in an aggregate amount not in excess of the greater of $100 million and 10.0% of LTM EBITDA;

(w)           Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(x)	Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(y)            Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(z)            Liens on vehicles or equipment of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(aa)          Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(bb)         (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(cc)          Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(dd)         Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ee)          Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $250.0 million and (b) 25.0% of LTM EBITDA at the time Incurred; provided further that, in the event that the Liens granted pursuant to this clause (ee) are Liens on the Collateral, then such Liens may rank, at the option of the Borrower, either equal in priority or junior in priority to the Liens on the Collateral securing the Secured Obligations, and, in any such case, the holders of the obligations secured by such Liens, or their duly appointed agent, shall become a party to a Customary Intercreditor Agreement;

(ff)           Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 6.13 hereof;

(gg)         Incurred to secure Indebtedness and other Obligations permitted to be Incurred pursuant to Section 7.03 hereof; provided that (a) in the case of Liens Incurred pursuant to this clause (gg) securing any Indebtedness constituting Pari Passu Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 2.25 to 1.00 and the holders of such Indebtedness, or their duly appointed agent, shall become a party to a Customary Intercreditor Agreement and (b) in the case of Liens Incurred pursuant to this clause (gg) securing any Junior Priority Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Total Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00 and the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to a Customary Intercreditor Agreement;

(hh)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(ii)            Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(jj)	Settlement Liens;

(kk)          rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(ll)            the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(mm)       restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(nn)         Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Agreement;

(oo)        Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(pp)         Liens pursuant to any First-Priority Senior Secured Note or First-Priority Senior Secured Note Documents and any Refinancing Indebtedness in respect thereof which shall be subject to the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement or another Customary Intercreditor Agreement;

(qq)	[reserved];

(rr)	[reserved];

(ss)	Liens arising in connection with the Transactions;

(tt)            Liens securing Indebtedness and other Obligations permitted under the covenant described under Section 7.03 hereof provided that with respect to liens securing Indebtedness or other Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 2.25 to 1.00; provided that Liens securing Indebtedness and other Obligations pursuant to this clause (tt) in an aggregate principal amount shall not to exceed the greater of (a) $250.0 million and (b) 25.0% of LTM EBITDA;

(uu)          with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by law; and

(vv)          Liens on assets or property (i) acquired through or with the proceeds of or (ii) securing obligations with respect to, any Equipment Loan; provided, such Lien is limited to all or part of the same property or assets which are the subject of such Equipment Loan.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with Section 7.01 hereof and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition to which such Permitted Lien has been classified or reclassified; provided that Liens incurred pursuant to clauses (s) and (pp) of this definition may not be reclassified.

“Permitted Pari Passu Refinancing Debt” means any secured Indebtedness incurred by the Borrower and Guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Secured Obligations and is not secured by any property or assets of Holdings or its Restricted Subsidiaries other than the Collateral and (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Credit Loans, Incremental Revolving Credit Commitments, or Refinancing Revolving Credit Loans.

“Permitted Payments” has the meaning specified in Section 7.06(b).

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Restructuring” means (i) a reorganization pursuant to which certain Foreign Subsidiaries of the Borrower will become direct or indirect Subsidiaries of a to-be-formed Foreign Subsidiary or Domestic Foreign Holding Company, which will be a direct or indirect Subsidiary of the Borrower and (ii) any other reorganizations and other activities related to Tax planning and reorganization (as determined by the Borrower in good faith) entered into prior to, on or after the Closing Date so long as after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not impaired in any material respect and such Permitted Tax Restructuring is not otherwise materially adverse to the Lenders; provided that, in each case, after giving effect to such Permitted Tax Restructuring, the Borrower and its Restricted Subsidiaries otherwise comply with Section 6.10.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and Guarantees with respect thereto by any Loan Party; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Credit Loans, Incremental Revolving Credit Commitments, or Refinancing Revolving Credit Loans.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” means the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization of Windstream Holdings, Inc. et al., filed June 22, 2020 (as amended, supplemented or modified on or prior to the Closing Date).

“Plan of Reorganization Effective Date” means the date on which the Plan of Reorganization has been substantially consummated (as defined in Section 1101(2) of the Bankruptcy Code) and the Plan of Reorganization is declared effective, which shall be a date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the effectiveness of the Plan of Reorganization have been satisfied, or, if capable of being waived in accordance with the terms therein, waived. The Plan of Reorganization Effective Date shall be specified in a notice filed with the Bankruptcy Court in the Cases.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.02.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not a claim therefor is allowed or allowable in any such bankruptcy or insolvency proceeding.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Amount” means the stated or principal amount of each Loan.

“Priority Payment Obligations” means all (i) Obligations arising under any Revolving Credit Commitment or Incremental Facility (including any Super Senior Incremental Term Loans) with a payment priority ranking higher than the Initial Term Loans (including in respect of principal of loans, letters of credit, interest and fees thereunder and indemnitees and expense reimbursement with respect thereto), (ii) Secured Cash Management Obligations with respect to any Cash Management Bank that is a Cash Management Bank by virtue of its affiliation with a Revolving Credit Lender, (iii) Obligations arising under any Secured Hedge Agreement with respect to any Hedge Bank that is a Hedge Bank by virtue of its affiliation with a Revolving Credit Lender, including, in each case, interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed or allowable in such proceeding and (iv) Obligations incurred in reliance on Section 7.03(a) in lieu of Super Senior Incremental Term Loans (including in respect of principal of loans, letters of credit, interest and fees thereunder and indemnitees and expense reimbursement with respect thereto).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.23.

“Qualified Capital Stock” means any Capital Stock of Holdings that is not Disqualified Stock.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and its Restricted Subsidiaries, (ii) all sales of Securitization Assets by Holdings or any Restricted Subsidiary to the Securitization Subsidiary or, in the case of a Securitization Subsidiary, to any other Person are made for fair consideration (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Borrower) and (iv) the obligations under the Securitization Facility are non-recourse to Holdings and its Restricted Subsidiaries but may include Standard Securitization Undertakings.

“Qualifying IPO” means any transaction or series of transactions that results in any common equity interests of Holdings or any direct or indirect parent of Holdings being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in the United States, Canada, the United Kingdom, Hong Kong or any country of the European Union.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Quotation Date” means, in respect of the determination of the Eurocurrency Rate for any Interest Period for a Eurocurrency Rate Loan, the day that is two Business Days prior to the first day of such Interest Period.

“Receivables Assets” means (a) any accounts receivable owed to Holdings or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between Holdings or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) Holdings or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of Holdings or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to Holdings and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer as applicable.

“Recognition Agreements” means, with respect to each Master Lease, the Recognition Agreement dated on or about the date hereof by and among CSL National LP, and the entities set forth on Schedule 1A thereto, Windstream Holdings II, LLC, Windstream Services II, LLC, and the entities set forth on Schedule 1B thereto, and the Administrative Agent.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or Incurred (or established) in compliance with this Agreement (including Indebtedness of Holdings that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)            (a) such Refinancing Indebtedness does not mature prior to, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, exchanged, renewed, repaid or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Initial Term Loans); and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, and is subordinated to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(i)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor; or

(ii)           Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)            such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 7.03 hereof immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

“Refinancing Revolving Credit Commitments” means shall mean one or more tranches of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more tranches of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more tranches of Term Loans that result from a Refinancing Amendment.

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(d).

“Regulatory Authorization” means any Governmental Authorization of the FCC or any PUC.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means any repayment, prepayment, refinancing, conversion or replacement of all or a portion of the Initial Term Loans (i) with the proceeds of a broadly syndicated first lien secured term loans denominated in the same currency the primary purpose of which is to reduce the Effective Yield applicable to the Initial Term Loans (and such Effective Yield is reduced) or (ii) in connection with a mandatory prepayment with the proceeds of Indebtedness having an Effective Yield that is less than the Effective Yield of the Initial Term Loans being repaid, refinanced, substituted or replaced, including, in each case, as may be effected by an amendment of any provisions of this Agreement relating to the Applicable Rate or the Base Rate or Eurocurrency Rate “floors” for, or Effective Yield of, the Initial Term Loans; provided, that a “Repricing Transaction” shall not include any repayment, prepayment, refinancing, replacement or amendment in connection with (w) a Change of Control, (x) a Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, (y) an initial public offering or (z) a Transformative Acquisition.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Debt Terms” means, (a) in respect of any Refinancing Term Loans, the following requirements: provided that (i) to the extent secured by the Collateral, a Customary Intercreditor Agreement is entered into, (ii) any Refinancing Term Loans do not mature prior to the maturity date of or have a shorter Weighted Average Life to Maturity prior to the Terms Loans being refinanced, (iii) such Refinancing Term Loans have the same guarantors as the Term Loans being refinanced unless such guarantors substantially concurrently guarantee the Secured Obligations, (iv) such Refinancing Term Loans are secured by the same assets as the Term Loans being refinanced unless such assets substantially concurrently secure the Secured Obligations and (vi) the terms and conditions of such Refinancing Term Loans (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Loans or Commitments being refinanced) shall reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower in good faith) and (b) in respect of any Refinancing Revolving Credit Commitments, (i) to the extent applicable, a Customary Intercreditor Agreement is entered into, (ii) any Refinancing Revolving Credit Commitment does not mature prior to the maturity date of or have scheduled amortization or commitment reductions prior to the maturity date of the Revolving Credit Commitments being refinanced, (iii) such Refinancing Revolving Credit Commitments have the same guarantors unless such guarantors substantially concurrently guarantee the Secured Obligations, (iv) such Refinancing Revolving Credit Commitments are secured by the same assets as the Revolving Credit Commitments being refinanced unless such assets substantially concurrently secure the Secured Obligations, (v) the terms and conditions of such Refinancing Revolving Credit Commitments (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Loans or Commitments being refinanced) shall reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower in good faith) and (vi) if such Refinancing Revolving Credit Commitments contain any financial maintenance covenants, such covenants shall be added for the benefit of the Revolving Credit Lenders.

“Required Facility Lenders” means, with respect to any Facilities on any date of determination, Lenders having or holding more than 50% of the sum of (a) the aggregate principal amount of outstanding Loans under such Facilities and (b) the aggregate unused Commitments under such Facilities; provided that the portion of outstanding Loans and the unused Commitments of such Facilities, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided, that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, at least two non-affiliated Lenders having more than 50.0% in the aggregate of the Revolving Credit Commitments plus after the termination of the Revolving Credit Commitments, the Revolving Credit Exposure of all Lenders; provided, that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders.

“Reserved Indebtedness Amount” has the meaning specified in Section 7.03(c)(ix).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Deadline” has the meaning specified in Section 10.07(b).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or other similar officer or director of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Reversion Date” has the meaning specified in Section 2.04(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Revolving Credit Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01(B) of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Credit Commitments on the Closing Date is $500 million.

“Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the Revolving Credit Loans of such Lender outstanding at such time and (b) the L/C Exposure of such Lender at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extension of credit made thereunder.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the Revolving Credit Facility.

“Rights Offering” means the $750.0 million rights offering of new common equity and warrants to purchase new common equity of reorganized Windstream Holdings II, LLC to be issued pursuant to the Plan of Reorganization.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive economic Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons, directly or indirectly.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means Cash Management Obligations owed by Holdings or any Restricted Subsidiary to any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party (or any Person that merges into a Loan Party) or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses and other amounts that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, expenses and other amounts are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Restricted Subsidiary arising under any Secured Hedge Agreement (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), and (z) Secured Cash Management Obligations. Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that the Administrative Agent, the Collateral Agent, or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which Holdings or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets or Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties party thereto on the Closing Date substantially in the form of Exhibit G as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” means a supplement to the Security Agreement as contemplated by such Security Agreement.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Similar Business” means (a) any businesses, services or activities engaged in by Holdings or any of its Subsidiaries or any Associates on the Closing Date, (b) any businesses, services and activities engaged in by Holdings or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Asset Sale Proceeds” has the meaning specified in the definition of “Applicable Asset Sale Percentage.”

“Specified Default” means the occurrence of an Event of Default under Section 8.01(a), (f) or (g).

“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 5.01(a) (solely as it relates to Holdings and the Borrower), 5.01(b)(ii), 5.02(a) (related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(b)(i) (related to the entering into and performance of the Loan Documents and the incurrence of the extensions of credit thereunder), 5.04, 5.12, 5.15, 5.16 (subject to the proviso to Section 4.03(b)(iii)), and 5.18 (limited to the use of proceeds of the Loans on the applicable date).

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by Holdings or any Subsidiary of Holdings which the Borrower has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Secured Obligations pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)            more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)            such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)           at the election of Holdings, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings (other than the Borrower and any Intermediate Holding Company) that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04(a)(i).

“Super Senior Incremental Term Loans” has the meaning assigned to it in Section 2.14(f).

“Super Senior Incremental Term Obligations” means all Obligations arising under any Super Senior Incremental Term Loans.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning assigned to it in Section 10.23.

“Swap Contract” means (a) any and all Hedging Obligations, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including backup withholding, interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means an Initial Term Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Term Lenders” means the Initial Term Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.

“Term Loan Standstill Period” has the meaning specified in Section 8.01(b).

“Term Loans” means the Initial Term Loans, the Incremental Term Loans and the Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b); or, if earlier, are internally available to Holdings; provided that with respect to the calculation of (i) Applicable Rate, (ii) Applicable Asset Sale Percentage and (iii) compliance with Section 7.09, in each case, internally available financial statements shall be disregarded with respect to this definition and such calculations shall instead be based on the financial statements for the most recent period of four consecutive fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $100.0 million.

“Total Assets” means, as of any date, the total consolidated assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries, determined on a pro forma basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by Holdings, the Borrower, or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the issuance of the First-Priority Senior Secured Notes, the execution, delivery and initial borrowings under the Credit Agreement, the completion of the Rights Offering, the Exit Repayments, the effectiveness of the Plan of Reorganization, the payment of Transaction Expenses, other related transactions as described in the offering memorandum with respect to the First-Priority Senior Secured Notes and the consummation of any other transaction in connection with the foregoing.

“Transformative Acquisition” means any acquisition by Holdings, the Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide Holdings and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith or (c) involves aggregate consideration of at least $250.0 million.

“Treasury Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Unaudited Financial Statements” means unaudited combined balance sheet and related combined statements of operations, shareholders’ equity and cash flows of Windstream Holdings, Inc. and its Subsidiaries for each fiscal quarter ended after December 31, 2019 and at least 45 days prior to the Closing Date.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unidentified Claimants” means each Person entitled to an Initial Term Loan pursuant to the Plan of Reorganization on account of an Allowed Claim or Allowed Interest (each as defined in the Plan of Reorganization) that, as of the date hereof, has not responded to a request from the Disbursement Agent for information necessary to facilitate the distributions to which it is entitled in accordance with the Plan of Reorganization.

“Unidentified Claimant Term Loan Amount” means $100,000,000.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Uniti Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated on or about the date hereof, as amended or otherwise modified from time to time, by and among Uniti National LLC, as purchaser, Windstream Services, LLC and the subsidiary entities named therein.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Incremental Amount” has the meaning specified in Section 2.14(a).

“Unrestricted Subsidiary” means

(1)            any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower in the manner provided in the succeeding paragraph); and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary of the Borrower through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	such designation and the Investment, if any, of the Borrower in such Subsidiary complies with Section 7.06 hereof; and

(3)	unless the Required Revolving Credit Lenders otherwise consent, the Borrower shall be in pro forma compliance with the Financial Covenant after giving effect to such designation.

“U.S. Special Resolution Regime” shall have the meaning provided in Section 10.23.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voluntary Prepayment Amount” has the meaning specified in Section 2.14(a).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient (in number of years) obtained by dividing: (1) the sum of the products obtained by multiplying (a) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (b) the amount of such payment, by (2) the sum of all such payments; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than such Person) is owned by such Person.

“Wireline Company” means Holdings, the Borrower and the Subsidiaries.

“Wireline Licenses” has the meaning specified in Section 5.20(a).

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)           The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP except as otherwise specifically prescribed herein.

(b)           Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

(c)           In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in an Accounting Change in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Consolidated Total Leverage Ratio, the Consolidated Total Senior Secured Leverage Ratio and the Consolidated First Lien Secured Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

Section 1.04        Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05        References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07        Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08         Currency Equivalents Generally.

(a)           For purposes of determining compliance with Sections 7.01, 7.03 and 7.06 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided, that for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b)           For purposes of determining compliance under 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in Holdings’ annual financial statements delivered pursuant to Section 6.01(a); provided, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(c)           For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

Section 1.09        Certain Calculations and Tests.

(a)           When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Borrower (the Borrower’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, Holdings or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Borrower.

For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of Holdings or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

(b)           Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket under the same covenant (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Leverage Ratio, Consolidated Total Senior Secured Leverage Ratio or Consolidated Total Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Secured Leverage Ratio, Consolidated Total Senior Secured Leverage Ratio or Consolidated Total Leverage Ratio test.

(c)           Notwithstanding anything to the contrary herein, (i) in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Fixed Charge Coverage Ratio, Consolidated First Lien Secured Leverage Ratio, Consolidated Total Senior Secured Leverage Ratio or Consolidated Total Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Revolving Credit Loan or Letter of Credit Incurred or issued, as applicable, immediately prior to or in connection therewith; and (ii) any calculation or measure that is determined with reference to Holdings’ financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charge Coverage Ratio, Consolidated First Lien Secured Leverage Ratio, Consolidated Total Senior Secured Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity delivered in accordance with the requirements set forth in the penultimate paragraph of Section 6.01.

(d)           For purposes of making the computations referred to above, any Investments, acquisitions, dispositions, mergers, consolidations, operational changes, business expansions and disposed or discontinued operations that have been made by Holdings or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the date of such computation shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, operational changes, business expansions and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the applicable computations shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable reference period.

(e)           For purposes of this Agreement, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such transaction which is being given pro forma effect. If any Indebtedness bears a floating rate of interest and is being given pro forma effect), the interest on such Indebtedness shall be calculated as if the rate in effect on the date such Indebtedness was incurred had been the applicable rate for the reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computations referred to in the preceding paragraphs, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

Section 1.10         Interest Rates; Eurocurrency Notification. The interest rate on Eurocurrency Rate Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 3.02 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the applicable parties as and when required by Section 3.02, of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. Except as otherwise provided in this Agreement, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.02, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.02, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability other than, in each case, to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision). Nothing in this Section shall constitute a representation or warranty by Holdings or any of its Restricted Subsidiaries nor can it constitute the basis of any Default or Event of Default.

Section 1.11          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01        The Loans.

(a)	The Initial Term Loans.

(i)          Subject to the terms and conditions set forth herein, each Lender with an Initial Term Commitment as set forth on Schedule 2.01(A)(I) severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Initial Term Commitment on the Closing Date.

(ii)         Subject to the terms and conditions set forth herein, each Lender with an Initial Term Commitment as set forth on Schedule 2.01(A)(II) is deemed to have (i) made to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Initial Term Commitment on the Closing Date and (ii) executed and delivered, on the Closing Date, this Agreement, regardless of whether such Lender has executed and delivered a signature page hereto to the Borrower on the Closing Date.

(iii)        Initial Term Loans made pursuant to Section 2.01(a)(i) and Section 2.01(a)(ii) on the Closing Date shall be deemed to constitute one Class of Loans for all purposes hereunder. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent substantially in the form attached hereto as Exhibit A (a) with respect to Revolving Credit Loans or Term Loans denominated in Dollars, (i) in the case of a Eurocurrency Rate Loan, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of Initial Term Loans to be borrowed on the Closing Date, one (1) Business Day before the proposed Borrowing), or (ii) in the case of a Base Rate Loan, not later than 11:00 a.m., Local Time, on same day of the proposed Borrowing and (b) with respect to Revolving Credit Loans or Term Loans denominated in any currency other than Dollars, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b). If no currency is specified with respect to any Eurocurrency Rate Revolving Credit Borrowing, then the Borrower shall be deemed to have selected Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to Base Rate Loans. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., Local Time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower designated in the Committed Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the Committed Loan Notice with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pay the amount due, if any, under Section 3.04 in connection therewith. If an Event of Default has occurred and is continuing and, the Administrative Agent, at the request of the Required Lenders (or, solely with respect to the Revolving Credit Facility, at the request of the Required Revolving Credit Facility Lenders), so notifies the Borrower, then so long as such Event of Default is continuing: (i) no Loans may be converted to or continued as Eurocurrency Rate Loans, (ii) no outstanding Loans may be continued for an Interest Period of more than one month’s duration and (iii) unless repaid, each Eurocurrency Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           Anything in clauses (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect at any time for all Borrowings of Eurocurrency Rate Loans.

(f)           Notwithstanding the foregoing or anything in this Agreement to the contrary, the Term Loans shall at all times be Eurocurrency Rate Loans prior to the Closing Date and may not be converted to Base Rate Loans until the Closing Date has occurred.

Section 2.03        Letters of Credit.

(a)           The Letter of Credit Commitments.

(i)           Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the Availability Period for the Revolving Credit Facility, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and, except in the case of the following clause (w), no Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Exposure in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit, (x) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit or (y) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           An L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B) and (C), shall not issue any Letter of Credit) if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date;

(C)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the relevant L/C Issuer has approved such expiry date (it being understood that the participations of the Revolving Credit Lenders in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Expiration Date);

(D)	the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E)          the Letter of Credit is to be denominated in a currency other than Dollars unless otherwise agreed by the applicable L/C Issuer and the Administrative Agent;

(F)	the Letter of Credit is in an initial amount less than the Dollar Equivalent of $100,000;

(G)          the face amount of such Letter of Credit (together with all other Letters of Credit issued by such L/C Issuer and outstanding at such time) shall exceed the L/C Issuer Sublimit applicable to such L/C Issuer; or

(H)         the Letter of credit is a commercial letter of credit.

(iii)          An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          Letter of Credit Reporting. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of outstanding Letters of Credit issued by such L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower hand delivered or telecopied (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., Local Time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          With respect to standby Letters of Credit only, if the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer, will, within period stipulated by terms and conditions of the Letter of Credit, examine the relevant drawing document. After such examination the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in Dollars in an amount equal to the Dollar Equivalent of such drawing using the Exchange Rate in relation to Dollars in effect on the Honor Date. If the Borrower fails to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then, in the case of each L/C Borrowing, the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing in Dollars (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In the event that the Borrower does not reimburse the L/C Issuer on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day), the Borrower shall be deemed to have requested a Revolving Credit Borrowing denominated in Dollars of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans under the Revolving Credit Facility until the date of reimbursement.

(ii)           Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent in Dollars for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03, each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)          With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii)         If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)        If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)          Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)          any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Secured Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)           Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction or such L/C Issuer’s willful or grossly negligent failure as determined by a court of competent jurisdiction to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)           Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Credit Lenders or Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(a)(iii) or (ii) an Event of Default set forth under Section 8.01(f) (with respect to the Borrower) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount plus any accrued or unpaid fees thereon determined as of the date such Cash Collateral is provided). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the relevant currencies in an amount equal to the L/C Exposure (determined as of the date of such Event of Default) (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Exposure, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Exposure over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the L/C Exposure plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the Borrower.

(g)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)            Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)            Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(l)            Existing Letters of Credit. Each Existing Letter of Credit shall be deemed a Letter of credit issued hereunder for the account of the Borrower for all purposes under this Agreement without need for any further action by the Borrower or any other Person, and shall be to and governed by the terms and conditions of this Agreement. On the Closing Date, each existing Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted to Letters of Credit issued pursuant to Section 2.03 for the account of the Borrower and subject to the provisions hereof.

(m)          Replacement of L/C Issuer. Any L/C Issuer may be replaced with another Revolving Credit Lender (or an Affiliate of a Revolving Credit Lender) at any time by written agreement among the Borrower, the Administrative Agent, the Required Revolving Credit Lenders, and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the applicable L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

Section 2.04        Undeliverable Distributions.

(a)           If, on or prior to June 26, 2021 (the “Reversion Date”), a Claimant Assignee has failed to comply with its obligations hereunder to provide a completed Administrative Questionnaire and any applicable tax forms required pursuant to Section 3.01(f) with respect to itself, then, without any further action by the Administrative Agent or any Lender, on the Reversion Date each such Claimant Assignee’s Initial Term Loans deemed made pursuant to Section 2.01 shall be deemed unclaimed property or interests in property pursuant to Section 347(b) of the Bankruptcy Code and shall revert to the Borrower and be automatically discharged, terminated and canceled (and the Administrative Agent shall update the Register to reflect such discharge, termination and cancellation).

(b)           If, on the Reversion Date (or, if later with respect to any Unidentified Claimant that has become a Claimant Assignee on or prior to the Reversion Date, the Response Deadline), the Disbursement Agent holds Initial Term Loans for the benefit of any Unidentified Claimant, such Initial Term Loans shall be deemed unclaimed property or interests in property pursuant to Section 347(b) of the Bankruptcy Code and shall revert to the Borrower and be automatically discharged, terminated and canceled (and the Administrative Agent shall update the Register to reflect such discharge, termination and cancelation). For the avoidance of doubt, the Disbursement Agent shall cease to be a Lender and a party to this Agreement on and from the earlier of (x) the later of (A) the Reversion Date and (B) the date on which the last Claimant Assignee completes the documentation required under Section 10.07(b) and (y) the latest Response Deadline for any Unidentified Claimant that shall have become a Claimant Assignee identified prior to the Reversion Date (if any), which date shall be no later than two months following the Reversion Date. On or promptly following the Reversion Date, the Disbursement Agent shall notify the Administrative Agent of the principal amount of Initial Term Loans held by the Disbursement Agent for the benefit of Unidentified Claimants which are subject to discharge, termination and cancelation on the Reversion Date pursuant to this Section 2.04(b).

Section 2.05        Prepayments.

(a)           Optional Prepayments.

(i)            The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (or, in the case of a Eurocurrency Rate Loan denominated in any currency other than Dollars, not later than 1:00 p.m., Local Time, three (3) Business Days before any date of prepayment) and (B) on the date of prepayment of Base Rate Loans and (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii)           At any time prior to the Reversion Date, the Borrower, upon written notice to the Administrative Agent by the Borrower, may voluntarily prepay, on a non-pro rata basis, all (but not less than all) Initial Term Loans that the Disbursement Agent holds for the benefit of any Non-Permitted Claimant that, together with such Non-Permitted Claimant’s Affiliates and Related Funds, has Initial Term Loans outstanding not exceeding $100,000, without premium or penalty (subject to Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans in each case, unless the Administrative Agent agrees to a shorter period in its discretion; (2) any prepayment of Initial Term Loans held by the Disbursement Agent for the benefit of a Non-Permitted Claimant shall not exceed $100,000 (plus any accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.04) and shall be for the entire Principal Amount of the Initial Term Loans held by the Disbursement Agent for the benefit of such Non-Permitted Claimant; (3) notwithstanding any provision to the contrary in this Agreement or any other Loan Document, any such prepayment may be made on a non-pro rata basis to the Disbursement Agent for the benefit of each applicable Non-Permitted Claimant (without requiring any pro rata payment to any other Initial Term Lender); and (4) the aggregate amount of all such prepayments of Initial Term Loans made pursuant to this Section 2.05(a)(ii) shall not exceed $28,000,000. Each such notice shall specify the date and amount of such prepayment and the Non-Permitted Claimant being prepaid along with the amount each lender is being prepaid. The Administrative Agent will promptly notify the Disbursement Agent of its receipt of each such notice, and of the date of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.04. In the case of each prepayment of the Initial Term Loans pursuant to this Section 2.05(a)(ii), the Borrower may in its sole discretion select the Non-Permitted Claimant to be repaid, and such payment shall be paid to the Disbursement Agent for the benefit of such Non-Permitted Claimant.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)          In the event that the Borrower (x) makes any prepayment of any Class of Initial Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to any Class of Initial Term Loans, in each case prior to the twelve (12) month anniversary of the Closing Date, the Borrower shall pay a premium in an amount equal to 1.0% of (A) in the case of clause (x), the amount of such Initial Term Loans being prepaid or (B) in the case of clause (y), the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment, in each case to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders.

(b)          Mandatory Prepayments.

(i)           [Reserved].

(ii)          (A) Subject to Section 2.05(b)(ii)(B), and any Customary Intercreditor Agreement, if following the Closing Date (x) Holdings, the Borrower or any Restricted Subsidiary consummates any non-ordinary course sale, transfer or other disposition of property or assets permitted by Section 7.05(a)(ii) and clauses (7) though (29) of the definition of Asset Disposition, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Borrower or such Restricted Subsidiary of Net Available Cash in excess of the greater of $100.0 million and 10.0% of LTM EBITDA in the case of each of, a single Asset Disposition or Casualty Event or series of related Asset Dispositions or Casualty Events, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the Applicable Asset Sale Percentage of such Net Available Cash (the “Applicable Proceeds”) realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) (I) with respect to such portion of such Net Available Cash that the Borrower intends to reinvest in accordance with Section 2.05(b)(ii)(B), (II) until the aggregate amount of Net Available Cash is reinvested in accordance with Section 2.05(b)(ii)(B) within the time periods set forth therein or (III) with respect to such portion of such Net Available Cash that is used to repay Other Applicable Indebtedness as permitted under Section 2.05(b)(ii)(C).

(B)          With respect to any Net Available Cash realized or received with respect to any Asset Disposition (other than any Asset Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest (including capital expenditures) an amount equal to all or any portion of such Net Available Cash (i) in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary) or (ii) in any one or more businesses (provided that any such business will be a Restricted Subsidiary), properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Borrower) within (x) twelve (12) months following receipt of such Net Available Cash or (y) if Holdings, the Borrower or its Restricted Subsidiaries enter into a legally binding commitment to reinvest such Net Available Cash within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Available Cash; provided that if any Net Available Cash is not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Available Cash are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Applicable Asset Sale Percentage of any such Net Available Cash shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C)          On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Available Cash in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Available Cash is no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans in an amount equal to the Applicable Asset Sale Percentage of such Net Available Cash realized or received; provided, further, that with respect to any prepayment required by Section 2.05(b)(ii)(A), the Borrower may use a portion of such Net Available Cash to prepay or repurchase Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Secured Obligations subject to the priorities applicable to the Priority Payment Obligations (the “Other Applicable Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Available Cash pursuant to this Section 2.05(b)(ii)(C) shall be deemed to be the amount equal to the product of (x) the amount of such Net Available Cash required to be repaid by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to this Section 2.05(b)(ii)(C) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness required to be prepaid pursuant to the terms of the documents governing such Other Applicable Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph (for the avoidance of doubt, amounts described in this clause (y) in the calculation of such fraction shall be deemed to refer to then outstanding principal amount of such Indebtedness subject to such prepayment requirement, prior to giving effect to any reduction in the amount thereof as the result of such prepayment).

(iii)          If, following the Closing Date, Holdings or any Restricted Subsidiary incurs or issues any (A) Refinancing Term Loans, (B) Refinancing Indebtedness with respect to Indebtedness permitted pursuant to Section 7.03(b)(i) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100.0% of all Net Available Cash received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Available Cash. If the Borrower obtains any Refinancing Revolving Credit Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv)          Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Class of Term Loans and within each Class of Term Loans, first, to the installments thereof pro rata in direct order of maturity for the next four scheduled payments pursuant to Section 2.07(a) following the applicable prepayment event and, second, to the remaining installments thereof pro rata; provided that any mandatory prepayment pursuant to Section 2.05 shall be applied on a pro rata basis to each Class of Initial Term Loans and, except to the extent a lesser prepayment is required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any Incremental Term Loans and Extended Term Loans. Each such prepayment of any Class of Term Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).

(v)           The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) prior to 1:00 p.m. at least one (1) Business Day prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi)          Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Available Cash of any Asset Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”) or the Net Available Cash of any Casualty Event of a Restricted Subsidiary (a “Restricted Casualty Event”) would be prohibited or delayed by applicable local law from being distributed or otherwise transferred to the Borrower, the realization or receipt of the portion of such Net Available Cash so affected will not be taken into account in measuring the Borrower’s obligation to repay Term Loans at the times provided in Section 2.05(b)(i), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii), as the case may be, for so long, but only so long, as the applicable local law will not permit such distribution or transfer (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once distribution or transfer of any of such affected Net Available Cash is permitted under the applicable local law, the amount of such Net Available Cash permitted to be distributed or transferred (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such distribution or transfer is permitted) taken into account in measuring the Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein, (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Available Cash of any Restricted Disposition or any Restricted Casualty Event would have (x) a material adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) or (y) would be material constituent document restrictions (as a result of minority ownership by third parties) and other material agreements (so long as any prohibition is not created in contemplation of such prepayment), the amount of the Net Available Cash so affected shall not be taken into account in measuring the Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b). Notwithstanding the foregoing, (x) Holdings and its Restricted Subsidiaries will undertake to use commercially reasonable efforts for one year to overcome or eliminate any such restrictions (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant prepayment and (y) any prepayments required after application of the above provision shall be net of any costs, expenses or Taxes (other than any Taxes already taken into account in the definition of Net Available Cash) incurred by the Borrower or any of its Affiliates and arising as a result of compliance with immediately preceding clause (x).

(vii)         If for any reason the aggregate Revolving Credit Exposures of all Lenders at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of currency fluctuations or the termination of such Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans, the aggregate Revolving Credit Exposures exceed the aggregate Revolving Credit Commitments.

(c)           Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.04.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d)	Discounted Voluntary Prepayments.

(i)           Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d), provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, (C) [reserved] and (D) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default under Section 8.01(a) or under Section 8.01(f) or (g) (in each case, with respect to the Borrower) has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)           To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5.0 million. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)          Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20.0% would accept a purchase price of 80.0% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)         The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v)           Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)         To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii)         Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii)        Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

Section 2.06        Termination or Reduction of Commitments.

(a)           Optional. The Borrower may at any time, without premium or penalty, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided, that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount that is an integral multiple of $1.0 million and not less than $1.0 million and (iii) the Borrower shall not terminate or reduce any Class of Revolving Credit Commitments if, after giving effect to any concurrent repayment of the Revolving Credit Loans of such Class, the aggregate Revolving Credit Exposure of all Lenders in respect of the Revolving Credit Facility (excluding the portion of such Class of Revolving Credit Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer with respect to such Letters of Credit and such L/C Issuer has released the Revolving Credit Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Credit Commitments. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Initial Term Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the Closing Date of any termination of the Revolving Credit Commitments shall be paid on the Closing Date of such termination.

Section 2.07         Repayment of Loans.

(a)           Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders holding Initial Term Loans (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans funded on the Closing Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(b)           Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date in the currency in which such Revolving Credit Loan is denominated (which for the avoidance of doubt shall be Dollars).

(c)           [Reserved].

Section 2.08         Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           The Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c)           Interest on each Loan shall be due and payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09         Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility a commitment fee in Dollars (the “Commitment Fee”) at a per annum rate equal to the Applicable Rate on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Lender. The Commitment Fee for the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.

(b)           Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10        Computation of Interest and Fees.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           For the purposes of this Agreement, whenever interest is to be calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

(c)           The parties acknowledge and agree that all calculations of interest under the Loan Documents are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(d)           Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by a Loan Party under any Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to such Loan Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Loan Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Loan Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws and only to the extent such laws are applicable. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term commencing on the Closing Date and ending on the Maturity Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for the purposes of such determination.

(e)           Notwithstanding anything to the contrary contained in the Agreement if the amount of interest paid by a Loan Party to the Lenders is reduced through the application of Section 2.10(d) and, if, as a result of any restatement or other adjustment to the financial statements of such Loan Party (including any adjustment to unaudited financial statements as a result of subsequent audited financial statements) or for any other reason, the Loan Parties or the Administrative Agent determines that the basis upon which such amounts and such interest were reduced as aforesaid was inaccurate and, as a result of such occurrence the Applicable Rates or any fees for any period were lower than would otherwise be the case as a result of the application of Section 2.10(d), then the Loan Parties shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent an amount equal to the excess of the amount of interest and fees that should have been paid by the Loan Parties for such period had the same not been reduced through the application of Section 2.10(d) over the amount of interest and fees actually paid by the Loan Parties for such period.

Section 2.11         Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Secured Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.

Section 2.12         Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Secured Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Secured Obligations then owing to such Lender, but provided that the priorities applicable to the Priority Payment Obligations shall be respected.

Section 2.13        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Secured Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Secured Obligations purchased.

Section  2.14          Incremental Credit Extensions.

(a)           Subject to Section  2.14(f), (including the priorities applicable to the Priority Payment Obligations), at any time and from time to time, subject to the terms and conditions set forth herein, the Borrower or any Subsidiary Guarantor may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of any Class  of Initial Term Loans or add one or more additional tranches of term loans (any such Initial Term Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together any Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Permitted Alternative Incremental Facilities Debt, shall not exceed the sum of (i)  the greater of (x)  $250.0 million and (y)  25.0% of LTM EBITDA (such amount the “Unrestricted Incremental Amount”) plus (ii)  the amount of any voluntary prepayments, repurchases, redemptions or other retirements of the Term Loans and any other Indebtedness (in the case of such other Indebtedness, to the extent such Indebtedness is (y)  secured on a pari passu basis with respect to security with the Obligations, (x)  secured on a junior lien basis with the Obligations or (z)  unsecured, and so long as it was not, in the case of clause (x)  or (z), originally incurred under the Incremental Incurrence Test), payments made pursuant to Section  3.06(a)  and voluntary permanent reductions of the Revolving Credit Commitments effected after the Closing Date (including pursuant to debt buy-backs made by Holdings or any Restricted Subsidiary pursuant to “Dutch Auction” procedures and open market purchases permitted hereunder, in an amount equal to the discounted amount actually paid in respect thereof, but excluding (A)  any prepayment with the proceeds of substantially concurrent borrowings of new Loans hereunder, (B)  any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (C)  prepayments with the proceeds of substantially concurrent incurrence of other long term Indebtedness (other than borrowings under the Revolving Credit Facility and other revolving Indebtedness, in each case without a substantially concurrent permanent commitment reduction)) (this clause (ii), the “Voluntary Prepayment Amount”) plus (iii)  unlimited additional Incremental Facilities and Permitted Alternative Incremental Facilities Debt so long as, after giving pro forma effect thereto and after giving effect to any Permitted Investment consummated in connection therewith and all other appropriate pro forma adjustments (but excluding the cash proceeds of any such Incremental Facilities and without giving effect to any amount incurred simultaneously under (x)  the Unrestricted Incremental Amount or the Voluntary Prepayment Amount or (y)  the Revolving Credit Facility), (A)  if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Liens securing the Initial Term Loans, the Consolidated First Lien Secured Leverage Ratio for the most recently ended Test Period does not exceed 2.25:1.00, (B)  if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Liens securing the Initial Term Loans, is secured by assets not constituting Collateral or is unsecured, the Consolidated Total Leverage Ratio for the most recently ended Test Period does not exceed 3.50:1.00; provided that Incremental Facilities may be incurred pursuant to this clause (iii)  prior to utilization of the Unrestricted Incremental Amount and the Voluntary Prepayment Amount and assuming for purposes of such calculation that the full committed amount of any new Incremental Revolving Credit Commitments and/or any Permitted Alternative Incremental Facilities Debt constituting a revolving credit commitment then being incurred shall be treated as outstanding Indebtedness (this clause (iii), the “Incremental Incurrence Test”). Each Incremental Facility shall be in an integral multiple of $1.0 million and be in an aggregate principal amount that is not less than $5.0 million in case of Incremental Term Loans or $5.0 million in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(b)           Any Incremental Term Loans (other than Refinancing Term Loans) (i)  for purposes of mandatory prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans, (ii)  shall have interest rate margins (including “MFN” protection), (subject to clauses (iii)  and (iv)), amortization schedule and other terms as determined by the Borrower and the Lenders thereunder (provided that, if the Effective Yield of any Incremental Term Loans that are MFN Qualifying Term Loans exceeds the Effective Yield of the Initial Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50% per annum, the Applicable Rate and/or, as set forth below, the interest rate floor relating to such Initial Term Loans shall be adjusted such that the Effective Yield of such Initial Term Loans is equal to the Effective Yield of such Incremental Term Loans minus 0.50% per annum, it being understood and agreed that the relative rate differentials in any pricing grid specified in the Applicable Rate shall continue to be maintained (the foregoing, including all qualifications and exceptions thereto, collectively, the “MFN Adjustment”); provided, further, that any increase in Effective Yield with respect to the Initial Term Loans due to the application of an interest rate floor to any Incremental Term Loan greater than the interest rate floor applicable to the applicable Initial Term Loans shall be effected solely through an increase in the interest rate floor applicable to such Initial Term Loans), (iii)  any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Initial Term Loans, (iv)  any Incremental Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans, (v)  shall not be guaranteed by any person other than the Loan Parties and, to the extent secured, shall not be secured by any assets other than the Collateral and (vi)  shall be on terms and conditions and pursuant to documentation to be determined between the Borrower and the Lenders providing such Incremental Term Loans (provided, that, to the extent any more restrictive term is added for the benefit of any Incremental Term Loans, such term (except to the extent only applicable after the Maturity Date of the Initial Term Loans) shall also be added for the benefit of the Term Loans (it being understood that (1)  no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such term and (2)  to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of all of the Term Loans)); provided that the requirements in clauses (iii)  and (iv)  of this clause (b)  shall not apply to any Inside Maturity Debt.

(c)           Any Incremental Revolving Credit Commitments (other than Refinancing Revolving Credit Commitments) (i)  for purposes of mandatory prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Credit Commitments, (ii)  shall have interest rate margins and (subject to clauses (iii)  and (iv)) amortization schedule as determined by the Borrower and the lenders thereunder (provided that (A)  in the case of a Revolving Credit Commitment Increase, the maturity date of such Revolving Credit Commitment Increase shall be the same as the Maturity Date applicable to the Revolving Credit Commitments, such Revolving Credit Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final Maturity Date applicable to the Revolving Credit Commitments and the Revolving Credit Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Commitments and (B)  in the case of an Additional Revolving Credit Commitment, the maturity date of such Additional Revolving Credit Commitment shall be no earlier than the Maturity Date applicable to the Revolving Credit Commitments and such Additional Revolving Credit Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the final Maturity Date of the Revolving Credit Commitments), (iii)  any Incremental Revolving Credit Commitments shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Commitments, (iv)  any Incremental Revolving Credit Commitments shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Revolving Credit Commitments and (v)  shall be on terms and conditions and pursuant to documentation to be determined between the Borrower and the Lenders providing such Incremental Revolving Credit Commitments.

(d)           Each notice from the Borrower pursuant to this Section  2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (provided, the Administrative Agent’s consent shall only be required if such consent would be required pursuant to Section  10.07 and such consent shall not be unreasonably withheld or delayed) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender, the Administrative Agent and, in the case of any Incremental Revolving Credit Commitments and each L/C Issuer; provided, the Administrative Agent’s and/or L/C Issuer’s consent shall only be required if such consent would be required pursuant to Section  10.07 and such consent shall not be unreasonably withheld or delayed or otherwise pursuant to Section  10.01. For the avoidance of doubt, no L/C Issuer is required to act as such for any Additional Revolving Credit Commitments unless they so consent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Credit Commitments may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section  2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section  4.02 (it being understood that (x)  all references to “the date of such Credit Extension” in Section  4.02 shall be deemed to refer to the Incremental Facility Closing Date and (y)  if the proceeds of such Incremental Facility are to be used, in whole or in part, (1)  to finance a Permitted Investment, (A)  the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be the Specified Representations and (B)  no Specified Default shall have occurred and Section  4.02(b)  shall not apply or (2)  to finance a Limited Condition Transaction, (A)  the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be the Specified Representations and (B)  Section  4.02(b)  shall not apply). The proceeds of any Incremental Term Loans will be used only for general corporate purposes (including, without limitation, other Investments not prohibited hereunder and Restricted Payments). Upon each increase in the Revolving Credit Commitments pursuant to this Section  2.14, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. Additionally, if any Revolving Credit Loans are outstanding at the time any Incremental Revolving Credit Commitments are established, the Revolving Credit Lenders immediately after effectiveness of such Incremental Revolving Credit Commitments shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)           Any portion of any Incremental Facility incurred other than under the Incremental Incurrence Test may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the Incremental Incurrence Test if the Borrower meets the applicable ratio under the Incremental Incurrence Test at such time on a pro forma basis for such reclassification at any time subsequent to the incurrence of such Incremental Facility (or would have met such ratio, in which case, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower).

(f)            (x)  Unless the Required Revolving Credit Lenders and the Required Lenders consent to a greater amount, after giving effect to any Incremental Facilities, the aggregate principal amount of Priority Payment Obligations (assuming the Revolving Credit Facility and any Incremental Revolving Credit Commitments that are Priority Payment Obligations have been fully-drawn) shall not exceed $750.0 million (the “Initial Revolving Credit Facility Cap”) and (y)  unless the Required Revolving Credit Lenders consent, the Borrower may not incur any Incremental Revolving Credit Commitments other than a Revolving Credit Commitment Increase. Notwithstanding anything herein to the contrary and without the consent of the Required Revolving Lenders or any other Lender (but subject to the applicable requirements of this Section  2.14), at the Borrower’s sole option, it may incur any unused portion of the Initial Revolving Credit Facility Cap in the form of an Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Liens securing the Initial Term Loans but that are junior in right of payment (as set forth in Section  8.04) to the Revolving Credit Facility and senior in right of payment to the Initial Term Loans (the “Super Senior Incremental Term Loans”); provided that (1)  any Super Senior Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Facility, (2)  any Super Senior Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Revolving Credit Facility and (3)  shall be on terms and conditions and pursuant to documentation to be determined between the Borrower and the Lenders providing such Super Senior Incremental Term Loans (provided, that, the covenants contained in such Super Senior Incremental Term Loans shall be no more favorable (taken as a whole) to the Lenders providing the Super Senior Incremental Term Loans than the covenants contained in the Revolving Credit Facility (except to the extent only applicable after the Maturity Date of the Revolving Credit Facility and unless such more restrictive covenant is also added for the benefit of the Revolving Credit Facility (it being understood that no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such term); provided that the requirements in clauses (1)  and (2)  of this clause (f)  shall not apply to any Inside Maturity Debt.

Section  2.15        Extensions of Term Loans and Revolving Credit Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class  of Term Loans or any Class  of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class  and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class  of Term Loans from the Class  of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class  of Revolving Credit Commitments from the Class  of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any other then outstanding Class  of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i)  except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class  of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii)  except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv)  and (v), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class  of Term Loans subject to such Extension Offer, (iii)  the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section  2.07(a)  for periods prior to the Maturity Date for Initial Term Loans may not be increased, (iv)  the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v)  any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi)  if the aggregate principal amount of the Class  of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (vii)  all documentation in respect of such Extension shall be consistent with the foregoing, (viii)  any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix)  the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent. No Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section  2.15, (i)  such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section  2.05 and (ii)  no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x)  the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered, (y)  no Class  of Extended Term Loans shall be in a Dollar Equivalent amount of less than $15.0 million and (z)  no Class  of Extended Revolving Credit Commitments shall be in a Dollar Equivalent amount of less than $5.0 million (each amount in clause (y)  and (z)  above, the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section  2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section  2.15.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A)  the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B)  with respect to any Extension of any Class  of Revolving Credit Commitments, the consent of the relevant L/C Issuer (if such L/C Issuer is being requested to issue letters of credit with respect to the Class  of Extended Revolving Credit Commitments). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section  2.15.

(d)          In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5)  Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section  2.15.

Section  2.16        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           The Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section  2.09(a);

(b)           the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section  10.01); provided that any waiver, amendment or modification of a type described in clause (a), (b)  or (c)  of the first proviso in Section  10.01 that would apply to the Commitments or Secured Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Secured Obligations owing to such Defaulting Lender;

(c)            if any L/C Exposure exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:

(i)            all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)            if the reallocation described in clause (i)  above cannot, or can only partially, be effected, the Borrower shall within three (3)  Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i)  above) in accordance with the procedures set forth in Section  2.03(f)  for so long as such L/C Exposure is outstanding;

(iii)            if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii)  above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section  2.03(h)  with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv)            if the L/C Exposures of the non-Defaulting Lenders are increased pursuant to clause (i)  above, then the fees payable to the Lenders pursuant to Sections 2.09(a)  and 2.03(h)  shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i)  or (ii)  above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section  2.03(h)  with respect to such portion of such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuer until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(d)             so long as such Lender is a Defaulting Lender under the Revolving Credit Facility, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower in accordance with Section  2.16(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section  2.16(c)(i)  (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposures of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.

Section  2.17        Permitted Debt Exchanges.

(a)           Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Term Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i)  a “qualified institutional buyer” (as defined in Rule  144A under the Securities Act), (ii)  an institutional “accredited investor” (as defined in Rule  501 under the Securities Act) or (iii)  not a “U.S. person” (as defined in Rule  902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)            each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule  144A under the Securities Act), (ii)  an institutional “accredited investor” (as defined in Rule  501 under the Securities Act) or (iii)  not a “U.S. person” (as defined in Rule  902 under the Securities Act)) of each applicable Class  based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii)           the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii)          the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the Latest Maturity Date for the Class  or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv)          such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Latest Maturity Date for the Class  or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class  or Classes of Term Loans being exchanged;

(v)           no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi)          if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured on a pari passu basis or junior priority basis to the Secured Obligations and (A)  such Permitted Debt Exchange Notes are not secured by any assets not securing the Secured Obligations unless such assets substantially concurrently secure the Secured Obligations and (B)  the beneficiaries thereof (or an agent on their behalf) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent;

(vii)         the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class  or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance as reasonably determined by the Borrower in good faith;

(viii)        all Term Loans exchanged under each applicable Class  by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix)           if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class  tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class  actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class  offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class  tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x)            all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi)           any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)           With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section  2.17, such Permitted Debt Exchange Offer shall be made for not less than $15.0 million in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A)  as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B)  as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section  2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section  2.17.

(c)           In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5)  Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section  2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5)  Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3)  Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d)           The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i)  neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii)  each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section  2.18        Refinancing Facilities.

(a)           At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (to the extent agreed to by such Lender or Additional Lender in its sole discretion), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans, Revolving Credit Loans and/or Revolving Credit Commitments then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Facilities or any Incremental Revolving Credit Commitments then outstanding under this Agreement (or any Revolving Credit Loans outstanding pursuant thereto)) or any then outstanding Refinancing Term Loans or any then outstanding Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments in the form of Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, respectively, in each case, pursuant to a Refinancing Amendment, together with any applicable Customary Intercreditor Agreement or other customary subordination agreement; provided, that such Credit Agreement Refinancing Indebtedness (i)  will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), (ii)  will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins (including “MFN” provisions), rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Lenders or Additional Lenders with respect thereto, (iii)  will, to the extent in the form of Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any then outstanding Revolving Credit Loans and Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class  on a better than a pro rata basis as compared to any other Class  with a later maturity date than such Class  and (iv)  will, to the extent in the form of Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments and unless the Required Revolving Credit Lenders shall have consented thereto, have terms and conditions (other than interest rate margins and commitment fees) identical to those applicable to the Revolving Credit Commitments and Revolving Credit Loans being refinanced. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and board resolutions, officers’ certificates and legal opinions consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Loan Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, to effect the provisions of this Section.

(b)           This Section  2.18 shall supersede any provisions of Section  10.01 to the contrary.

Section  2.19        Disbursement Agent. The Disbursement Agent shall hold Initial Term Loans in an amount equal to the Unidentified Claimant Term Loan Amount for the benefit of the Unidentified Claimants until the earlier of (x)  the Reversion Date, at which time all remaining Initial Term Loans held by the Disbursement Agent shall be cancelled, terminated and discharged pursuant to Section  2.04(b)  and (y)  the date on which all of the Disbursement Agent’s rights and obligations hereunder are assigned to Claimant Assignees and/or discharged, terminated and cancelled, in each case, in accordance with the last paragraph of Section  10.07(b). In connection with any vote, consent or other instruction that the Disbursement Agent shall be entitled to deliver with respect to the Initial Term Loans it holds for the benefit of the Unidentified Claimants, the Disbursement Agent shall vote such Initial Term Loans (or shall give instructions with respect to such Initial Term Loans) in the same proportion as the other Loans entitled to vote or give such instruction have voted or given such instruction. For the avoidance of doubt, Windstream Services II, LLC shall be deemed to be acting in its capacity as Disbursement Agent and Initial Lender with respect to the relevant provisions in this Agreement relating to Unidentified Claimants, and not in its capacity as the Borrower; provided that, acting in such capacity as Disbursement Agent shall not otherwise affect its rights and obligations under this Agreement in its capacity as Borrower, except as expressly set forth herein.

ARTICLE  III

Taxes,  Increased Costs Protection and Illegality

Section  3.01        Taxes.

(a)           Except as required by applicable law, any and all payments by or with respect to any obligation of the Borrower (the term Borrower under this Article  III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent and such Tax is an Indemnified Tax, then (i)  the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section  3.01 any Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made), (ii)  the applicable withholding agent shall make such deductions and withholdings, and (iii)  the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, and without duplication of any amounts payable pursuant to Section  3.01(a), the Borrower agrees to pay, or at the option of the Administrative Agent timely reimburse it for, all Other Taxes.

(b)           Without duplication of any amounts payable pursuant to Section  3.01(a), the Borrower agrees to indemnify each Agent and each Lender, within 10 Business Days after written demand therefor, for (i)  the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section  3.01) payable by such Agent and such Lender and (ii)  any reasonable out-of-pocket expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however that the Borrower shall not be required to indemnify any Agent or Lender pursuant to this Section  3.01(b)  for any interest, penalties or expenses to the extent resulting from such Agent’s or such Lender’s failure to notify the Borrower of such possible indemnification claim within 180 days after such Agent or such Lender, as applicable, receives written notice from the applicable Governmental Authority of the specific Tax assessment or deficiency claim giving rise to such indemnification claim. A copy of a receipt or any other document evidencing payment delivered to the Borrower by a Recipient, or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by a Borrower or any Guarantor pursuant to this Section  3.01, it shall reasonably promptly pay an amount equal to such refund after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower or any Guarantor under this Section  3.01 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower or the Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return an amount equal to such refund (plus any applicable interest, additions to Tax or penalties) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this paragraph (b), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (b)  the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing herein contained shall oblige any Lender or Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof.

(c)           As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section  3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section  3.01(a)  or (b)  with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrower’s expense, to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s)  to suffer no material economic, Taxes, legal or regulatory disadvantage, and provided further that nothing in this Section  3.01(e)  shall affect or postpone any of the Secured Obligations of the Borrower or the rights of such Lender pursuant to Section  3.01(a)  or (c).

(e)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i)  any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii)  any Taxes attributable to such Lender’s failure to comply with the provisions of Section  10.07(e)  relating to the maintenance of a Participant Register and (iii)  any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(f)            Status of the Lenders: (i)  Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver reasonably promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or reasonably promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii)            Without limiting the generality of the foregoing:

  (A)       Each Lender that is a “United States person” (as defined in Section  7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x)  a Participant, on or before the date on which such Participant purchases the related participation and (y)  an assignee, on or before the effective date of such assignment), on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form  W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding. Each Lender that is not a “United States person” as defined in Section  7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of (x)  a Participant, on or before the date on which such Participant purchases the related participation and (y)  an assignee, on or before the effective date of such assignment), and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent, two duly completed copies of whichever of the following is applicable:

  (1)        an executed original of Internal Revenue Service Form  W-8BEN, W-8BEN-E, as applicable (with respect to eligibility for benefits under any income tax treaty), or successor and related applicable forms, as the case may be, certifying to such Foreign Lender’s entitlement as of such date to an exemption from or reduction of United States withholding tax with respect to payments to be made under this Agreement,

  (2)        Internal Revenue Service Form  W-8ECI (or any successor forms),

  (3)        in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section  881(c)  or the Code, (x)  a certificate, in substantially the form of Exhibit  L (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and Borrower, to the effect that such Lender is not (A)  a “bank” within the meaning of Section  881(c)(3)(A)  of the Code, (B)  a “10 percent shareholder” of the Borrower within the meaning of Section  881(c)(3)(B)  of the Code or (C)  a “controlled foreign corporation” described in Section  881(c)(3)(C)  of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y)  two duly completed copies of Internal Revenue Service Form  W-8BEN or W-8BEN-E, as applicable (or any successor forms),

  (4)        to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation),  Internal Revenue Service Form  W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form  W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor forms), United States Tax Compliance Certificate,  Internal Revenue Service Form  W-9, Form  W-8IMY (or other successor forms) and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

  (5)        any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

Further, each Foreign Lender agrees, (i)  to the extent it is not precluded from doing so by a Change in Law and otherwise legally able to do so, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), from time to time, an executed original of the applicable Form  W-8 or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete or invalid in accordance with applicable U.S. laws and regulations, (ii)  in the case of a Foreign Lender that delivers a United States Tax Compliance Certificate, to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), such statement on an annual basis reasonably promptly after the anniversary of the date on which such Foreign Lender became a party to this Agreement (or, in the case of a Participant, the date on which the Participant purchased the related participation), and (iii)  to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section  3.01(f).

  (A)       In addition, but without duplication of the covenant as to United States withholding tax contained in Section  3.01(f)(i)  and (ii), any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction(s)  in which the Borrower is organized, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed original documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

  (B)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b)  or 1472(b)  of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section  1471(b)(3)(C)(i)  of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

  Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Agent any documentation provided by the Lender to the Agent pursuant to this Section  3.01(f).

(g)           The Administrative Agent shall provide the Borrower with two duly completed original copies of, if it is a United States person (as defined in Section  7701(a)(30) of the Code),  Internal Revenue Service Form  W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1)  Internal Revenue Service Form  W-8ECI with respect to payments to be received by it as a beneficial owner and (2)  Internal Revenue Service Form  W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower, and whenever a lapse in time or change in circumstances renders any such form or documentation expired, obsolete or inaccurate in any material respect, or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

Section  3.02        Inability to Determine Rates.

(a)           If, after the Closing Date, either the Administrative Agent or the Required Lenders reasonably determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan denominated in any currency, or the Required Lenders (excluding for all purposes of this Section  3.02 only, the portion of the Total Outstandings and unused Commitments that are not available for Loans in such currency) determine that the Eurocurrency Rate for any requested Interest Period with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the applicable London interbank Eurodollar, or other applicable market, for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in such currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurocurrency Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event or an Early Opt-in Election will become effective at 5:00 p.m.  on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. No replacement of Eurocurrency Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii)  the implementation of any Benchmark Replacement, (iii)  the effectiveness of any Benchmark Replacement Conforming Changes and (iv)  the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower or Lenders pursuant to this Section  3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section  3.02.

(d)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i)  any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective and (ii)  if any Committed Loan Notice requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section  3.03        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)           If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section  3.03(a)  any such increased costs or reduction in amount resulting from (i)  Indemnified Taxes indemnifiable under Section  3.01, (ii)  Excluded Taxes described in clauses (b)  through (d)  of the definition of Excluded Taxes or (iii)  Excluded Taxes described in clause (a)  of the definition of Excluded Taxes to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof) or (iv)  reserve requirements contemplated by Section  3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section  3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section  3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i)  as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii)  as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)           Subject to Section  3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section  3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)            If any Lender requests compensation under this Section  3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s)  to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section  3.03(e)  shall affect or postpone any of the Secured Obligations of the Borrower or the rights of such Lender pursuant to Section  3.03(a), (b), (c)  or (d).

Section  3.04      Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section  3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section  3.05        Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article  III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section  3.02, Section  3.03 or Section  3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section  3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section  3.05(c)  shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section  3.05(b)  hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s)  of the then current Interest Period(s)  for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section  3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section  3.02, Section  3.03 or Section  3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section  3.02, Section  3.03 or Section  3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section  3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s)  of the next succeeding Interest Period(s)  for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section  3.06        Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i)  any Lender requests reimbursement for amounts owing pursuant to Section  3.01 or Section  3.03 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section  3.02 or Section  3.03, (ii)  any Lender becomes a Defaulting Lender or (iii)  any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section  10.07(b)  (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii)  above, all of its rights and obligations with respect to the Class  of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A)  in the case of any such assignment resulting from a claim for compensation under Section  3.03 or payments required to be made pursuant to Section  3.01, such assignment will result in a reduction in such compensation or payments and (B)  in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)           Any Lender being replaced pursuant to Section  3.06(a)  above shall (i)  execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii)  deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A)  the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, (B)  all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section  3.04 as a consequence of such assignment and, in the case of an assignment of Term Loans in connection with a Repricing Transaction, the premium, if any, that would have been payable by the Borrower on such date pursuant to Section  2.05(a)(iv)  if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrower to the assigning Lender and (C)  upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)            Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section  9.09.

(d)           In the event that (i)  the Borrower or the Administrative Agent have requested that the Lenders (A)  consent to an extension of the Maturity Date of any Class  of Loans as permitted by Section  2.15, (B)  consent to a departure or waiver of any provisions of the Loan Documents or (C)  agree to any amendment thereto, (ii)  the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section  10.01 or all the Lenders with respect to a certain Class  of the Loans and (iii)  the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section  3.07        Survival. All of the Borrower’s obligations under this Article  III shall survive termination of the Aggregate Commitments and repayment of all other Secured Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.

ARTICLE  IV

Conditions Precedent to Credit Extensions

Section  4.01        Closing Date Conditions. The effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension on the Closing Date shall be subject to satisfaction or waiver of the following conditions precedent:

(a)            Loan Documents. The Administrative Agent’s shall have received each of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            This Agreement. This Agreement from each of the parties listed on the signature pages  hereto and thereto.

(ii)            Guaranty Agreement. Executed counterparts of the Guaranty from each of the parties listed on the signature pages  thereto.

(iii)          Collateral Documents. Executed counterparts of each Collateral Document set forth on Schedule 1.01A to the Closing Date Certificate required to be executed on the Closing Date, duly executed by each Loan Party thereto and each of the other parties listed on the signature pages  thereto.

(b)           Notes. The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender that has requested a Note at least five (5)  Business Days in advance of the Closing Date.

(c)           Secretary’s Certificate. The Administrative Agent shall have received, (A)  a certificate from each Loan Party, signed by an Responsible Officer of such Loan Party, and attested to by the secretary or any assistant secretary of such Loan Party, together with (x)  copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Loan Party, (y)  the resolutions of such Loan Party referred to in such certificate, and (z)  a signature and incumbency certificate to the officers of such persons executing the Loan Documents, in each case, each of the foregoing shall be in form and substance reasonably acceptable to the Agents (B)  certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization or formation of each Loan Party (in each case, to the extent applicable).

(d)           Fees and Expenses. All fees and expenses required to be paid hereunder or pursuant to the Fee Letter or as otherwise agreed between the Borrower and the Lead Arranger, in the case of expenses, to the extent invoiced at least three (3)  Business Days prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date. The Fee Letter shall have been executed and delivered by each of the parties listed on the signature pages  thereto.

(e)           Committed Loan Notice. The Administrative Agent shall have received a Committed Loan Notice or Letter of Credit Application, as applicable, relating to each Credit Extension to be made on the Closing Date.

(f)            Legal Opinion. A customary legal opinion from Kirkland  & Ellis LLP, counsel to the Loan Parties, addressed to the Agents and the Lenders on the Closing Date.

(g)           KYC; Patriot Act. The Administrative Agent and the Lead Arranger shall have received, at least three (3)  business days prior to the Closing Date, all documentation and other information about Holdings and the Borrower that shall have been reasonably requested by the Administrative Agent, the Lead Arranger and the Lenders in writing at least ten (10)  business days prior to the Closing Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules  and regulations, including without limitation the PATRIOT Act and a beneficial ownership certificate to the extent required under 31 C.F.R § 1010.230.

(h)           Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article  V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(i)             No Default or Event of Default. No Default or Event of Default shall exist, or would result from the funding of the Initial Term Loans and Initial Revolving Borrowing, if applicable.

(j)            Collateral and Guarantee Requirement. The Administrative Agent shall have received evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements); and

(k)           Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate.

(l)            No MAE. Since the Closing Date, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect (it being understood and agreed that the Cases, in and of themselves, shall not constitute a Material Adverse Effect).

(m)           First Priority Senior Secured Notes. Prior to, or substantially concurrently with the funding of the Initial Term Loans and the Initial Revolving Borrowing, the Borrower shall have received the cash proceeds of the First-Priority Senior Secured Notes. The Borrower shall have delivered to the Administrative Agent an executed copy of the First-Priority Senior Secured Note Documents to be entered into on the Closing Date.

(n)            Plan of Reorganization. (a)  The Plan of Reorganization Effective Date shall have occurred and (b)  no motion, action or proceeding by any creditor or party-in-interest to the Cases shall be pending that could reasonably be expected to adversely affect the Plan of Reorganization, provided that the action U.S. Bank Nat’l Ass’n. v. Windstream Holdings,  Inc., No.  20-cv-4276 (VB) (S.D.N.Y.) and any related appeals will not constitute a motion, action, or proceeding that could reasonably be expected to adversely affect the Plan of Reorganization.

(o)           Closing Date Leverage. On the Closing Date after giving effect to the Transactions to occur thereon on a pro forma basis, the Consolidated First Lien Secured Leverage Ratio shall not exceed 2.25:1.00.

(p)           Maximum Indebtedness. Maximum Indebtedness does not exceed $2.9 billion as of the Closing Date after giving effect to the Transactions to occur thereon on a pro forma basis.

(q)           Minimum Liquidity. The Borrower shall have a Minimum Liquidity of at least $600.0 million as of the Closing Date after giving effect to the Transaction to occur thereon on a pro forma basis.

(r)           Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit  N hereto.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be. The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section  4.02         Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date is subject to satisfaction (or waiver in accordance with Section  10.01) of the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article  V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i)  a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or (ii)  a Credit Extension of Incremental Term Loans in connection with a Limited Condition Transaction) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a)  and, if applicable, (b)  have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE  V

Representations and Warranties

Each of Holdings and the Borrower represents and warrant to the Agents and the Lenders, at the time of each Credit Extension that:

Section  5.01        Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a)  is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b)  has all requisite power and authority to (i)  own or lease its assets and carry on its business and (ii)  execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c)  is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d)  is in compliance with all Laws (including the USA PATRIOT Act, anti-money laundering laws and Sanctions), orders, writs, injunctions and orders and (e)  has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)  (other than with respect to Holdings and the Borrower), (b)(i), (c), (d)  or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section  5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a)  have been duly authorized by all necessary corporate or other organizational action and (b)  do not and will not (i)  contravene the terms of any of such Person’s Organization Documents, (ii)  conflict with or result in any breach or contravention of, or require any payment to be made under (A)  any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B)  any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii)  result in the creation of any Lien (other than under the Loan Documents) or (iv)  violate any material Law; except (in the case of clauses (b)(ii)  and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section  5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a)  the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b)  the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c)  the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d)  the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i)  filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii)  the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii)  those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section  5.04        Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section  5.05        Financial Statements; No Material Adverse Effect.

(a)           (i)  The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of Holdings and the Borrower, as applicable, in accordance with GAAP and in compliance with Regulation S-X.

(ii)           The pro forma balance unaudited combined sheet and related pro forma unaudited combined statement of operations of Holdings and its Subsidiaries as of and for the twelve-month period ending September  30, 2019 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting.

(b)           Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.

Section  5.06        Litigation. Except as set forth on Schedule 5.06 to the Closing Date Certificate, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section  5.07        Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section  5.08        Environmental Compliance. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against Holdings or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law;

(b)           (i)  there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (ii)  there has been no Release of Hazardous Materials by any of the Loan Parties or any other Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to liability under Environmental Laws;

(c)           neither Holdings nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d)           all Hazardous Materials transported from any property currently or, to the knowledge of Holdings or its Subsidiaries, formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e)           none of the Loan Parties nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any Environmental Law;

(f)            none of the Loan Parties is subject to any Environmental Liability; and

(g)           the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws.

Section  5.09         Taxes. Holdings and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section  5.10        Compliance with ERISA.

(a)           Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b)           (i)  No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii)  neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section  4219 of ERISA, would result in such liability) under Section  4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii)  neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section  4069 or 4212(c)  of ERISA, except, with respect to each of the foregoing clauses of this Section  5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section  5.11        Subsidiaries; Capital Stock. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11 to the Closing Date Certificate, and all of the outstanding Capital Stock in Holdings and its Subsidiaries have been validly issued, are fully paid and, in the case of Capital Stock representing corporate interests, nonassessable and, on the Closing Date, all Capital Stock owned directly or indirectly by Holdings or any other Loan Party are owned free and clear of all Liens except (i)  those created under the Collateral Documents, (ii)  those Liens permitted under Section  7.01. As of the Closing Date, Schedule 5.11 (a)  sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b)  sets forth the ownership interest of Holdings, the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c)  identifies each Person the Capital Stock of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section  5.12        Margin Regulations; Investment Company Act.

(a)            No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)           None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section  5.13         Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole is incorrect in any material respect when furnished or contains, when furnished any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished; it being understood that (i)  such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, (ii)  no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and (iii)  such differences may be material.

Section  5.14        Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the valid and enforceable right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, data, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such failures or violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the respective business of any Loan Party or Subsidiary as currently conducted does not infringe, misappropriate or otherwise violate any IP Rights held by any other Person, except to the extent such infringements, misappropriations or violations which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of Borrower, threatened in writing against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and the Subsidiaries has complied with all applicable Laws relating to the privacy and security of personal information or personal data, except to the extent any non-compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There has been no security breach or incident, unauthorized access or disclosure, or other compromise of any of the Loan Parties’ or the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, technology, data and databases, including the data and information of their respective customers and employees or collected, maintained, processed or stored by or on behalf of the Loan Parties or the Subsidiaries, except to the extent any such incident, access, disclosure or other compromise, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section  5.15        Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section  5.16        Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i)  when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii)  upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law and to the extent required by any Collateral Document fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section  5.17        Use of Proceeds. The proceeds of the Initial Term Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

Section  5.18        Sanctions and Anti-Corruption Laws.

(a)           Each of Holdings and its Subsidiaries is in compliance, in all material respects, with all applicable Sanctions. No Borrowing or Letter of Credit, or use of proceeds, will violate or result in the violation of any Sanctions applicable to any party hereto.

(b)           None of (I)  the Borrower or any other Loan Party and (II)  the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of the Borrower, any director, manager, officer, agent or employee of Holdings or any of their Restricted Subsidiaries, in each case, is a Sanctioned Person.

(c)           No part of the proceeds of any Loan or any Letter of Credit will be used for any improper payments, directly or, to the knowledge of the Borrower, indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended and any similar laws, rules  or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower.

Section  5.19        Master Leases; Recognition Agreements. To the best knowledge of the Borrower, each of the Master Leases and the Recognition Agreements (if any) are in full force and effect and is the legal, valid and binding obligation of each of the Borrower and each Restricted Subsidiaries that is a party thereto and, to the knowledge of the Borrower, each other party thereto enforceable in accordance with its terms, in each case, or their successors, assigns, transferees, and subtenants, as applicable, or one or more entities formed to acquire all or a portion of the assets of any of the foregoing as tenants, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section  5.20        Licenses; Franchises.

(a)           Each of the Borrower and its Restricted Subsidiaries holds all Regulatory Authorizations and all other material Governmental Authorizations (including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any Wireline Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses) (collectively, the “Wireline Licenses”) that are required for the conduct of its business as presently conducted and as proposed to be conducted, except to the extent the failure to hold any Wireline Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each Wireline License is valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled or adversely modified, except to the extent any failure to be in full force and effect or any suspension, revocation, cancellation or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Wireline License is subject to (i)  any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii)  any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower does not have knowledge of any event, condition or circumstance that would preclude any Wireline License from being renewed in the ordinary course (to the extent that such Wireline License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            The licensee of each Wireline License is in compliance with each Wireline License and has fulfilled and performed, or will fulfill or perform, all of its material obligations with respect thereto, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC or any PUC, and the payment of all regulatory fees and contributions, except (i)  for exemptions, waivers or similar concessions or allowances and (ii)  where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           A Wireline Company owns all of the Capital Stock in, and Controls, all of the voting power and decision-making authority of, each licensee of the Wireline Licenses, except where the failure to own such Capital Stock or Control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section  5.21         Labor Matters. Except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, (i)  there are no strikes, lockouts or other labor disputes against any Wireline Company pending or, to the knowledge of the Borrower, threatened and (ii)  the hours worked by and payments made to employees of the Wireline Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. The execution, delivery and performance by each Wireline Company of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement by which any Wireline Company is bound.

ARTICLE  VI

Affirmative Covenants

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Secured Obligation shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable, obligations under Secured Hedge Agreements and Secured Cash Management Obligations), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Section  6.01, Section  6.02 and Section  6.03) cause each Restricted Subsidiary to:

Section  6.01         Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           Annual Financials. Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ending December  31, 2020, within one hundred and thirty five (135) days), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than (x)  with respect to, or resulting from, an upcoming maturity date under any Indebtedness, (y)  the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (z)  any breach or impending breach of the covenant in Section  7.09 or any other financial covenant in the documentation evidencing any Indebtedness) or any qualification or exception as to the scope of such audit;

(b)           Quarterly Financials. Within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, with respect to the first three (3)  fiscal quarters for which financial statements are due, seventy five (75) days beginning with the first fiscal quarter ending after the Closing Date that is not a fiscal year end), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i)  consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii)  consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c)            Reconciliation. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Borrower that, directly or indirectly, holds all of the Capital Stock of the Borrower, (B) Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above in Section 6.01, shall be prepared in accordance with generally accepted auditing standards.

Any information required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall not be required to include acquisition method accounting adjustments relating to the Transactions (if applicable) or any Permitted Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 6.02           Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            Compliance Certificate. No later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)            SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)            Material Notices. Promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Restricted Subsidiaries (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d)            Other Required Information. Together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 4 of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (iii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) such other information required by the Compliance Certificate;

(e)            Annual Budget. Prior to the consummation of a Qualifying IPO, concurrently with the delivery of any financial statements under Section 6.01(a) above, an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by the Borrower; and

(f)            Additional Information. Promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that none of Holdings, the Borrower nor any other Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 6.01(a) and (b), Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Holdings hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or its Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03           Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a)            of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings proposes to take with respect thereto;

(b)            any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against Holdings or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c)            of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.04           Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, and licenses necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to Holdings and the Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.05           Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, (b) maintain, enforce, protect, preserve and renew all of its IP Rights, and (c) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06           Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.07           Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and Sanctions), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.08           Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

Section 6.09           Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of Holdings and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10           Covenant to Guarantee Secured Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            upon the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly Owned Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i)             within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)            cause each such Restricted Subsidiary to deliver any and all certificates representing Capital Stock (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(B)            take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected first priority Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 6.11           Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

Section 6.12           Further Assurances and Post-Closing Covenants.

(a)            Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents; provided, however, that except as set forth in clause (e) of the Collateral and Guarantee Requirement, notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement or any other Loan Document shall require the Borrower or Loan Party (A) to make any filings or take any actions to record or to perfect the Collateral Agent’s lien on or security interest in (x) any IP Rights other than UCC filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office and United States Patent and Trademark Office or (y) any IP Rights subsisting outside of the United States or (B) to reimburse the Administrative Agent for any costs or expenses incurred in connection with making such filings or taking any other such action;

(b)            Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

Section 6.13           Designation of Restricted and Unrestricted Subsidiaries.

(a)            The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 7.06 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)            Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 7.06.

(c)            The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.03 (including pursuant to Section 7.03(b)(v) treating such redesignation as an acquisition for the purpose of such clause (v)), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Borrower shall be evidenced to the Administrative Agent by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 6.14           Payment of Taxes. Holdings will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of Holdings or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither Holdings nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15           Nature of Business. Holdings and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by Holdings and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16           Lender Calls. Holdings will hold a conference call (at a time mutually agreed upon by Holdings and the Administrative Agent but, in any event, no earlier than the Business Day following the delivery of applicable financial information pursuant to Sections 6.01(a) and (b) above) with all Lenders who choose to attend such conference call to discuss the results of the previous fiscal quarter; provided that notwithstanding the foregoing, the requirement set forth in this Section 6.16 may be satisfied with an earnings call held for the benefit of the Borrower’s securities holders that is open to the Lenders.

Section 6.17           Fiscal Year. Holdings will not permit any change to its fiscal year; provided, that Holdings may change its fiscal year end one or more times with the consent of the Administrative Agent, subject to such adjustments to this Agreement as the Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.18           Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and to maintain public corporate credit facility ratings in respect of the Initial Term Loans and corporate family ratings in respect of the Borrower, in each case, from Moody’s and S&P; provided, however, in each case, that the Borrower shall not be required to obtain or maintain any specific rating.

Section 6.19           Limitation on Affiliate Transactions.

(a)            Holdings shall not, and shall not permit any of its Restricted Subsidiaries to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $75.0 million and 7.5% of LTM EBITDA unless:

(i)             the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(ii)            in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $100.0 million and 10.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 6.19(a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)             Section 6.19(a) shall not apply to:

(i)             any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 7.06 hereof (including Permitted Payments), or any Permitted Investment;

(ii)            any issuance, transfer or sale of (a) Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any Parent Entity, Permitted Holder or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(iii)          any Management Advances and any waiver or transaction with respect thereto;

(iv)          (a) any transaction between or among Holdings and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, amalgamation or consolidation is otherwise permitted under this Agreement;

(v)           the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly including through any Person owned or controlled by any of such employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members));

(vi)          the entry into and performance of obligations of Holdings or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date or entered into on or about the Closing Date in connection with the Transactions, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 6.19 or to the extent not more disadvantageous to the Lenders in any material respect in the reasonable determination of Holdings when taken as a whole as compared to the applicable agreement as in effect on the Closing Date or when entered into in connection with the Transactions, as applicable;

(vii)         any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(viii)        transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to Holdings or the relevant Restricted Subsidiary, in the reasonable determination of Holdings, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)           any transaction between or among Holdings or any Restricted Subsidiary and any Person (including a joint venture or an Unrestricted Subsidiary) that is an Affiliate of Holdings or an Associate or similar entity solely because Holdings or a Restricted Subsidiary or any Affiliate of Holdings or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)            issuances, sales or transfers of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of Holdings or any Restricted Subsidiary;

(xi)           payments by Holdings or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by Holdings in good faith or do not exceed 1.0% of the transaction value of such transaction;

(xii)          payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in Holdings and its Subsidiaries;

(xiii)         the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses;

(xiv)         transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.19(a)(i) hereof;

(xv)          the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Lenders in any material respect in the reasonable determination of the Borrower than those in effect on the Closing Date;

(xvi)         any purchases by Holdings’ Affiliates of Indebtedness or Disqualified Stock of Holdings or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Holdings’ Affiliates; provided that such purchases by Holdings’ Affiliates are on the same terms as such purchases by such Persons who are not Holdings’ Affiliates;

(xvii)        (i) investments by Affiliates in securities or loans of Holdings or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Holdings or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of Holdings or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than Holdings and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xviii)       payments by any Parent Entity, Holdings and its Restricted Subsidiaries pursuant to any tax sharing agreement to the extent permitted by Section 7.06(b)(ix)(B) or Section 7.06(b)(ix)(C);

(xix)         payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Holdings in good faith;

(xx)          any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between Holdings or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of Holdings or entered into in connection with the Transactions;

(xxi)         any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 7.05 hereof or entered into with any Business Successor, in each case, that Holdings determines in good faith is either fair to Holdings or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxii)        transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 6.13 and pledges of Capital Stock of Unrestricted Subsidiaries;

(xxiii)       (i) any lease entered into between Holdings or any Restricted Subsidiary, as lessee, and any Affiliate of Holdings, as lessor and (ii) any operational services arrangement entered into between Holdings or any Restricted Subsidiary and any Affiliate of Holdings, in each case, which is approved as being on arm’s length terms by the reasonable determination of Holdings;

(xxiv)       intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xxv)        payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(xxvi)       the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(xxvii)      transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xxviii)     any Permitted Intercompany Activities, Permitted Tax Restructuring and Intercompany License Agreements.

(c)           In addition, if Holdings or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of Holdings of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by Holdings or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of Holdings of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by Holdings or a Restricted Subsidiary to be deemed an Affiliate Transaction).

ARTICLE VII

Negative Covenants

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Secured Obligation shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable, obligations under Secured Hedge Agreements and Secured Cash Management Obligations), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made):

Section 7.01           Liens.

(a)            The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Borrower or any Restricted Subsidiary, unless such Lien is a Permitted Lien.

(b)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 7.02           [Reserved].

Section 7.03           Indebtedness.

(a)            The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and any of its Restricted Subsidiaries may Incur additional Indebtedness (including Acquired Indebtedness), in an aggregate principal amount equal to the sum of any unused portion of the Unrestricted Incremental Amount and additional unlimited amounts, if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), (A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Liens securing the Term Loans, the Consolidated First Lien Secured Leverage Ratio for the most recently ended Test Period does not exceed 2.25:1.00; provided that, for the avoidance of doubt, if so designated by the Borrower to the Administrative Agent in writing such Indebtedness may constitute Payment Priority Obligations if incurred in lieu of Super Senior Incremental Term Loans in an amount not to exceed the remaining availability at such time under the Initial Revolving Credit Facility Cap (in which case such Indebtedness shall constitute Super Senior Incremental Term Loans for all purposes hereof), (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Facilities, is secured by assets not constituting Collateral or if such Indebtedness is unsecured, the Consolidated Total Leverage Ratio for the most recently ended Test Period does not exceed 3.50:1.00; provided, further, that (A) upon the effectiveness of such Indebtedness, except in connection with a Limited Condition Transaction (in which case no Specified Default shall have occurred and is continuing or would result therefrom), no Default or Event of Default has occurred and is continuing or shall result therefrom (or, in the case of incurrences in connection with a Permitted Investment or other Investment not prohibited hereunder, no Specified Default shall have occurred and is continuing or would result therefrom), (B) such Indebtedness shall not mature earlier than the Maturity Date applicable to the Initial Term Loans, provided that the foregoing requirements of this clause (B) shall not apply to the extent such Indebtedness constitutes Inside Maturity Debt, (C) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the Term Loans, provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness constitutes Inside Maturity Debt, (D) the other terms and conditions of such Indebtedness (excluding pricing, optional prepayment or redemption terms) reflect market terms on the date of incurrence or issuance of such Indebtedness (as reasonably determined by Holdings in good faith), (E) if such Indebtedness is secured by the Collateral, such Indebtedness shall be subject to a Customary Intercreditor Agreement (which, to the extent such Indebtedness is funded into escrow, may be effective (or entered into) only immediately after the proceeds thereof are released from such escrow), and (F) if such Indebtedness is in the form of MFN Qualifying Term Loans, then the MFN Adjustment shall be made to the Initial Term Loans to the extent otherwise required under Section 2.14(b) (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged would not otherwise be subject to the MFN Adjustments); provided that debt incurred pursuant to this clause (a) by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $250.0 million and (y) 25.0% of LTM EBITDA.

(b)	Section 7.03(a) shall not prohibit the Incurrence of the following Indebtedness;

(i)             Indebtedness of Holdings and any of its Restricted Subsidiaries under the Loan Documents, including any refinancing thereof incurred under Section 2.18, Indebtedness incurred under Section 2.14, Section 2.15 or Section 2.17, and in each case, any Refinancing Indebtedness thereof (or successive Refinancing Indebtedness thereof);

(ii)            Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Holdings or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Agreement;

(iii)           Indebtedness of Holdings to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to Holdings or any Restricted Subsidiary; provided that Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party incurred pursuant to this clause (iii) shall be subordinated in right of payment to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent (provided, for the avoidance of doubt a Global Intercompany Note shall be reasonably satisfactory); provided, further, that:

(A)          any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Holdings or a Restricted Subsidiary; and

(B)           any sale or other transfer of any such Indebtedness to a Person other than Holdings or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be;

(iv)          Indebtedness represented by (i) any Indebtedness outstanding on the Closing Date; provided that any such Indebtedness in a principal amount in excess of $5.0 million is set forth on Schedule 7.03 to the Closing Date Certificate, (ii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Section 7.03(b)(ii) or (v) or Incurred pursuant to Section 7.03(a), and (iii) Management Advances;

(v)           Indebtedness of (x) the Borrower or any Restricted Subsidiary incurred or issued to finance a Permitted Investment or (y) Persons that are acquired by Holdings or any Restricted Subsidiary in accordance with the terms of this Agreement or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of the this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

(A)          the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 7.03(a);

(B)           the Consolidated Total Leverage Ratio of the Borrower and its Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

(C)           such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary); provided that, in the case of this clause (C), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation and after giving pro forma effect to such Acquired Indebtedness, the Borrower would be in compliance with the Financial Covenant;

(vi)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(vii)         the incurrence of (i) Indebtedness (including Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations) Incurred to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this subclause (i) and then outstanding, does not exceed the greater of (x) $250.0 million and (y) 25.0% of LTM EBITDA at the time of Incurrence and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions in an aggregate outstanding principal amount, which does not exceed the greater of (a) $250.0 million and (b) 25.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(viii)        Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (iii) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (iv) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (v) Cash Management Obligations and (vi) Settlement Indebtedness;

(ix)           Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(x)            Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (x) and then outstanding, will not exceed 100.0% of the Net Cash Proceeds received by Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution or Cure Amount) of Holdings, in each case, subsequent to the Closing Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent Holdings and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (x) to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(xi)           Indebtedness of Non-Loan Parties in an aggregate principal amount not to exceed the greater of (i) $250.0 million and (ii) 25.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof;

(xii)          (i) Indebtedness issued by Holdings or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant), in each case to finance the purchase or redemption of Capital Stock of Holdings or any Parent Entity that is permitted by Section 7.06 hereof and (ii) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(xiii)         Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(xiv)         Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xiv) and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 25.0% of LTM EBITDA and, any Refinancing Indebtedness in respect thereof;

(xv)          Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility; provided, that unless the Required Revolving Credit Lenders otherwise consent (for the avoidance of doubt, without the need for the consent of any other Lender) the aggregate outstanding principal amount of such Indebtedness shall not exceed $150.0 million;

(xvi)         any obligation, or guaranty of any obligation, of Holdings or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of Holdings or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(xvii)        Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including, if so consistent, that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xviii)       Indebtedness of Holdings or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities and Permitted Tax Restructuring;

(xix)	[reserved];

(xx)          Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by Holdings or any Restricted Subsidiary to the extent that the Borrower shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14; provided that (A) upon the effectiveness of such Indebtedness, except in connection with a Limited Condition Transaction (in which case no Specified Default shall have occurred and is continuing or would result therefrom), no Default or Event of Default has occurred and is continuing or shall result therefrom (or, in the case of incurrences in connection with a Permitted Investment or other Investment not prohibited hereunder, no Specified Default shall have occurred and is continuing or would result therefrom), (B) such Indebtedness shall not mature earlier than the Maturity Date applicable to the Initial Term Loans, provided that the foregoing requirements of this clause (B) shall not apply to the extent such Indebtedness constitutes Inside Maturity Debt, (C) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the Term Loans, provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness constitutes Inside Maturity Debt, (D) if such Indebtedness is incurred by a Loan Party, no Restricted Subsidiary is an obligor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Secured Obligations, (E) the other terms and conditions of such Indebtedness (excluding pricing, optional prepayment or redemption terms) reflect market terms on the date of incurrence or issuance of such Indebtedness (as reasonably determined by the Borrower in good faith), (F) if such Indebtedness is secured by the Collateral, such Indebtedness shall be subject to a Customary Intercreditor Agreement (which, to the extent such Indebtedness is funded into escrow, may be effective (or entered into) only immediately after the proceeds thereof are released from such escrow), (G) if such Indebtedness is in the form of MFN Qualifying Term Loans, then the MFN Adjustment shall be made to the Initial Term Loans to the extent otherwise required under Section 2.14(b) (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged would not otherwise be subject to the MFN Adjustments) (such Indebtedness incurred pursuant to this clause (xx) being referred to as “Permitted Alternative Incremental Facilities Debt”) and (ii) any Refinancing Indebtedness incurred under the foregoing clause (xxi)(i); and

(xxi)         Indebtedness of Borrower and/or any Subsidiary incurred in respect of the First-Priority Senior Secured Notes in an aggregate principal amount not to exceed $1.4 billion, and any Refinancing Indebtedness in respect thereof.

(c)            For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 7.03:

(i)             in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 7.03(a) and (b), the Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 7.03(a) or in one of the clauses of Section 7.03(b);

(ii)            additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Sections 7.03(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 7.03(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 7.03(a) from and after the first date on which Holdings or the Restricted Subsidiaries could have incurred such Indebtedness under Section 7.03(a) without reliance on such clause);

(iii)           (x) all Indebtedness under this Agreement shall be deemed to have been incurred under Section 7.03(b)(i) and such Indebtedness shall at all times be deemed incurred under such clause and shall not be reclassified and (y) all other Priority Payment Obligations shall be deemed to have been incurred under Section 7.03(b)(ii) and such Indebtedness shall at all times be deemed incurred under such clause and shall not be reclassified;

(iv)          in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(v)           Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vi)	[Reserved];

(vii)         the principal amount of any Disqualified Stock of Holdings or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)        Indebtedness permitted by this Section 7.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.03 permitting such Indebtedness;

(ix)           for all purposes under this Agreement, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Sections 7.03(a) or (b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Borrower may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Agreement, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 7.03 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Agreement, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Agreement, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Borrower revokes an election of a Reserved Indebtedness Amount;

(x)	[Reserved].

(xi)           notwithstanding anything in this Section 7.03 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 7.03(b) measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(xii)          the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)           Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.03.

(e)            If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 7.03, Holdings shall be in default of this Section 7.03).

(f)             For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(g)            Notwithstanding any other provision of this Section 7.03, the maximum amount of Indebtedness that Holdings or a Restricted Subsidiary may Incur pursuant to this Section 7.03 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h)            Holdings shall not, and shall not permit any Guarantor to Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Secured Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be.

Section 7.04           Merger and Consolidation:

(a)            The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless either:

(i)	the Borrower is the surviving Person or

(ii)	if the Borrower is not the surviving Person,

(A)          the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Borrower or the United States of America, any State of the United States or the District of Columbia or any territory thereof and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower hereunder;

(B)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(C)           immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to Section 7.03(a), (b) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Leverage Ratio of the Borrower and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(D)           the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders, including a beneficial ownership certificate;

(b)            For purposes of this Section 7.04, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be a transfer of all or substantially all of the properties and assets of the Borrower.

(c)	[Reserved].

(d)	[Reserved].

(e)            Notwithstanding any other provision of this Section 7.04, (i) any Restricted Subsidiary may consolidate, amalgamate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Borrower or a Guarantor, (ii) any Restricted Subsidiary may consolidate, amalgamate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (iii) Holdings and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(f)             The foregoing provisions (other than the requirements of Section 7.04(b)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Borrower.

(g)            No Guarantor may consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(i)             the other Person is the Borrower or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii)            (A) either (x) the Borrower or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Secured Obligations, this Agreement and the Collateral Documents; and (B) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or

(iii)           the transaction constitutes a sale, disposition (including by way of consolidation, merger or amalgamation) or transfer of the Guarantor or the sale, disposition, conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement.

(h)           Notwithstanding any other provision of this Section 7.04, any Guarantor may (a) consolidate, amalgamate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower, (b) consolidate, amalgamate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in this Section 7.04, the Borrower may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(i)            [Reserved].

(j)             Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 7.05           Limitation on Sales of Assets and Subsidiary Stock.

(a)            The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)             Holdings or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by Holdings, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)            any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) with a purchase price in excess of the greater of $150.0 million and 15.0% of LTM EBITDA, at least 75.0% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iii)	the Borrower complies with Section 2.05(b)(ii).

(b)	[Reserved].

(c)	[Reserved].

(d)	[Reserved].

(e)	[Reserved].

(f)	For the purposes of Section 7.05(a)(ii) hereof, the following shall be deemed to be cash:

(i)             the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of Holdings or a Restricted Subsidiary (other than Subordinated Indebtedness of the Borrower or a Guarantor) and the release of Holdings or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)            securities, notes or other obligations received by Holdings or any Restricted Subsidiary from the transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 270 days following the closing of such Asset Disposition;

(iii)	any Capital Stock or assets of the kind referred to in Section 2.05(b)(ii)(B)(i) and (ii);

(iv)          Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Holdings and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(v)           consideration consisting of Indebtedness of Holdings (other than Disqualified Stock or Subordinated Indebtedness) received after the Closing Date from Persons who are not Holdings or any Restricted Subsidiary; and

(vi)          any Designated Non-Cash Consideration received by Holdings or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.05 that is at that time outstanding, not to exceed the greater of $300.0 million and 30.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 7.06           Restricted Payments.

(a)            The Borrower shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)             declare or pay any dividend or make any distribution on or in respect of the Borrower’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger, amalgamation or consolidation involving the Borrower or any of its Restricted Subsidiaries) except:

(A)          dividends, payments or distributions payable in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower; and

(B)           dividends, payments or distributions payable to Holdings or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Holdings or another Restricted Subsidiary on no more than a pro rata basis);

(ii)            purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings, the Borrower or any Parent Entity held by Persons other than Holdings or a Restricted Subsidiary;

(iii)           purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 7.03(b)(iii)), or

(iv)          make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) above are referred to herein as a “Restricted Payment”), if at the time Holdings or such Restricted Subsidiary makes such Restricted Payment:

(A)          an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(B)           (x) without the consent of the Required Revolving Credit Lenders, if, after giving pro forma effect to such Restricted Payment (other than a Restricted Payment of the type described in clause (iv) above), the Consolidated Total Leverage Ratio exceeds 2.25 to 1.00 or (y) if, after giving pro forma effect to such Restricted Payment pursuant to clause (C)(1) below, the Consolidated First Lien Secured Leverage Ratio exceeds 1.75 to 1.00; or

(C)           the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 7.06(b)(i) (without duplication) and (vii), but excluding all other Restricted Payments permitted by Section 7.06(b)) would exceed the sum of (without duplication):

(1)            100.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements) minus, 1.4 times the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period (which amount pursuant to this clause (1) may not be less than zero);

(2)            100.0% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by Holdings from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as a result of a merger or consolidation with another Person subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of Holdings or a Restricted Subsidiary contributed to Holdings or a Restricted Subsidiary for cancellation) or that becomes part of the capital of Holdings or a Restricted Subsidiary through consolidation or merger subsequent to the Closing Date (other than (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Subsidiary of Holdings for the benefit of its employees to the extent funded by Holdings or any Restricted Subsidiary, (x) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 7.06(b)(vi) hereof, and (y) Excluded Contributions and Cure Amounts;

(3)            100.0% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by Holdings or any Restricted Subsidiary from the issuance or sale (other than to Holdings or a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any Subsidiary of Holdings for the benefit of their employees to the extent funded by Holdings or any Restricted Subsidiary) by Holdings or any Restricted Subsidiary subsequent to Closing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of Holdings (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by Holdings or any Restricted Subsidiary upon such conversion or exchange;

(4)            100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case after the Closing Date; or (ii) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”) or a dividend, payment or distribution from a Person that is not a Restricted Subsidiary after the Closing Date (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”);

(5)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by Holdings, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment” below;

(6)            the greater of $200.0 million and 20.0% of LTM EBITDA; and

(7)            Retained Declined Proceeds and Specified Asset Sale Proceeds.

(b)            Section 7.06(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(i)             the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)            (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock or Designated Preferred Stock) or a contribution to the equity of Holdings (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution or Cure Amount) (“Refunding Capital Stock”) (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries); and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(xiii) hereof, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)           any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 7.03 hereof;

(iv)          any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of Holdings or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of Holdings or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 7.03 hereof;

(v)           any prepayment, purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness of Holdings or a Restricted Subsidiary:

(A)	[reserved]; or

(B)            to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (A) a Change of Control (or other similar event described therein as a “change of control”) or (B) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”) but only if the Borrower shall have first complied with the terms described under Section 2.05 and shall not be in default of Section 8.01(j) hereof, as applicable; or

(C)            consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition);

(vi)          a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock (other than Disqualified Stock) of the Borrower or of any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliate or Immediate Family Members) of the Borrower, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, officer, manager, contractor, consultant or advisor or their respective Controlled Investment Affiliates or Immediate Family Members) either pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Borrower or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (vi) do not exceed the greater of $20.0 million and 2.00% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years);

provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)           the cash proceeds from the sale of Capital Stock (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cure Amounts) of Holdings and, to the extent contributed to the capital of Holdings, the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(a) hereof; plus

(B)           the cash proceeds of key man life insurance policies received by Holdings or any of its Restricted Subsidiaries after the Closing Date (or any Parent Entity to the extent contributed to Holdings); less

(C)           the amount of any Restricted Payments made in previous calendar years pursuant to clauses (A) and (B) of this Section 7.06(b)(vi);

and provided, further, that (i) cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of Holdings or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(vii)         the declaration and payment of dividends on Disqualified Stock of Holdings or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, issued in accordance with the terms of Section 7.03 hereof;

(viii)        payments made or expected to be made by the Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(ix)           dividends, loans, advances or distributions to any Parent Entity or other payments by Holdings or any Restricted Subsidiary in amounts equal to (without duplication):

(A)           the amounts required for any Parent Entity to pay any Parent Entity Expenses;

(B)           the amounts required to permit any Parent Entity to pay franchise and similar taxes, and other fees and expenses of such Parent Entity, in each case, required to maintain the corporate or other organizational existence of such Parent Entity;

(C)           with respect to any taxable year (or portion thereof) in which Holdings or any Subsidiary is a member (or a disregarded entity of a member) of a group filing a consolidated, combined, group, affiliated or unitary tax return with any Parent Entity or Subsidiary of a Parent Entity (or in which Holdings is a disregarded entity wholly owned, directly or indirectly, by a corporate Parent Entity), any dividends or other distributions to fund any income Taxes for such taxable year (or portion thereof) for which such Parent Entity or Subsidiary is liable up to an amount not to exceed the amount of any such Taxes that Holdings and/or its applicable Subsidiaries would have been required to pay for such taxable year (or portion thereof) if Holdings and/or its applicable Subsidiaries had paid such Taxes on a separate company basis, or a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of Holdings and such Subsidiaries, for all relevant taxable periods; or (b) for any taxable year (or portion thereof) ending after the Effective Date for which Holdings is treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of Holdings in an aggregate amount equal to each of the direct or indirect owners’ Tax Amount. Each direct or indirect owner’s “Tax Amount” is the product of (i) the aggregate taxable income of Holdings and its Subsidiaries allocated to such owner for U.S. federal income tax purposes for such taxable year (or portion thereof) and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to a corporation residing in California or New York, New York (whichever is higher for the relevant taxable year or portion thereof); provided that any payments pursuant to this clause (C) for Taxes attributable to the income of an Unrestricted Subsidiary shall be limited to the amount of any cash actually paid by such Unrestricted Subsidiary to the Borrower or any Guarantor for such purpose;

(D)           amounts constituting or to be used for purposes of making payments to the extent specified in Section 6.19(b)(ii), (iii), (v), (xi), (xii), (xiii), (xv) and (xix); or

(x)            (a) the declaration and payment of dividends on the common stock or common equity interests of Holdings or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount in any fiscal year not to exceed the greater of (i) up to 6.0% of the amount of net cash proceeds received by or contributed to the Borrower or any of its Restricted Subsidiaries from any such public offering and (ii) an aggregate amount not to exceed 6.0% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Capital Stock of Holdings or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(xi)           payments by Holdings, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of Holdings or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 7.06 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by Holdings);

(xii)          Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions; provided that the amount of Restricted Payments permitted pursuant to this clause (b) shall not exceed the original amount of Excluded Contributions that were used to finance the acquisition or such property or assets;

(xiii)         (i) the declaration and payment of dividends on Designated Preferred Stock of Holdings or any of its Restricted Subsidiaries issued after the Closing Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Closing Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (ii), the amount of dividends declared and paid to a Person pursuant to such clause shall not exceed the cash proceeds received by Holdings or the aggregate amount contributed in cash to the equity of Holdings (other than through the issuance of Disqualified Stock, a Cure Amount or an Excluded Contribution of Holdings), from the issuance or sale of such Designated Preferred Stock; provided, further, in the case of clauses (i) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 7.03(a) hereof;

(xiv)         distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents or proceeds thereof;

(xv)          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(xvi)         any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(xvii)        so long as no Event of Default has occurred and is continuing (or would result therefrom), (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $250.0 million and 25.0% of LTM EBITDA at such time, or (ii) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated First Lien Secured Leverage Ratio shall be no greater than 1.00 to 1.00;

(xviii)        mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(xix)          the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Guarantor, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated First Lien Secured Leverage Ratio shall be no greater than 1.00 to 1.00;

(xx)           payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 7.04 hereof;

(xxi)          Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 7.06 if made by Holdings; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.04 hereof) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (d) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 7.06(a), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this clause (xxi) and (e) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this Section 7.06 (other than pursuant to Section 7.06(b)(xiii)) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (l) thereof);

(xxii)         any Restricted Payment made in connection with a Permitted Intercompany Activity or Permitted Tax Restructuring; and

(xxiii)        to the extent not duplicative of payments made in reliance on clause (a)(7) above, investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Declined Proceeds.

(c)            For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Section 7.06(b), or is permitted pursuant to Section 7.06(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Borrower will be entitled to divide or classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later divide, classify or reclassify in whole or in part in its sole discretion (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 7.06, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

(d)            The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Borrower acting in good faith.

(e)            For the avoidance of doubt, this Section 7.06 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of any Parent Entity, the Borrower or any of its Restricted Subsidiaries permitted to be Incurred under this Agreement.

Section 7.07           [Reserved].

Section 7.08           Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)            Holdings shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)             pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to Holdings or any Restricted Subsidiary;

(ii)	make any loans or advances to Holdings or any Restricted Subsidiary; or

(iii)	sell, lease or transfer any of its property or assets to Holdings or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Holdings or any Restricted Subsidiary to other Indebtedness Incurred by Holdings or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)             Section 7.08(a) shall not prohibit:

(i)             any encumbrance or restriction pursuant to any agreement or instrument, in each case, in effect at or entered into on the Closing Date in connection with the Transactions;

(ii)            any encumbrance or restriction pursuant to this Agreement, the Collateral Documents and the Guarantees;

(iii)           [reserved];

(iv)           any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, amalgamated, consolidated or otherwise combined with or into Holdings or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Holdings or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by Holdings or was merged, amalgamated, consolidated or otherwise combined with or into Holdings or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (iv), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by Holdings or any Restricted Subsidiary when such Person becomes the Successor Company;

(v)           any encumbrance or restriction:

(A)            that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)            contained in mortgages, pledges, charges or other security agreements permitted under this Agreement and the Collateral Documents or securing Indebtedness of Holdings or a Restricted Subsidiary permitted under this Agreement and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(C)            contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(D)            pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings or any Restricted Subsidiary;

(vi)          any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(vii)          any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of Holdings or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(viii)         customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(ix)           encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(x)            any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(xi)           any encumbrance or restriction pursuant to Hedging Obligations;

(xii)          other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Closing Date pursuant to the provisions of Section 7.03 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(xiii)         restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(xiv)         any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to the provisions of Section 7.03 hereof) if (i) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (a) the encumbrances and restrictions contained in the this Agreement, together with the security documents associated therewith or (b) in comparable financings (as determined in good faith by the Borrower) or (ii) either (a) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Secured Obligations or (b) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(xv)          any encumbrance or restriction existing by reason of any Lien permitted under Section 7.01 hereof; or

(xvi)         any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (i) to (xv) of this Section 7.08(b) or this clause (xvi) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i) to (xv) of this Section 7.08(b) or this clause (xvi); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).

Section 7.09          Financial Covenant. Except with the written consent of the Required Revolving Credit Lenders, permit the Consolidated Total Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on September 30, 2020) to be greater than 3.50:1.00 (the “Financial Covenant”).

Section 7.10           Permitted Activities of Holdings.

Holdings shall not:

(a)           incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder and (iii) Indebtedness owed to the Borrower or any Restricted Subsidiary otherwise permitted hereunder;

(b)           create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and, subject to the Intercreditor Agreements, as applicable, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause a()(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 7.01 and (iv) Liens of the type permitted under Section 7.01 (other than in respect of Indebtedness for borrowed money not referred to in clause (a)(i) of this Section 7.10); or

(c)           engage in any material business activity or own any material assets other than (i) holding the Capital Stock of the Borrower, and, indirectly, any other subsidiary of the Borrower (and/or any joint venture of any thereof); (ii) performing its obligations under Master Leases, the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock permitted hereunder); (iv) filing tax reports and paying taxes, including tax distributions made pursuant to Section 7.06(ix) and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Laws; (vii) effecting any initial public offering of its Capital Stock; (viii) holding (A) cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or Permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Indebtedness permitted by Section 7.03; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 6.19(b)(xi) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Laws (including with respect to the maintenance of its existence); (xiii) financing activities, including the receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and the Borrower’s other Subsidiaries to the extent permitted hereunder; (xiv) repurchases of Indebtedness through open market purchases and/or “Dutch Auctions” permitted hereunder; (xv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and/or any Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments; (xvi) consummating the Plan of Reorganization or any Permitted Tax Restructuring; (xvii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance); (xviii) any transaction expressly permitted pursuant to clauses (a), (b) and/or (d) of this Section 7.10 and (xix) activities incidental or reasonably related to any of the foregoing; or

(d)           consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its Subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A)(ii) and (B) Holdings may (1) consummate the Plan of Reorganization and/or (2) otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its Subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement, (2) it is understood and agreed that Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Collateral pledged by Holdings, taken as a whole and (3) notwithstanding anything to the contrary in this Section 7.10, nothing herein shall preclude Holdings from consummating the Plan of Reorganization or any Permitted Tax Restructuring.

ARTICLE VIII

Events of Default and Remedies

Section 8.01           Events of Default. Any of the following events referred to in any of clauses (a) through (n) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)           Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a) or Section 6.04 (solely with respect to the Borrower), Section 6.11 or Article VII (other than Section 7.09) or (ii) Section 7.09; provided that (i) a Default or an Event of Default in respect of Section 7.09 (a “Financial Covenant Event of Default”) shall not occur until the earlier of (x) the expiration of the tenth (10th) Business Day subsequent to the date the financial statements for the applicable fiscal quarter or fiscal year are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) and (2) the date on which the Borrower notifies the Administrative Agent that the Cure Right shall not be exercised with respect to such breach, and then shall occur only if the Cure Amount has not been received on or prior to such date and (ii) a Financial Covenant Event of Default (or in each case, under any revolving facility that constitutes a Refinancing Indebtedness thereof) shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date (the “Term Loan Standstill Period”); or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; provided that the Administrative Agent shall not be entitled to notify the Borrower of a Default under this Section 8.01(c) for actions taken and reported by the Borrower to the Administrative Agent and the Lenders pursuant to a notice provided by the Borrower to the Administrative Agent more than two years prior to such notice of Default and no Default or Event of Default can occur as a result thereof; provided that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (ii) any Loan Party had actual knowledge of such Default or Event of Default and failed to notify to Administrative Agent as required hereby; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days; or

(e)           Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount exceeding the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale events, insurance and condemnation proceeds events, change of control offers events and excess cash flow and indebtedness sweeps), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that (x) such failure is unremedied and is not waived by the required holders of such Indebtedness and (y) for the avoidance of doubt, any event or condition set forth under this paragraph (e) shall not, until the expiration of any applicable grace period or the delivery of notice by the applicable holder or holders of such Indebtedness, constitute a Default or an Event of Default for purposes of this Agreement; or

(f)             Insolvency Proceedings, Etc. Except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 7.04 in connection with the consummation of a Permitted Tax Restructuring, any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) days after such judgment becomes final;

(i)             Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts by the Administrative Agent in the sole control of the Administrative Agent or, omissions by the Administrative Agent in the sole control of the Administrative Agent or the payment in full of all the Obligations and termination of all Commitments, ceases to be in full force and effect or ceases to create a valid and perfected lien on a material portion the Collateral covered thereby other than Collateral having a fair market value not exceeding $50.0 million; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document;

(j)             Change of Control. There occurs any (x) Change of Control or (y) solely with respect to the Revolving Credit Facility, any event that would constitute a Change of Control if not for the operation of the proviso in clause (1)(x) or (2)(x) of the definition of such term, unless, the corporate family credit ratings from S&P and Moody’s for such Parent Entity are not worse than the corporate family rating of the Borrower immediately prior to such event;

(k)           Master Leases/Recognition Agreements. Any of the Master Leases or the Recognition Agreements shall cease to be in full force and effect in accordance with their terms, other than, in the case of either Master Lease, (i) upon the expiration or termination thereof with respect to any particular property or properties pursuant to Section 1.4 (Renewal Terms), 8.2 (Compliance with Legal and Insurance Requirements, etc.), 14.5 (Insurance Proceeds Paid to Facility Mortgagee) or 15.5 (Termination of Master Lease; Abatement of Rent) of the Master Leases or (ii) pursuant to an amendment, waiver or modification thereto that does not constitute an Event of Default this Article VIII;

(l)            Master Lease Amendments. Either Master Lease shall be amended, waived or otherwise modified, (i) if such amendment, waiver or modification (A) shortens the remaining term of such Master Lease to less than 10 years including extension or renewal options from the date of such amendment, waiver or modification, or (B) amends, waives or modifies Article XIV (Insurance Proceeds), Article XV (Condemnation), Article XVI (Events of Default), Article XVII (Leasehold Mortgagees), Article XXII (Transfers) or Article XXXVI (Organized Sale Process), in each case of this clause (B) in a manner adverse in any material respect to the interests of the Lenders, (ii) if, after giving effect to such amendment, waiver or other modification, the Borrower would not be in compliance with Section 7.09, determined on a pro forma basis, or (iii) in a manner that could reasonably be expected to have a Material Adverse Effect;

(m)          Events of Default under Master Leases. (A) any “Event of Default” (as defined in either Master Lease) shall occur and be continuing under Section 16.1(a)(i), 16.1(a)(ii) (but only if arising from nonpayment of an “Additional Charge” (as defined in the Master Leases) in an aggregate amount in excess of $10 million) or 16.1(n) of the Master Leases, (B) the Landlord shall give Tenant notice of termination of such Master Lease following an “Event of Default” (as defined in the Master Leases) pursuant to Section 16.2 of the Master Lease or (C) the Landlord shall issue a “Termination Notice” pursuant to Section 17.1(d) of such Master Lease;

(n)           Regulatory Authorization. Any Regulatory Authorization shall expire or terminate or be revoked or otherwise lost, if such expiration, termination, revocation or loss could reasonably be expected to have a Material Adverse Effect; or

(o)           ERISA Event. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything to the contrary contained herein, any “Default” under this Section 8.01 will not constitute an “Event of Default” until the Loan Parties do not cure such “Default” within the time period (if any) specified in the applicable clauses of this Section 8.01 after receipt of any required notice provided for therein to the extent such clauses of Section 8.01 provide for such cure periods; provided that the Administrative Agent shall not be entitled to notify the Borrower of a Default under this Section 8.01 for actions taken and reported by the Borrower to the Administrative Agent and the Lenders pursuant to a notice provided by the Borrower to the Administrative Agent more than two years prior to such notice of Default and no Default or Event of Default can occur as a result thereof; provided that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (ii) any Loan Party had actual knowledge of such Default or Event of Default and failed to notify to Administrative Agent as required hereby.

Section 8.02           Remedies Upon Event of Default.

(a)            If any Event of Default occurs and is continuing, the Administrative Agent may, and shall, at the request of the Required Lenders, take any or all of the following actions (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, if the only Events of Default then having occurred and continuing are pursuant to a Financial Covenant Event of Default, at the request of the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, L/C Obligations, any Letters of Credit and L/C Credit Extensions):

(i)             declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)             declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)             require that the Borrower Cash Collateralizes the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)             exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03           Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f), (g) or (h) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5.0% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries.

Section 8.04          Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Secured Obligations (and proceeds of Collateral) shall be applied by the Administrative Agent, subject to (x) any Customary Intercreditor Agreement then in effect, (y) the terms of the First Lien Intercreditor Agreement and (z) Junior Lien Intercreditor Agreement, in each case, in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations in respect of Priority Payment Obligations (other than Super Senior Incremental Term Obligations) constituting fees, indemnities and other amounts (other than principal, interest, and obligations under Secured Hedge Agreements and Secured Cash Management Obligations) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations in respect of Priority Payment Obligations (other than Super Senior Incremental Term Obligations) constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations in respect of Priority Payment Obligations(other than Super Senior Incremental Term Obligations) constituting unpaid principal, Unreimbursed Amounts or face amounts of the Revolving Credit Loans, L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Secured Cash Management Obligations and for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of any Super Senior Incremental Term Loans constituting fees, indemnities and other amounts payable to the Lenders providing such Super Senior Incremental Term Loans (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Super Senior Incremental Term Loans constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders providing such Super Senior Incremental Term Loans in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Secured Obligations (other than in respect of Priority Payment Obligations) constituting fees, indemnities and other amounts (other than principal, interest, and obligations under Secured Hedge Agreements and Secured Cash Management Obligations) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Secured Obligations (other than Priority Payment Obligations) constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Eighth payable to them;¶

Ninth, to payment of that portion of the Secured Obligations (other than Priority Payment Obligations) constituting unpaid principal, Unreimbursed Amounts or face amounts of the Revolving Credit Loans, L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Secured Cash Management Obligations and for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above) and (b) Secured Cash Management Obligations and Obligations under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank. Each Cash Management Bank and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 8.05           Permitted Holders’ Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that Holdings fails to comply with the requirement of the Financial Covenant as of the last day of the any Test Period, any of the Permitted Holders or Holdings shall have the right, during the period beginning at the start of any fiscal quarter in which Holdings determines that a breach of the Financial Covenant may occur, until the expiration of the tenth Business Day (the “Cure Period”) after the date on which financial statements with respect to the applicable Test Period in which the Financial Covenant is being measured are required to be delivered pursuant to Section 6.01, to make a direct or indirect equity investment in Holdings in cash in the form of common Capital Stock (or other Qualified Capital Stock reasonably acceptable to the Administrative Agent), which proceeds shall be contributed to the Borrower (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided, that (x) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.09 and no Cure Amounts will reduce (or count towards) the Consolidated First Lien Secured Leverage Ratio, Consolidated Total Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio for purposes of any calculation thereof for the fiscal quarter with respect to which such Cure Right was exercised.

(b)           If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period (including for purposes of Section 4.02), Holdings shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided, that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall not be given effect in an amount greater than the amount required to cause Holdings to be in compliance with the Financial Covenant.

(c)           Notwithstanding anything herein to the contrary, prior to the expiration of the Cure Period (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under Article VII on the basis of a breach of the Financial Covenant so as to enable Holdings to consummate its Cure Rights as permitted under this Section 8.05(c) and (y) the Lenders shall not be required to make any Credit Extension unless and until Holdings has received the Cure Amount required to cause Holdings to be in compliance with the Financial Covenant.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01           Appointment and Authorization of Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates (including without limitation J.P. Morgan Europe Limited), agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03           Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct.

Section 9.04           Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, if the only Events of Default then having occurred and continuing are pursuant to a Financial Covenant Event of Default, the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, L/C Obligations, Letters of Credit and L/C Credit Extensions) in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06           Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07          Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08           Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

Section 9.09           Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent in respect of this Agreement or one or more Facilities hereunder upon thirty (30) days’ notice to the Borrower and the Lenders (or, in the case of a resignation in respect of one or more Facilities hereunder, the Lenders in respect of such Facilities). If the Administrative Agent resigns under this Agreement, the Required Lenders (or, in the case of a resignation in respect of one or more Facilities hereunder, the Required Facility Lenders in respect of such Facilities) shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the resigning Administrative Agent may appoint, after consulting with the Borrower and the Lenders(or, in the case of a resignation in respect of one or more Facilities hereunder, the Required Facility Lenders in respect of such Facilities), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders (or, in the case of a resignation in respect of one or more Facilities hereunder, the Lenders in respect of such Facilities) shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to any mortgages, and such other security agreements, instruments or notices, as may be necessary or desirable, or as the Required Lenders (or, in the case of a resignation in respect of one or more Facilities hereunder, the Required Facility Lenders in respect of such Facilities) may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.

Section 9.10           Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11           Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a)           that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), (ii) at the time the property subject to such Lien is transferred as part of or in connection with any transfer permitted hereunder (including any Asset Disposition permitted hereunder) or under any other Loan Document to any Person other than any other Loan Party (provided that in the event of a transfer of assets from a Loan Party to another Loan Party organized in a different jurisdiction, the Collateral Agent shall, upon request of the Borrower or any other Loan Party, release such Lien if such transferee Loan Party takes all actions reasonably necessary to grant a Lien in such transferred assets to the Collateral Agent (to the extent required by the Collateral and Guarantee Requirement)), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below or (v) if the property subject to such Lien becomes Excluded Property;

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Lien under clauses (i) or (l) (in the case of clause (l), upon the reasonable request of the Borrower, to the extent required by the terms of the agreements governing such Permitted Lien) of the definition thereof.

(c)           if any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case as a result of a transaction permitted hereunder or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Borrower) (provided that the release of any Subsidiary Guarantor from its obligations under the Loan Documents solely as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (j) or (l) of the definition thereof shall only be permitted if such Subsidiary Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the primary purpose of release the Guarantee of such Subsidiary Guarantor, and, in the case of an Excluded Subsidiary of the type described in clause (j) of the definition thereof, only if such Subsidiary Guarantor ceases to be a Restricted Subsidiary).

Notwithstanding anything contained herein to the contrary, upon request by the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided that the absence of such confirmation shall not affect in any way the validity of the automatic releases of security interest or Guaranty contemplated by this Agreement or the Administrative Agent’s obligations to comply with the provisions of the immediately following sentence. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (i) to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents (including the filing of termination statements or the return of pledged collateral), or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent written request therefor and, to the extent requested by the Administrative Agent, a certificate of the Borrower to the effect that the release of such Guarantor or Collateral, as applicable, is in compliance with the Loan Documents. Each of the Lenders irrevocably authorizes the Administrative Agent to rely on any such certificate without independent investigation and release its interests in any Collateral or release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11 (including, in each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral); it being acknowledged and agreed by each Secured Party that the Administrative Agent, in its capacity as such, shall have no liability with respect to relying on such certificate and taking actions to evidence such release.

Section 9.12           Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers, the Documentation Agent or other Persons identified on the facing page or signature pages of this Agreement as a “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13           Appointment of Supplemental Administrative Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14           Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

Section 9.15           Secured Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.16           Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the Collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

Miscellaneous

Section 10.01         Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Consolidated First Lien Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01 or the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or Sections 2.13 or 8.04 that would alter the pro rata sharing payments without the written consent of each Lender directly and adversely affected thereby;

(e)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f)            release all or substantially all of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(g)           modify any of (i) the definitions of “Customary Intercreditor Agreement”, “Initial Revolving Credit Facility Cap”, “Pari Passu Indebtedness”, “First Lien Intercreditor Agreement”, “Junior Lien Intercreditor Agreement” or “Priority Payment Obligations” set forth in Section 1.01 (or any of the defined terms used in any such definitions solely as they relate to such definitions), (ii) the proviso to clause (ee) of the definition of “Permitted Liens” set forth in Section 1.01 or (iii) Section 2.05(b)(ii)(A), Section 2.05(b)(ii)(C), Section 2.12(g), Section 2.13, the proviso to Section 2.14(f), Section 4.02 (solely with respect to Credit Extensions pertaining to the Revolving Credit Facility) or Section 7.09, in each case, without the written consent of the Required Revolving Credit Lenders;

(h)           modify any of Section 2.14(f), Section 8.04, Section 10.24 or any Intercreditor Agreement without the written consent of Required Revolving Credit Lenders and the Required Facility Lenders in respect of the Term Loans; or

(i)            modify any provision in this Agreement or any other Loan Document that expressly provides for the consent of the Required Revolving Credit Lenders or the Required Facility Lenders with respect to any Facility, in each case, without the written consent of the Required Revolving Credit Lenders or the Required Facility Lenders with respect to such Facility.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vi) the consent of the Required Revolving Credit Lenders (and no other Lenders) shall be necessary to amend or waive the terms and provisions of Sections 7.09, 8.01(b)(ii) and 8.05 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement); (vii) the consent of the Required Revolving Credit Lenders and the Required Lenders shall be necessary to permit the Borrower to incur additional Indebtedness that is pari passu with or senior to the Revolving Credit Facility in right of payment and with respect to security; (viii) the consent of all adversely affected Revolving Credit Lenders shall be necessary to modify the order of payments pursuant to Section 8.04 to the extent such modification adversely impacts Priority Payment Obligations and (ix) the Closing Date Certificate and Schedule 6.12 may be updated with the consent of the Borrower and the Administrative Agent (not to be unreasonably withheld) following the Closing Date and on or prior to the Closing Date to reflect circumstances existing on the Closing Date. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders; provided that for the avoidance of doubt, the consent of the Required Revolving Credit Lenders shall be required with respect to any amendment that permits the Loan Parties to incur Indebtedness that ranks pari passu with or senior to the Revolving Credit Facility in right of security and payment.

Notwithstanding anything to the contrary contained in this Section 10.01, the terms and provisions and related timelines and procedures relating to the potential distributions to the Lenders making Initial Term Commitments set forth on Schedule 2.01(A)(II) and the role of the Disbursement Agent (including, but not limited to, the terms set forth in Section 2.04, Section 2.05(ii), Section 2.19 and Section 10.07) shall be subject to approval by the Bankruptcy Court and may be amended with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the Borrower (for the avoidance of doubt, without the need for the consent of any other Lender).

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, inconsistencies, omissions, mistakes or defects (including to correct or cure incorrect cross references or similar inaccuracies), (iii) to effect administrative changes of a technical or immaterial nature or (iv) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, inconsistencies, omissions, mistakes or defects (including to correct or cure incorrect cross references or similar inaccuracies).

Notwithstanding anything in this Section 10.01 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Facilities, Refinancing Revolving Credit Commitments, Refinancing Term Loans, Extended Term Loans or Extended Revolving Credit Commitments, (ii) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit, (iii) to integrate and terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.14(d) and (iv) to make any amendments permitted by Section 1.03 and to give effect to any election to adopt IFRS and (b) without the consent of any Lender or L/C Issuer, the Loan Parties, the Administrative Agent or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any applicable intercreditor agreement contemplated by this Agreement, in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Borrower may, without the consent of any Lenders, upon delivery to the Administrative Agent (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder (including, for the avoidance of doubt, the provisions of Section 2.05(a)(iv) and 2.14(b)(ii) hereof) and/or (iii) with the consent of the Administrative Agent, modify any other provision hereunder or under any other Loan Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted hereunder, where the terms of any such Incremental Facilities or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facilities or other Indebtedness; provided that the Administrative Agent will have at least five Business Days (or such shorter period to which the Administrative Agent may consent in its reasonable discretion) after written notice from the Borrower to provide such consent and may, in its sole discretion, provide written notice to the Lenders regarding any such proposed amendment.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Credit Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5.0% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5.0% of the components of such index. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Credit Lender as of the Closing Date) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation or (y) otherwise ascertain or monitor whether any Lender, Eligible Assignee or Participant or prospective Lender, Eligible Assignee or Participant is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Net Short Lender).

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and the L/C Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.

(f)           Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03         No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04          Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arranger for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Initial Term Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Davis Polk & Wardwell LLP (and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and, in the case of legal fees, limited to all Attorney Costs of one counsel for all such Persons (and, in the case of an actual or perceived conflict of interest, where such Person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05         Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, the Lead Arranger, and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (y) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Indemnitee nor any Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations under the Loan Documents to the extent such special, punitive, indirect or consequential damages are included in any third-party claim in connection with which any Indemnitee is entitled to indemnification hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06         Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither Holdings nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that, no consent of the Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, (2) of any Revolving Credit Loans or Revolving Credit Commitment to any other Revolving Lender, any Affiliate of a Revolving Lender or any Approved Fund of a Revolving Lender or, (3) of any Term Loan, Revolving Credit Loans or Revolving Credit Commitment, if an Event of Default under Section 8.01(a) or under Section 8.01(f) has occurred and is continuing, to any Assignee; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within 10 Business Days after notice by the Administrative Agent;

(B)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund;

(C)          each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan; and

(D)          in the case of any assignment of any of the Revolving Credit Facility; the consent of each L/C Issuer.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million (in the case of the Revolving Credit Facility) or $1.0 million (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or under Section 8.01(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)          the Assignee shall not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Disqualified Lender or, except to the extent permitted pursuant to Section 2.17 or Section 10.07(k), Holdings or any of its Subsidiaries;

(E)           the Assignee shall not be a Defaulting Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

The Disbursement Agent shall assign Initial Term Loans held by it for the benefit of the Claimant Assignees (as defined below) to each Unidentified Claimant that (x) is an Eligible Assignee and (y) provides to the Administrative Agent, on or prior to the Reversion Date, information necessary to facilitate the distribution to which it is entitled and as a result becomes entitled to receive such distribution (each, a “Claimant Assignee”), subject to the satisfaction of the following (which, in any event, shall be satisfied no later than later of (i) the Reversion Date or (ii) two months following the initial response from such Claimant Assignee to the Disbursement Agent’s request for information (the date in this clause (ii) with respect to any Claimant Assignee, the “Response Deadline”)): (x) the Disbursement Agent, the Borrower, the Claimant Assignee and the Administrative Agent shall have executed and delivered to the Administrative Agent an Assignment and Assumption acceptable to the Administrative Agent, which Assignment and Assumption shall set forth the principal amount of Initial Term Loans being assigned and the accrued interest thereon and shall require the Disbursement Agent to turn over all accrued and paid interest on the Initial Term Loans being assigned to the Claimant Assignee and (y) the Claimant Assignee shall have delivered to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Claimant Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(f). The Disbursement Agent shall provide written notice to the Administrative Agent promptly after being contacted by any Claimant Assignee, which written notice shall include the name of the Claimant Assignee, the Response Deadline for such Claimant Assignee and the Principal Amount of Initial Term Loans held by the Disbursement Agent for the benefit of such Claimant Assignee. Notwithstanding anything to the contrary herein, no Lender shall be a natural Person and no Lender may assign or transfer, by assignment, participation or otherwise, any of its rights or obligations hereunder to a natural Person. If any Unidentified Claimant is a natural Person and responds to a request from the Disbursement Agent for, or otherwise provides, necessary information to receive payment prior to the Reversion Date (a “Non-Permitted Claimant”) and, as a result, would otherwise be entitled to receive Initial Term Loans held by the Disbursement Agent but for the fact that such Unidentified Claimant is a natural Person, then the Borrower shall (y) promptly provide written notice to the Administrative Agent (a “Non-Permitted Claimant Notice”) specifying the name of the applicable Non-Permitted Claimant, the Principal Amount of Initial Term Loans that the Disbursement Agent holds for the benefit of such Non-Permitted Claimant, and the date on which the Borrower will pay or cause to be paid such Non-Permitted Claimant (such payment date, the “Non-Permitted Claimant Payment Date”) and (z) on the Non-Permitted Claimant Payment Date, pay, or cause to be paid, to such Non-Permitted Claimant in cash an amount equal to the Principal Amount of Initial Term Loans (plus any accrued interest thereon to such date) that the Disbursement Agent holds for the benefit of such Non-Permitted Claimant pursuant to the Plan of Reorganization, at which time, and without any further action by the Administrative Agent or the Lenders, the Principal Amount of Initial Term Loans held by the Disbursement Agent for the benefit of the applicable Non-Permitted Claimant shall be automatically discharged, terminated and cancelled and the Administrative Agent shall update the Register to reflect such discharge, termination and cancellation.

(c)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that such processing and recordation fee shall not be applicable to the assignments made to Claimant Assignees pursuant to the paragraph above and provided further that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 3.01), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) and currencies of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (but in the case of any Lender solely with respect to such Lender’s outstanding Loans or Commitments) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. The parties hereto agree and intend that the Secured Obligations shall be treated as being in “registered form” for the purposes of the Code (including Sections 163(f), 871(h)(2), 881(c)(2), and 4701 of the Code).

(e)          Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), provided that each Participant shall be subject to the requirements and limitations of such Sections (including Sections 3.01(f) and (g) and Sections 3.05 and 3.06) (it being understood that the Participant shall deliver the forms described in Section 3.01(f) solely to the participating Lender, it being understood that copies of such forms may be required to be included (and, if so, will be included) as part of a non-U.S. Granting Lender’s IRS Form W-8IMY provided to the Administrative Agent or the Borrower), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal and interest amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f)           A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(f) and (g) and Sections 3.05 and 3.06 (it being understood that the SPC shall deliver the forms described in Section 3.01(f) solely to the Granting Lender, it being understood that copies of such forms may be required to be included (and, if so, will be included) as part of a non-U.S. Lender’s IRS Form W-8IMY provided to the Administrative Agent or the Borrower)), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC. Any Granting Lender shall maintain a register with respect to any grant described in this clause (h) on which it enters the name and the address of each SPC and the principal and interest amounts of each SPC’s interest in the granted Commitments and/or Loans (or other rights or obligations with respect thereto), which shall be maintained in a manner similar to any Participant Register described in Section 10.07(e), mutatis mutandis.

(i)          Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)          Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, as applicable. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(k)          Any Lender may, so long as no proceeds of Revolving Credit Loans are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or any of its Restricted Subsidiaries through (x) Dutch auctions open to all Term Lenders in accordance with procedures of the type described in Section 2.17 or (y)  notwithstanding Section 2.05(d) or Section 2.17 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, that, in connection with assignments pursuant to clause (y) above:

(i)           if Holdings or any of its Restricted Subsidiaries (other than the Borrower) is the assignee, upon such assignment, transfer or contribution, Holdings or such Restricted Subsidiary shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; and

(ii)          if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Term Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register, provided that this Section 10.07(k)(ii) shall not apply to any Term Loans held by the Borrower in its capacity as the Disbursement Agent pursuant to Section 2.19.

Section 10.08         Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10.07(g); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract or Qualified Securitization Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09         Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10         Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11         Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12         Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14         GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a)          THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)          EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II)  IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

Section 10.15         WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18          Lender Action. The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent for any right or remedy against any Loan Party under any of the Loan Documents (other than set-off rights) in each case with respect to the Collateral or any other property of any Loan Party. Without limiting the delegation of authority to the Administrative Agent set forth herein, only the Required Lenders (or, if applicable, the Required Revolving Credit Facility Lenders) shall have the authority to direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under the other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default) with respect to (i) the Loans and (ii) any Collateral, and (ii) any other property of any Loan Party. Any such rights and remedies arising under the Loan Documents shall not be exercised other than through the Administrative Agent. Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any such right or remedy under any Loan Document against any Loan Party or any past, present, or future Subsidiary of any Loan Party concerning any Collateral, or any other property of any Loan Party or any past, present or future Loan Party other than through the Administrative Agent; provided, that, for the avoidance of doubt, this sentence may be enforced against any Secured Party by the Required Lenders, any Agent or the Borrower (or any of its Affiliates) and each Secured Party expressly acknowledge that this sentence shall be available as a defense of the Borrower (or any of its Affiliates) in any such action, proceeding or remedial procedure. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Section 10.19         USA PATRIOT Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 10.20         Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)          any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)         any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)          any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)          any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.21         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings acknowledge and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (B) each of the Borrower and Holdings have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and the Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or the Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests to the Borrower, Holdings, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waive and release any claims that it may have against the Administrative Agent, each Lender and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.22         Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.23         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.24         Acknowledgment of Intercreditor Agreements. The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Junior Lien Intercreditor Agreement, any First Lien Intercreditor Agreement, or any other Customary Intercreditor Agreement, with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is permitted (including as to priority) under this Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof (any of the foregoing, an “Specified Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are not prohibited and (y) any Specified Intercreditor Agreement entered into by the Administrative Agent and/or the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Specified Intercreditor Agreement. No Lender is nor shall it be deemed to be a fiduciary of any kind for any other Lender or any other Person. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.03 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WINDSTREAM SERVICES II, LLC,
a Delaware limited liability company,
as the Borrower

By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Executive Vice President, General Counsel and Corporate Secretary

WINDSTREAM HOLDINGS II, LLC,
a Delaware limited liability company,
as Holdings

By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WINDSTREAM SERVICES II, LLC,
a Delaware limited liability company,
as the Disbursement Agent

By:	/s/ Kristi Moody
Name:	Kristi Moody
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative
Agent, Collateral Agent and L/C Issuer

By:	/s/ Daniel Luby
Name:	Daniel Luby
Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Daniel Luby
Name:	Daniel Luby
Title:	Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Michael Strobel
	Name:	Michael Strobel
	Title:	Vice President michael-p.strobel@db.com 212-250-0939

By:	/s/ Yumi Okabe
	Name:	Yumi Okabe
	Title:	Vice President Email: yumi.okabe@db.com Tel: (212) 250-2966

[Signature Page to Credit Agreement]

CITICORP NORTH AMERICA, INC., as Lender

By:	/s/ Scott Slavik
	Name:	Scott Slavik
	Title:	Vice President

CITIBANK, N.A., as L/C Issuer

By:	/s/ Scott Slavik
	Name:	Scott Slavik
	Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Julie Lilienfeld
	Name:	Julie Lilienfeld
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

TRUIST BANK, as Lender

By:	/s/ Nicholas Hahn
	Name:	Nicholas Hahn
	Title:	Managing Director

[Signature Page to Credit Agreement]

Schedules

EXHIBIT A

[FORM OF] COMMITTED LOAN NOTICE

[_____], 2020

JPMorgan Chase Bank, N.A.,

as Administrative Agent under the Credit Agreement

referred to below

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Greg Rostick

Tel: 302-634-4532

Email: gregory.n.rostick@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179-0001

Attention: Daniel G Luby Jr.

Tel: 212-270-6920

Email: daniel.g.lubyjr@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby gives you notice irrevocably pursuant to Section 2.02(a) of the Credit Agreement, on behalf of the Borrower, and hereby requests a [Borrowing] [conversion] [continuation] (the “Proposed [Borrowing] [Conversion] [Continuation]”) under the Credit Agreement and sets forth below the information relating to such Proposed [Borrowing] [Conversion] [Continuation]:

1.	The Business Day of the Proposed [Borrowing] [Conversion] [Continuation] is ___________, 20[__].[1]

[1]	Each such notice must be received by the Administrative Agent (a) with respect to Revolving Credit Loans or Term Loans denominated in Dollars, (i) in the case of a Eurocurrency Rate Loan, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of Initial Term Loans to be borrowed on the Closing Date, one (1) Business Day before the proposed Borrowing), or (ii) in the case of a Base Rate Loan, not later than 11:00 a.m., Local Time, on same day of the proposed Borrowing and (b) with respect to Revolving Credit Loans or Term Loans denominated in any currency other than Dollars, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing.

2.	The Facility under which the Proposed [Borrowing] [Conversion] [Continuation] is requested is the ___________ Facility.[2]

3.	The Type of Loans comprising the Proposed [Borrowing] [Conversion] [Continuation] is [Base Rate Loans] [Eurocurrency Rate Loans][3].

4.	The aggregate amount and currency of the Proposed [Borrowing] [Conversion] [Continuation] is $ ___________[4].

5.	[The location and number of the Borrower’s account to which funds are to be disbursed is:

Bank:

ABA #:

Account #:

Account Name:                                                          ]5

6.	[The initial Interest Period for each Eurocurrency Rate Loan made as part of the Proposed Borrowing is _______ month[s].]

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied or waived as of the date of the Proposed Borrowing set forth above.]6

[Signature Pages Follow]

Days before the date of the proposed Borrowing.

[2]	Insert Class of proposed Borrowing, conversion or continuation.

[3]	Term Loans must at all times be Eurocurrency Rate Loans prior to the Closing Date and may not be converted to Base Rate Loans until the Closing Date has occurred.

[4]	Must be a minimum of $1 million or a whole multiple of $100,000 in excess thereof for Eurocurrency Rate Loans or Base Rate Loans.

[5]	To include for Borrowings after the Closing Date only.

[6]	To include for Borrowings after the Closing Date only (other than (x) for a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (y) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Acquisition).

Very truly yours,

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Committed Loan Notice]

EXHIBIT C-1

[FORM OF] TERM NOTE

$	Dated , 202

FOR VALUE RECEIVED, the undersigned, Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY ______________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office the principal amount of the Initial Term Loan on the dates and in the amounts specified in the Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), the Lender and certain other Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto, owing to the Lender by the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Initial Term Loan from the date of such Initial Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the U.S. to the Administrative Agent at such office and in the manner specified in the Credit Agreement. The Initial Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on Schedule 1 hereto, which is part of this promissory note (the “Term Note”); provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Term Note.

This Term Note is one of the “Notes” referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Initial Term Loan by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Initial Term Loan being evidenced by this Term Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Term Note and the other Loan Documents and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents. The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

This Term Note may not be transferred or assigned by the Lender to any Person except in compliance with the terms of the Credit Agreement. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 10.07 of the Credit Agreement. This Term Note may not at any time be endorsed to, or to the order of, bearer.

Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

[Signature Pages Follow]

[Signature Page to Term Note]

Very truly yours,

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Term Note]

SCHEDULE 1

LOANS AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Balance	Made By

EXHIBIT C-2

[FORM OF] REVOLVING CREDIT NOTE

$	Dated , 202

FOR VALUE RECEIVED, the undersigned, Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY ______________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office the unpaid principal amount of the Revolving Credit Loan and L/C Advance on the dates and in the amounts specified in the Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), the Lender and certain other Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto, owing to the Lender by the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan and L/C Advance from the date of such Revolving Credit Loan or L/C Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the U.S. to the Administrative Agent, at such office and in the manner specified in the Credit Agreement. Each Revolving Credit Loan and L/C Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the Schedule 1 hereto, which is part of this promissory note (the “Revolving Credit Note”); provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the “Notes” referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans or L/C Advances by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Loan and L/C Advance being evidenced by this Revolving Credit Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Revolving Credit Note and the other Loan Documents and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

This Revolving Credit Note may not be transferred or assigned by the Lender to any Person except in compliance with the terms of the Credit Agreement. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 10.07 of the Credit Agreement. This Revolving Credit Note may not at any time be endorsed to, or to the order of, bearer.

Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

[Signature Pages Follow]

C-2-1

Very truly yours,

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

C-2-2

SCHEDULE 1

LOANS AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Balance	Made By

C-2-3

EXHIBIT D-1

[FORM OF] CLOSING DATE CERTIFICATE

[See Attached]

CLOSING DATE CERTIFICATE

September 21, 2020

This Closing Date Certificate (this “Certificate”) is delivered pursuant to Section 4.01(k) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent, each L/C Issuer party thereto and each Lender party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned, being a Responsible Officer of the Borrower, solely in such capacity and not in any individual capacity (and without personal liability) hereby certifies on behalf of the Borrower, on the date hereof, that attached hereto are the schedules as referenced in the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate to be effective as of the date first written above.

Windstream Services II, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Closing Date Certificate]

EXHIBIT D-2

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date: ______

To           JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of Holdings, certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule I is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal year ended [_____________] (the “Financial Statement Date”), and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP7, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than (x) with respect to, or resulting from, an upcoming maturity date under any Indebtedness (y) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (z) any breach or impending breach of the covenant in Section 7.09 of the Credit Agreement or any other financial covenant in the documentation evidencing any Indebtedness or any qualification or exception as to the scope of such audit.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.          [Attached hereto as Schedule I is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal quarter ended [____________] (the “Financial Statement Date”) , and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and each of which fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.]

[7]	The applicable financial statements may be determined in accordance with IFRS in the event that the Borrower elects (pursuant to the definition of “GAAP”) to prepare its financial statements in accordance with IFRS, taking into account the requirements of Section 1.03(c) of the Credit Agreement regarding Accounting Changes.

2.          Attached hereto as Schedule II are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated financial statements referred to in paragraph l above.

3.          Attached hereto as Schedule III are: (i) certifications and descriptions of each event, condition or circumstance during the fiscal quarter ending [___]8 requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement and (ii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date hereof or confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list.

4.          Attached hereto as Schedule IV is a correct calculation of the Financial Covenant contained in Section 7.09 of the Credit Agreement, calculated on a consolidated basis for Borrower and its Restricted Subsidiaries for the relevant period ended on the Financial Statement Date.

5.          To my knowledge, during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing [except as specified on Annex A attached hereto].9

[Signature Page Follows]

[8]	The last fiscal quarter covered by this Compliance Certificate.

[9]	If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered as of the first date stated above.

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULE I TO COMPLIANCE CERTIFICATE

Consolidated Balance Sheet for the Financial Statement Date

[See Attached]

[Signature Page to Compliance Certificate]

SCHEDULE II TO COMPLIANCE CERTIFICATES

Reconciliation Financial Statements

[See Attached]

SCHEDULE III TO COMPLIANCE CERTIFICATE

Certifications Regarding Mandatory Prepayments

[Paragraph 3(I) of Compliance Certificate]

1.          [Section 2.05(b)(ii): During the Test Period ended on the Computation Date,10 neither Holdings, Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any Disposition or suffered any Casualty Event which would require a prepayment pursuant to Section 2.05(b)(ii) of the Credit Agreement (after giving effect to any permitted reinvestment period).]11

2.          [Section 2.05(b)(iii): During such fiscal period, neither Holdings, Borrower nor any of its Restricted Subsidiaries has received any Net Available Cash from any issuance or incurrence by Holdings, Borrower or any of its Restricted Subsidiaries of (A) Refinancing Term Loans, (B) Refinancing Indebtedness with respect to Indebtedness permitted pursuant to Section 7.03(b)(i) of the Credit Agreement, or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 of the Credit Agreement, which would in each case require a mandatory repayment pursuant to Section 2.05(b)(iii) of the Credit Agreement.]12

[10]	“Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period.

[11]	If Holdings, the Borrower and any of its Restricted Subsidiaries has received any Net Available Cash from any from any Asset Disposition, the certificate should describe same and state the date of each receipt thereof and the amount of Net Available Cash received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.05(b)(ii) of the Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.05(b)(ii).

[12]	If Holdings, the Borrower and any of its Restricted Subsidiaries has received any Net Available Cash from any issuance or incurrence by Holdings, the Borrower and any of its Restricted Subsidiaries of Refinancing Term Loans, Refinancing Indebtedness with respect to Indebtedness permitted pursuant to Section 7.03(b)(i) of the Credit Agreement or Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.03 of the Credit Agreement), the certificate should describe same and state the date of each receipt thereof and the amount of Net Available Cash received on each such date, together with sufficient information as to mandatory repayments thereof to determine compliance with Section 2.05(b)(iii) of the Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.05(b)(iii).

SCHEDULE III TO COMPLIANCE CERTIFICATE

Subsidiaries

[Paragraph 3(II) of Compliance Certificate]

[Select one]

[What follows is a list of Material and Immaterial Subsidiaries (each identified as such) of the Borrower as of the date hereof:

1.

2.]

-or-

[There has been no change to the list of Material and Immaterial Subsidiaries of the Borrower since [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated _____________________]]13

13            Insert the later of the two dates.

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Financial Covenant Calculations

[See Attached]

EXHIBIT E

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]14 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]15 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]16 hereunder are several and not joint.]17 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below [including, without limitation, Letters of Credit, as applicable)]18 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. The benefit of each Collateral Document shall be maintained in favor of each Assignee.

1.            Assignor[s]: ______________________________

[14]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[15]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[16]	Select as appropriate.

[17]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[18]	Include only if assignment is of Revolving Credit Commitments.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Windstream Services II, LLC, a Delaware limited liability company

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

6.	Credit Agreement: Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders and an L/C Issuer.

7.	Assigned Interest:

			Aggregate Amount	Amount of	Percentage
			of Commitment/	Commitment/	Assigned of
			Loans of such	Loans of such	Commitment/
Assignor[s]	Assignee[s]	Commitment/	Class	Class	Loans of such
[19]	[20]	Loans Assigned[21]	for all Lenders[22]	Assigned	Class[23]
			$ [ ]	$ [ ]		%
			$ [ ]	$ [ ]		%
			$ [ ]	$ [ ]		%

[8.            Trade Date: __________________]24

9.             Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Pages Follow]

[19]	List each Assignor, as appropriate.

[20]	List each Assignee, as appropriate.

[21]	Fill in Class of Commitment/Loans being assigned.

[22]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class.

[23]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class.

[24]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

CONSENTED TO AND ACCEPTED:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:] [25]

[JPMORGAN CHASE BANK, N.A., as an L/C Issuer

By:
Name:
Title:][26]

[[ ]
By:
Name:
Title:][27]

[25]	Include if Administrative Agent consent required under Section 10.07(b) of the Credit Agreement.

[26]	Reference to L/C Issuer required for an assignment of Revolving Credit Commitments.

[27]	Reference to L/C Issuer required for an assignment of Revolving Credit Commitments.

[Consented to:

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:] [28]

28            Include if Borrower consent required under Section 10.07(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.          Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(i) and (b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, [and] (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

EXHIBIT F

[FORM OF] GUARANTY

[See Attached]

F-1

GUARANTY

dated as of

September 21, 2020

among

WINDSTREAM HOLDINGS II, LLC,

as Guarantor,

CERTAIN SUBSIDIARIES OF WINDSTREAM HOLDINGS II, LLC PARTY HERETO FROM TIME TO TIME,

as Guarantors,

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

ANNEX
Annex 1	–	Closing Date Guarantors

SCHEDULE
Schedule 1.01	–	Guarantee Limitations

EXHIBIT
EXHIBIT I	–	Form of Guaranty Supplement

GUARANTY

This GUARANTY (this “Guaranty”) dated as of September 21, 2020, by and among WINDSTREAM HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), certain Subsidiaries of Holdings from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, reference is made to that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), JPMCB, as Administrative Agent and Collateral Agent, each L/C Issuer and the Lenders from time to time party thereto.

WHEREAS, the Lenders have agreed to extend credit to the Borrower and the Cash Management Banks and the Hedge Banks may from time to time extend credit to the Borrower and its Subsidiaries in the form of Secured Cash Management Obligations and Secured Hedge Agreements, respectively, subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit and of the Cash Management Banks and the Hedge Banks to enter into the Secured Cash Management Obligations and the Secured Hedge Agreements, respectively, are conditioned upon, among other things, the execution and delivery of this Agreement (as defined below).

WHEREAS, each Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into agreements giving rise to Secured Cash Management Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Credit Agreement.

(a)         Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)         The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02.         Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Guaranty.

“Claiming Party” has the meaning assigned to such term in Section 3.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contributing Party” has the meaning assigned to such term in Section 3.01.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guarantee Limitations” means the limitations set forth in Section 2.09 and those principles set forth on Schedule 1.01, as such schedule may be updated from time to time in accordance with Section 2.09.

“Guarantor” means (a) Holdings and each Restricted Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Restricted Subsidiary that becomes a party to this Agreement after the Closing Date and (b) solely with respect to Obligations of Holdings and its Restricted Subsidiaries (other than the Borrower) in respect of Secured Hedge Agreements or Secured Cash Management Obligations, the Borrower; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary (as defined in the Credit Agreement) shall be required to be a Guarantor.

“Guaranty” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Guaranty Supplement” means an instrument in the form of Exhibit I hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Termination Date” means the date which payment in full in cash of all of all Obligations (other than (x) obligations an under Secured Hedge Agreements not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) and the expiration or termination of the Aggregate Commitments of the Lenders.

ARTICLE II

GUARANTY

SECTION 2.01.         Guaranty and Keepwell.

(a)        Subject to Section 2.09, each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Collateral Agent, for the benefit of the Secured Parties, the due and punctual payment and performance of the Secured Obligations. Each of the Guarantors further agrees that, subject to Section 2.09, the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any such Secured Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Guarantor of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)        Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.01(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.01(b), or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.01(b) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 4.13. Each Qualified ECP Guarantor intends that this Section 2.01(b) constitute, and this Section 2.01(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 2.02.         Guaranty of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Secured Obligations, or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03.         No Limitations.

(a)        Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13 and the Guarantee Limitations and except as provided in the definition of “Secured Obligations” with respect to Excluded Swap Obligations, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than a defense of payment in full in cash of all the Secured Obligations) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release, non-perfection, impairment, exchange or substitution of any security held by the Collateral Agent or any other Secured Party for the Secured Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Secured Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)        To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Secured Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the occurrence of the Termination Date. The Collateral Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date has occurred. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security.

(c)        Each Guarantor, and by its acceptance of this Agreement, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Secured Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Secured Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Secured Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Secured Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(d)        Each Guarantor acknowledges that it will receive indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

SECTION 2.04.         Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation, is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy, insolvency or reorganization of the Borrower, any other Guarantor or otherwise.

SECTION 2.05.         Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06.         Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07.         Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by each Guarantor that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 2.08.        No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder in accordance with Section 3.01 of the Credit Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Secured Obligations and termination of this Guaranty.

SECTION 2.09.         Guarantee Limitations.

(a)        The obligations of each Guarantor under its Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantee subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Law.

(b)       The obligations of each Guarantor under its Guarantee shall be further limited by the limitations set forth for its applicable jurisdiction of organization in Schedule 1.01, as such schedule may be updated from time to time as set forth in the relevant Guaranty Supplement.

ARTICLE III

SUBROGATION AND SUBORDINATION

SECTION 3.01.         Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section  3.02) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Secured Obligation (the “Claiming Party”), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guaranty Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 3.02.         Subordination.

(a)        Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section  3.01 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the Secured Obligations until the occurrence of the Termination Date. No failure on the part of the Borrower or any Guarantor to make the payments required by Section 3.01 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b)        Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed by it to any Subsidiary of Holdings shall be fully subordinated to the Secured Obligations until the occurrence of the Termination Date.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01.         Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 4.02.         Waivers; Amendment.

(a)        No failure or delay by the Collateral Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section  4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.03.         Collateral Agent’s Fees and Expenses, Indemnification.

(a)        The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement as if such section was set out in full herein mutatis mutandis.

(b)        Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) in accordance with Section 10.05 of the Credit Agreement (as if such section was set out in full herein mutatis mutandis).

(c)        Any such amounts payable as provided hereunder shall be additional Secured Obligations guaranteed hereby and secured by the other Collateral Documents. The provisions of this Section  4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section  4.03 shall be payable within ten (10) days of written demand therefor setting forth such amounts in reasonable detail.

SECTION 4.04.         Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05.         Survival of Representations and Warranties. All representations and warranties made hereunder or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Collateral Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 4.06.         Counterparts; Effectiveness; Several Agreement.

(a)        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(b)        This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 4.07.         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.08.         Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Guarantor against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, none of each Agent and its Affiliates, each Lender and its Affiliates and each L/C Issuer and its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Agent or its Affiliates, such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Guarantor which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect Subsidiary of the Borrower. Each Lender and L/C Issuer agrees promptly to notify the relevant Guarantor and the Collateral Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each L/C Issuer under this Section  4.08 are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent, such L/C Issuer and such Lender may have.

SECTION 4.09.         Governing Law; Jurisdiction; Service of Process. Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

SECTION 4.10.         WAIVER OF JURY TRIAL. Section 10.15 (Waiver of Right to Trial by Jury) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

SECTION 4.11.         Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 4.12.         Security Interest Absolute. To the fullest extent permitted by applicable Law, all rights of the Collateral Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Secured Obligations or this Agreement.

SECTION 4.13.         Termination or Release.

(a)        This Agreement and the Guarantees made herein shall automatically terminate with respect to all Secured Obligations upon the Termination Date.

(b)        The Guarantees made hereunder shall automatically be released in accordance with Section 9.11 of the Credit Agreement.

(c)        In connection with any termination or release pursuant to paragraph (a) or (b) of this Section  4.13, the Collateral Agent shall promptly (and each Lender irrevocably authorizes the Collateral Agent to), execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section  4.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 4.14.         Additional Guarantors. Any Person required to become party to this Agreement pursuant to Section 6.10 of the Credit Agreement may do so by executing and delivering a Guaranty Supplement and such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 4.15.         Excluded Swap Obligations Limitation. Notwithstanding anything in this Guaranty to the contrary, no Guarantor shall be required to make any payment pursuant to this Guaranty to any party, and the right of set-off provided in Section 4.08 shall not apply with respect to any Guarantor, in each case, with respect to Excluded Swap Obligations, if any, of such Guarantor.

[Signature Pages Follow]

WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Windstream Holdings II, LLC,
as Guarantor

By:
Name:
Title:

Entities listed on Annex 1, as Guarantors

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

ANNEX 1

GUARANTORS

1.	ATX Telecommunications Services of Virginia, LLC
2.	BOB, LLC
3.	Boston Retail Partners LLC
4.	Broadview Networks of Virginia, Inc.
5.	Buffalo Valley Management Services, Inc.
6.	Business Telecom of Virginia, Inc.
7.	Cavalier IP TV, LLC
8.	Cavalier Telephone, L.L.C.
9.	Choice One Communications of Connecticut Inc.
10.	Choice One Communications of Maine Inc.
11.	Choice One Communications of Massachusetts Inc.
12.	Choice One Communications of Ohio Inc.
13.	Choice One Communications of Rhode Island Inc.
14.	Choice One Communications of Vermont Inc.
15.	Choice One of New Hampshire Inc.
16.	Cinergy Communications Company of Virginia, LLC
17.	Conestoga Enterprises, Inc.
18.	Conestoga Management Services, Inc.
19.	Connecticut Broadband, LLC
20.	Connecticut Telephone & Communication Systems, Inc.
21.	Conversent Communications Long Distance, LLC
22.	Conversent Communications of Connecticut, LLC
23.	Conversent Communications of Maine, LLC
24.	Conversent Communications of Massachusetts, Inc.
25.	Conversent Communications of New Hampshire, LLC
26.	Conversent Communications of Rhode Island, LLC
27.	Conversent Communications of Vermont, LLC
28.	CTC Communications of Virginia, Inc.
29.	D&E Communications, LLC
30.	D&E Management Services, Inc.
31.	D&E Networks, Inc.
32.	Equity Leasing, Inc.
33.	Eureka Telecom of VA, Inc.
34.	Heart of the Lakes Cable Systems, Inc.
35.	InfoHighway of Virginia, Inc.
36.	Iowa Telecom Data Services, L.C.
37.	Iowa Telecom Technologies, LLC
38.	IWA Services, LLC
39.	McLeodUSA Information Services LLC
40.	McLeodUSA Purchasing, L.L.C.
41.	Norlight Telecommunications of Virginia, LLC
42.	Oklahoma Windstream, LLC
43.	PaeTec Communications of Virginia, LLC
44.	PAETEC iTEL, L.L.C.
45.	PAETEC Realty LLC
46.	PAETEC, LLC
47.	PCS Licenses, Inc.

48.	Southwest Enhanced Network Services, LLC
49.	Talk America of Virginia, LLC
50.	Teleview, LLC
51.	Texas Windstream, LLC
52.	US LEC of Alabama LLC
53.	US LEC of Florida LLC
54.	US LEC of South Carolina LLC
55.	US LEC of Tennessee LLC
56.	US LEC of Virginia L.L.C.
57.	US Xchange of Illinois, L.L.C.
58.	US Xchange of Michigan, L.L.C.
59.	US Xchange of Wisconsin, L.L.C.
60.	US Xchange Inc.
61.	Valor Telecommunications of Texas, LLC
62.	WIN Sales & Leasing, Inc.
63.	Windstream Alabama, LLC
64.	Windstream Arkansas, LLC
65.	Windstream Cavalier, LLC
66.	Windstream Communications Kerrville, LLC
67.	Windstream Communications Telecom, LLC
68.	Windstream CTC Internet Services, Inc.
69.	Windstream Direct, LLC
70.	Windstream Eagle Services, LLC
71.	Windstream EN-TEL, LLC
72.	Windstream Enterprise Holdings, LLC
73.	Windstream Escrow Finance Corp.
74.	Windstream Holding of the Midwest, Inc.
75.	Windstream Intellectual Property Services, LLC
76.	Windstream Iowa Communications, LLC
77.	Windstream Iowa-Comm, LLC
78.	Windstream KDL-VA, LLC
79.	Windstream Kerrville Long Distance, LLC
80.	Windstream Lakedale Link, Inc.
81.	Windstream Lakedale, Inc.
82.	Windstream Leasing, LLC
83.	Windstream Lexcom Entertainment, LLC
84.	Windstream Lexcom Long Distance, LLC
85.	Windstream Montezuma, LLC
86.	Windstream Network Services of the Midwest, Inc.
87.	Windstream NorthStar, LLC
88.	Windstream NuVox Arkansas, LLC
89.	Windstream NuVox Illinois, LLC
90.	Windstream NuVox Indiana, LLC
91.	Windstream NuVox Kansas, LLC
92.	Windstream NuVox Oklahoma, LLC
93.	Windstream Oklahoma, LLC
94.	Windstream SHAL Networks, Inc.
95.	Windstream SHAL, LLC
96.	Windstream Shared Services, LLC
97.	Windstream South Carolina, LLC
98.	Windstream Southwest Long Distance, LLC
99.	Windstream Sugar Land, LLC
100.	Windstream Supply, LLC
101.	XETA Technologies, Inc.

EXHIBIT I

TO THE GUARANTY

FORM OF

GUARANTY SUPPLEMENT

SUPPLEMENT NO. [__] (this “Guaranty Supplement”), dated as of [__________], to the Guaranty dated as of September 21, 2020, by and among WINDSTREAM HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), certain Subsidiaries of the Holdings from time to time party thereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Collateral Agent (as defined below).

A.         Reference is made to (i) that certain Credit Agreement dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), JPMCB, as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), collateral agent (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”), and the lenders from time to time party thereto (collectively, the “Lenders”) and (ii) the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

B.         The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit and the Hedge Banks to enter into Secured Hedge Agreements and Cash Management Banks to enter into Secured Cash Management Obligations. Section  4.14 of the Guaranty provides that Persons required to become Guarantors under the Guaranty pursuant to Section 6.10 of the Credit Agreement may do so by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into agreements giving rise to Secured Cash Management Obligations from time to time.

Accordingly, the Collateral Agent and the New Guarantor agree as follows:

SECTION 1.         Secured Obligations Under the Guaranty. In accordance with Section  4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor and, if applicable, a Qualified ECP Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.

SECTION 2.         Representations and Warranties. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Guaranty Supplement (i) has been duly authorized, executed and delivered by it and (ii) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3.         Delivery by Facsimile; Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or other electronic transmission (including “.pdf” or “.tif” files) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

SECTION 4.         Governing Law. Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

SECTION 5.         Affirmation. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 6.         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.         Notice. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

SECTION 8.         Reimbursement. The New Guarantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent in accordance with the terms of the Credit Agreement.

SECTION 9.         Guarantee Limitations. Schedule 1.01 of the Guaranty is hereby supplemented with the principles set forth in Schedule 1.01 hereto, if any, and such principles shall become part of Schedule 1.01 of the Guaranty and the Guarantee Limitations.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Guaranty Supplement as of the day and year first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

EXHIBIT G

[FORM OF] SECURITY AGREEMENT

[See Attached]

G-1-1

Posting Version

SECURITY AGREEMENT

dated as of September 21, 2020

among

WINDSTREAM SERVICES II, LLC,

WINDSTREAM HOLDINGS II, LLC,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

SCHEDULES:

Schedule 1	Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2	Other Investment Property Owned by Original Grantors

Schedule 3	Regulated Subsidiaries

Schedule 4A	Patents

Schedule 4B	Trademarks

Schedule 4C	Copyrights

Schedule 7A	Filing Offices / Jurisdiction of Organization

Schedule 7B	Prior Legal Names

Schedule 8	Changes in Structure

Schedule 9	Acquired Property

EXHIBITS:

Exhibit A	Security Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT is entered into as of September 21, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among Windstream Services II, LLC (the “Borrower”), Windstream Holdings II, LLC (“Holdings”), the Subsidiary Guarantors party hereto from time to time and JPMorgan Chase Bank, N.A. (“JPM”), as Collateral Agent.

RECITALS

WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, JPM, as Administrative Agent and Collateral Agent, each L/C Issuer and the Lenders from time to time party thereto.

WHEREAS, the Borrower is willing to secure the Secured Obligations by granting Liens on the Collateral owned by it to the Collateral Agent as provided for herein and the other Collateral Documents;

WHEREAS, Holdings is willing to cause certain of its Subsidiaries to guarantee the Secured Obligations as provided in the Guaranty and to secure such guarantees by granting Liens on the Collateral owned by it or such Subsidiaries, as applicable, to the Collateral Agent as provided for herein and in the other Collateral Documents;

WHEREAS, the obligations of the Lenders to make Loans and participate in Letters of Credit, and the obligations of each L/C Issuer to issue Letters of Credit, under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement and the Guaranty;

WHEREAS, the obligations of the Cash Management Banks and the Hedge Banks to enter into the Secured Cash Management Obligations and the Secured Hedge Agreements, respectively, are conditioned upon, among other things, the execution and delivery of this Agreement and the Guaranty; and

WHEREAS, upon any foreclosure or other enforcement of the Collateral Documents, subject to the Intercreditor Agreements and the terms of the Credit Agreement, the net proceeds of the relevant Collateral are to be received by, or paid over to, the Collateral Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

(a)         Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b)         Terms Defined in the UCC. As used herein, each of the following terms has the meaning specified in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Customer, Deposit Account, Document, Entitlement Holder, Equipment, Financial Asset, Fixtures, General Intangibles, Goods, Instrument, Inventory, Investment Property, Proceeds, Record, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations and Uncertificated Security.

(c)         Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Agreement” has the meaning given to such term in the recitals hereto.

“Borrower” has the meaning given to such term in the recitals hereto.

“Cash Collateral Account” has the meaning specified in Section 8.

“Collateral” has the meaning specified therefor in Section 2 of this Agreement.

“Collateral Agent” has the meaning given to such term in the recitals hereto.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the Federal Communications Commission, and written orders, policies, and decisions of the Federal Communications Commission and the courts’ interpretation of the foregoing.

“Control” means, when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, an exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.

“Copyrights” means all of the following: (i) all copyrights under the Laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the Laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Credit Agreement” has the meaning given to such term in the recitals hereto.

“Depository Bank” means a bank at which a Cash Collateral Account is maintained.

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“Enforcement Notice” means a notice delivered to the Collateral Agent (which the Collateral Agent agrees to promptly forward to the Borrower) by the Required Lenders, the Required Revolving Credit Lenders or the Administrative Agent at any time after the maturity of the applicable Loans has been accelerated pursuant to Article VIII of the Credit Agreement and/or the principal of the applicable Loans shall not have been paid at maturity, in each case directing the Collateral Agent to exercise one or more specific rights or remedies under the Collateral Documents.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“Grantors” means the Borrower, Holdings and each other Guarantor.

“Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under the Guaranty.

“Guarantors” means Holdings, each Subsidiary party to the Guaranty and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 6.10 of the Credit Agreement or Section 4.14 of the Guaranty.

“Holdings” has the meaning given to such term in the recitals hereto.

“Intellectual Property” means all (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing; (v) all confidential and proprietary information (whether or not reduced to a writing or other tangible form), including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works; (vi) all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; (vii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary; and any and all claims for damages, other payments and/or injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages, payments or other relief.

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“Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark (excluding any “intent to use” trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark application, or is prohibited, under applicable Law) or Trademark License, in each case constituting Recordable Intellectual Property, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, in each case constituting Recordable Intellectual Property, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Agent in such Recordable Intellectual Property.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“JPM” has the meaning given to such term in the recitals hereto.

“LLC Interest” means a membership interest or similar interest in a limited liability company.

“Original Grantor” means any Grantor that has granted a Lien on any of its assets hereunder as of the Closing Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Partnership Interest” means a partnership interest, whether general or limited.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right under any patent or patent application.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Permitted Liens” means any Liens on the Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement or any other Collateral Documents.

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“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Recordable Intellectual Property” means (i) any Patent filed with the United States Patent and Trademark Office, and any material Patent License with respect to a Patent so filed (but only in cases where such Patent License consists of a material exclusive license by a third party to a Grantor of all or substantially all rights in such Patent so filed), (ii) any Trademark filed with the United States Patent and Trademark Office (excluding any “intent to use” trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark application, or is prohibited, under applicable Law), and any material Trademark License with respect to a Trademark so filed (but only in cases where such Trademark License consists of a material exclusive license by a third party to a Grantor of all or substantially all rights in such Trademark so filed), (iii) any Copyright filed with the United States Copyright Office and any material Copyright License with respect to a Copyright so filed (but only in cases where such Copyright License consists of a material exclusive license by a third party to a Grantor of all or substantially all rights in such Copyright so filed), and (iv) all rights in or under any of the foregoing.

“Regulated Subsidiary” means a Subsidiary as to which the consent of a Governmental Authority is required for any acquisition of control or change of control thereof.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Secured Party Requesting Notice” means, at any time, a Secured Party that has, at least five Business Days prior thereto, delivered to the Collateral Agent (with a copy to the Borrower) a written notice (i) stating that it holds one or more Secured Obligations and wishes to receive copies of the notices referred to in Section 17(e) and (ii) setting forth its address, facsimile number and e-mail address to which copies of such notices should be sent.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 19 and/or adding additional property to the Collateral.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

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“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Transaction Lien” has the meaning given to such term in Section 2 hereto.

“UCC” has the meaning given to such term in the Credit Agreement.

(d)      Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.         Grant of Transaction Liens.

(a)      The Borrower, Holdings and each other Guarantor listed on the signature pages hereof, in order to secure its Secured Obligations, hereby grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all of its right, title and interest (the “Transaction Liens”) in the following property of the Borrower, Holdings or such other Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “Collateral”):

(i)       all Accounts;

(ii)      all Chattel Paper;

(iii)     all Deposit Accounts;

(iv)     all Documents;

(v)      all Equipment;

(vi)     all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(vii)    all Instruments;

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(viii)   all Recordable Intellectual Property;

(ix)      all Inventory;

(x)       all Investment Property;

(xi)      all Fixtures;

(xii)     all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) pertaining to any Collateral;

(xiii)    ownership interests in (1) Cash Collateral Accounts, (2) all Financial Assets credited to Cash Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in Cash Collateral Accounts from time to time and (4) all other money in the possession of the Collateral Agent; and

(xiv)   all Proceeds of the Collateral described in the foregoing clauses (i) through (xiii);

provided that notwithstanding the foregoing, the term “Collateral” shall not include any Excluded Property (and no Grantor shall be deemed to have granted a security interest hereby in such Excluded Property). For the avoidance of doubt, no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

Notwithstanding anything herein to the contrary, in no event shall the Grantors be required, nor shall the Collateral Agent be authorized, (i) to perfect the pledges and security interests described herein by any means other than through (a) filings pursuant to the UCC or other applicable law in the office of the secretary of state (or similar central filing office) of the relevant state(s) (b) filings in the United States with respect to Intellectual Property constituting Collateral, or (c) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates representing Pledged Certificated Security (with accompanying stock transfer forms executed in blank) and all Collateral consisting of debt instruments (with accompanying transfer forms executed in blank), (ii) to enter into any control agreement with respect to any deposit account or securities account or (iii) to enter into any source code escrow arrangement or register any intellectual property.

(b)            With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)            The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith or constitute a “change of control” with respect to any Person for purposes of the Communications Act or any similar state Law.

(d)            Notwithstanding anything to the contrary herein, the Grantors make no representations or warranties hereunder, and the covenant hereunder shall not apply, in respect of the Excluded Property; provided that the representations, warranties and covenants hereunder shall apply in respect of any property at time, and to the extent, such property ceases to constitute an Excluded Property.

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Section 3.         General Representations and Warranties. Each Original Grantor represents and warrants that:

(a)            Such Grantor, as of the Closing Date, is duly organized, validly existing and in good standing under the Laws of the jurisdiction identified as its jurisdiction of organization set forth on Schedule 7A.

(b)            Schedule 1 lists all Equity Interests in Subsidiaries and Affiliates owned by such Grantor as of the Closing Date. Except as set forth on Schedule 1, such Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c)            Schedule 2 lists, as of the Closing Date, all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates).

(d)            All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens and (ii) Permitted Liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and (if applicable) non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person.

(e)            This Agreement and the security interest in the Collateral of each Grantor (i) have been validly created, (ii) will have attached to each item of such Collateral as of the Closing Date (or, if such Grantor first obtains rights thereto on a later date, will attach on such later date) and (iii) when so attached, will secure all such Grantor’s Secured Obligations, in each case, to the extent a security interest therein can be created under the UCC.

(f)             [Reserved].

(g)            When UCC financing statements describing the Collateral as “all personal property” or “all assets” have been filed in the offices specified for such Grantor in Schedule 7A (as supplemented by written notice to the Collateral Agent from time to time), the Transaction Liens will constitute a perfected security interests in the Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements and except for any filings required under the Laws of a jurisdiction outside the United States with respect to Recordable Intellectual Property, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Section 4(a) and Section  5(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements and (ii) such Intellectual Property Filings, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or (except with respect to the capital stock of any Regulated Subsidiary) for the enforcement of the Transaction Liens.

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(h)            Attached hereto as:

(i)       Schedule 4A is a schedule setting forth, with respect to each Grantor, as of the Closing Date, a complete and correct list of all Patents owned by such Grantors and issued or applied for issuance with the United States Patent and Trademark Office, including the name of the registered owner, type, and registration or application number of each such Patent.

(ii)      Schedule 4B is a schedule setting forth, with respect to each Grantor, as of the Closing Date, a complete and correct list of all Trademarks owned by such Grantor and registered or applied for registration with the United States Patent and Trademark Office, including the name of the registered owner and the registration or application number of each such Trademark.

(iii)     Schedule 4C is a schedule setting forth, with respect to each Grantor, as of the Closing Date, a complete and correct list of (a) all Copyrights and copyright applications owned by such Grantor and registered with the United States Copyright Office and (b) all of such Grantor’s exclusive Copyright Licenses, including in each case the name of the registered owner, title and the registration number of each such Copyright or copyright application.

(i)            Attached hereto as Schedule 7A is a complete and correct list, as of the Closing Date, of the exact legal name (within the meaning of Section 9-503 of the UCC) of each Grantor as it appears in its respective certificate of incorporation or equivalent organizational document, along with the type of entity of each Grantor, the jurisdiction of formation of each Grantor, such Grantor’s chief executive office address and whether each Grantor is a transmitting utility (as defined in the UCC) and, if applicable, the location where such Grantor’s transmitting utility equipment is held.

(j)            Attached hereto as Schedule 7B is a complete and correct list, as of the Closing Date, of each other legal name that any Grantor has had within the last five years, together with the date of the relevant change.

(k)           Attached hereto as Schedule 8 is a complete and correct list, as of the Closing Date, of any fundamental changes in structure of each Grantor from the last five years.

(l)            Attached hereto as Schedule 9 is a complete and correct list, as of the Closing Date, of all transactions entered into by the Original Grantors in which property constituting Collateral was acquired from another Person within the past five years; except for the transactions in which (i) property was sold to the Grantor by another Person in the ordinary course of such other Person’s business, (ii) property acquired with respect to which the Transaction Liens are to be perfected by taking possession or control thereof and (iii) property acquired has an aggregate fair market value not exceeding $10,000,000.

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Section 4.         Further Assurances; General Covenants. Each Grantor covenants as follows:

(a)           Subject to the other terms and conditions hereof, such Grantor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing and any filing of financing or continuation statements under the UCC) that from time to time such Grantor determines is reasonably necessary, or that the Collateral Agent may reasonably request in writing, in order to:

(i)        create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(ii)       [reserved];

(iii)     subject to the Intercreditor Agreements, enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or

(iv)     enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.

provided, however, notwithstanding anything to the contrary herein or in any other Loan Document, no Grantor shall have any obligation to make any filings or take any other actions to record or perfect a security interest granted or purported to be granted by such Grantor to the Collateral Agent hereunder in any Intellectual Property constituting Collateral in a jurisdiction outside of the United States of America (including, for clarity, to reimburse Collateral Agent for any costs or expenses incurred in connection with taking any such actions).

To the extent permitted by applicable Law, such Grantor authorizes the Collateral Agent to file or record financing statements (including transmitting utility filings) and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Such Grantor authorizes the Collateral Agent to use collateral descriptions such as “all personal property” or “all assets”, in each case “whether now owned or hereafter acquired”, words of similar import or any other description the Collateral Agent, in its sole discretion, so chooses in any such financing statements. Such Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement for filing or recording purposes. Such Grantor appoints the Collateral Agent its attorney-in-fact to execute and file all Intellectual Property Filings and other filings required or so requested for the foregoing purposes (in which case Collateral Agent shall provide such Grantor prompt written notice thereof), all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Grantor terminate pursuant to Section  18. The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)           Such Grantor will furnish to the Collateral Agent prompt written notice of any change in (i) its legal name, (ii) its jurisdiction of organization or other location (determined as provided in UCC Section 9-307) or the location of its chief executive office or principal place of business, (iii) its identity or form of organization or (iv) its federal Taxpayer Identification Number. No later than 20 Business Days (or such longer period as the Collateral Agent may reasonably agree) after any change referred to in the preceding sentence, such Grantor shall confirm to the Collateral Agent (and, as and when available, provide any information reasonably requested by the Collateral Agent) that all filings have been made under the UCC (or that such Grantor has provided to the Collateral Agent all information required or reasonably requested by the Collateral Agent in order for it to make such filings), and all other actions have been taken, that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral.

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(c)           Such Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

Section 5.        Recordable Intellectual Property. Each Grantor covenants as follows:

(a)            As of the Closing Date (in the case of an Original Grantor) or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will have signed and delivered (in the case of an Original Grantor) or will sign and deliver (in the case of any other Grantor) to the Collateral Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property included in the Collateral. Within 30 days after the end of each fiscal year of the Borrower thereafter, it will sign and deliver to the Collateral Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property included in the Collateral on such date that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly make (or provide to the Collateral Agent all information required or reasonably requested by the Collateral Agent for it to make) all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.

(b)            Such Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same, unless such Grantor determines, in such Grantor’s reasonable business judgment, that such use or the pursuit or maintenance of such Recordable Intellectual Property is no longer necessary, useful or advisable in the conduct of such Grantor’s business or in each case the loss thereof would not reasonably be expected to have a material impact on the overall value of all of the Collateral. If any of such Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted by a third party and such infringement, misappropriation or dilution would reasonably be expected to have a material impact on the overall value of all of the Collateral, such Grantor will notify the Collateral Agent within 30 days after it learns thereof and will, unless such Grantor shall elect not to do so in its reasonable business judgment (including because it reasonably determines that such action would not be of sufficient value, economic or otherwise), promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and/or take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.

Section 6.        Investment Property. Each Grantor represents, warrants and covenants as follows:

(a)           Certificated Securities. As of the Closing Date (in the case of an Original Grantor) or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will have delivered (in the case of an Original Grantor) or will deliver (in the case of any other Grantor) to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will immediately deliver such certificate to the Collateral Agent as Collateral hereunder. The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary or Domestic Foreign Holding Company.

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(b)           Uncertificated Securities. Upon the occurrence and during the continuation of an Event of Default, promptly upon the request of the Collateral Agent, with respect to any Collateral in which any Grantor has any right, title or interest and that constitutes an Uncertificated Security, such Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent. Upon the occurrence and during the continuation of an Event of Default, with respect to any Collateral in which any Grantor has any right, title or interest and that is not an Uncertificated Security, promptly upon the request of the Collateral Agent, such Grantor will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder. The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary.

(c)            [reserved].

(d)            Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent, together with an effective endorsement (as defined in UCC Sections 8-102(a)(ii) and 8-107), including an appropriate stock power, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no Liens, other than Permitted Liens, and (ii) the Collateral Agent will have Control of such Pledged Certificated Security.

(e)            Regulated Subsidiaries. If the Collateral includes any capital stock of a Regulated Subsidiary (other than a Regulated Subsidiary set forth on Schedule 3) that is not represented by certificates, if and to the extent such capital stock is represented by certificates after the Closing Date, the relevant Grantor shall promptly upon receipt thereof deliver such certificates to the Collateral Agent. No Grantor shall hold any capital stock of a Regulated Subsidiary in a Securities Account.

(f)            [reserved].

(g)           [reserved].

(h)           [reserved].

(i)            Delivery of Pledged Certificates. All Pledged Certificates, when delivered to the Collateral Agent, will be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

(j)            Foreign Subsidiaries. A Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary or Domestic Foreign Holding Company if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Transaction Liens at such time pursuant to the proviso at the end of Section 2(a) and/or the comparable provisions of one or more Security Agreement Supplements.

Section 7.          [Reserved].

Section 8.         Cash Collateral Accounts.

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(a)            If and when required for purposes hereof, the Collateral Agent will establish with respect to each Grantor an account (its “Cash Collateral Account”), in the name and under the exclusive control of the Collateral Agent, into which all amounts owned by such Grantor that are to be deposited therein pursuant to the Loan Documents shall be deposited from time to time. Each Cash Collateral Account will be operated as provided in this Section and Section 9.

(b)            The Collateral Agent shall deposit the following amounts, as and when received by it, in the Borrower’s Cash Collateral Account:

(i)       each amount required by Section 2.03(f) of the Credit Agreement to be deposited therein; and

(ii)      each amount realized or otherwise received by the Collateral Agent with respect to assets of the Borrower upon any exercise of remedies pursuant to any Collateral Document.

(c)            The Collateral Agent shall deposit in the Cash Collateral Account of each Grantor (other than the Borrower) each amount realized or otherwise received by the Collateral Agent with respect to assets of such Grantor upon any exercise of remedies pursuant to any Collateral Document.

(d)            The Collateral Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Cash Collateral Account from time to time pursuant to each clause of subsection (b) and subsection (c) above, as applicable.

(e)            Notwithstanding anything herein to the contrary, any Cash Collateral Account established pursuant to Section 2.03(f) of the Credit Agreement shall be governed by the terms and conditions of such section of the Credit Agreement.

Section 9.         Operation of Cash Collateral Accounts.

(a)            Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the relevant Grantor shall determine in its sole discretion; provided that, if (i) an Event of Default of the type described in paragraph (a), (f) or (g) of Section 8.01 of the Credit Agreement shall have occurred and be continuing, or (ii) any other Event of Default shall have occurred and be continuing and an Enforcement Notice is in effect, the Collateral Agent may select such Cash Equivalents.

(b)            If an Event of Default shall have occurred and be continuing, the Collateral Agent may (i) retain, or instruct the relevant Securities Intermediary or Depository Bank to retain, all cash and investments then held in any Cash Collateral Account, (ii) liquidate, or instruct the relevant Securities Intermediary or Depository Bank to liquidate, any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 13.

(c)            If immediately available cash on deposit in any Cash Collateral Account is not sufficient to make any distribution or withdrawal required or permitted to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Cash Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

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Section 10.      Transfer of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, but subject to Section 12(e) and 3 Business Days’ prior written notice to the Borrower, the Collateral Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section  6(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Agent or its nominee. The Collateral Agent will promptly give to the Borrower and the relevant Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.

Section 11.       Right to Vote Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided at least 3 Business Day’s prior written notice to the Grantors that their rights under this Section 11 are being suspended, each Grantor will have the right to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Agent will, upon receiving a written request from such Grantor, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Collateral Agent or its nominee or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent. Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided at least 3 Business Day’s prior written notice to the Grantors that their rights under this Section 11 are being suspended, the Collateral Agent will have no right to take any action which the owner of a Pledged Partnership Interest or Pledged LLC Interest is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

(b)           Subject to Section 12(e), if an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided at least 3 Business Day’s prior written notice to the Grantors that their rights under this Section 11 are being suspended, the Collateral Agent will have the right to the extent permitted by Law (and, in the case of a Pledged Partnership Interest or Pledged LLC Interest, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests (if any) and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right; provided that the Collateral Agent shall have the right but not the obligation, from time to time, during the continuation of an Event of Default, to permit the Grantors to exercise such rights.

(c)           AFTER ANY AND ALL EVENTS OF DEFAULT HAVE BEEN CURED OR WAIVED, (I) EACH GRANTOR SHALL HAVE THE RIGHT TO EXERCISE THE VOTING, MANAGERIAL AND OTHER CONSENSUAL RIGHTS AND POWERS THAT IT WOULD OTHERWISE BE ENTITLED TO EXERCISE PURSUANT TO THE LOAN DOCUMENTS AND TO RECEIVE AND RETAIN THE PAYMENTS, PROCEEDS, DIVIDENDS, DISTRIBUTIONS, MONIES, COMPENSATION, PROPERTY, ASSETS, INSTRUMENTS OR RIGHTS THAT IT WOULD BE AUTHORIZED TO RECEIVE AND RETAIN PURSUANT TO THE LOAN DOCUMENTS; AND (II) PROMPTLY FOLLOWING ANY REQUEST THEREFOR FROM ANY GRANTOR AFTER SUCH CURE OR WAIVER, (A) THE COLLATERAL AGENT SHALL REPAY AND DELIVER TO EACH GRANTOR ALL CASH AND MONIES THAT SUCH GRANTOR IS ENTITLED TO RETAIN PURSUANT TO THE LOAN DOCUMENTS WHICH HAVE NOT BEEN APPLIED TO THE REPAYMENT OF THE SECURED OBLIGATIONS AND (B) AS APPLICABLE, THE COLLATERAL AGENT SHALL RESTORE THE RECORD OWNERSHIP OF ANY SUCH COLLATERAL TO EACH GRANTOR.

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Section 12.       Remedies. (a) If an Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect, and the Collateral Agent has the right to enforce remedies pursuant to Section 8.02 of the Credit Agreement, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents (for the avoidance of doubt, subject to any notice requirement set forth in the Credit Agreement or the Collateral Documents).

(b)            Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect and the Collateral Agent has the right to enforce remedies pursuant to Section 8.02 of the Credit Agreement, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of Law, withdraw all cash held in the Cash Collateral Accounts and apply such cash as provided in Section 13 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as required by Section 15.

(c)            Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect and the Collateral Agent has the right to enforce remedies pursuant to Section 8.02 of the Credit Agreement:

(i)        the Collateral Agent may license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Pledged Recordable Intellectual Property for such term or terms, to the extent licensable, and/or sublicensable, on such conditions and in such manner as the Collateral Agent shall in its reasonable discretion determine; provided that such licenses or sublicenses do not conflict with or result in the termination of or give rise to any right of acceleration modification or cancellation under any existing license of which the Collateral Agent shall have received a copy;

(ii)       the Collateral Agent may (without assuming any obligation or liability thereunder), at any time and from time to time, in its sole and reasonable discretion, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Grantor in, to and under any of its Pledged Recordable Intellectual Property and take or refrain from taking any action under any thereof, and each Grantor releases the Collateral Agent and each other Secured Party from liability for, and agrees to hold the Collateral Agent and each other Secured Party free and harmless from and against any claims and expenses arising out of, any lawful action so taken or omitted to be taken with respect thereto, except for claims and expenses arising from the Collateral Agent’s or such Secured Party’s gross negligence, bad faith or willful misconduct; and

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(iii)      upon request by the Collateral Agent (which shall not be construed as implying any limitation on its rights or powers), each Grantor will execute and deliver to the Collateral Agent a power of attorney, in form and substance reasonably satisfactory to the Collateral Agent, for the implementation of any sale, lease, license or other disposition of any of such Grantor’s Pledged Recordable Intellectual Property or any action related thereto. In connection with any such disposition, but subject to any confidentiality restrictions imposed on such Grantor in any license or similar agreement, such Grantor will supply to the Collateral Agent its know-how and expertise relating to the relevant Recordable Intellectual Property or the products or services made or rendered in connection with such Recordable Intellectual Property, and its customer lists and other records relating to such Recordable Intellectual Property and to the distribution of said products or services.

(d)           Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, each Grantor will, if requested to do so by the Collateral Agent, promptly notify (and such Grantor authorizes the Collateral Agent so to notify) each account debtor in respect of any of its Accounts that such Accounts have been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Accounts are to be made directly to the Collateral Agent or its designee.

(e)            Notwithstanding any other provision hereof or of any other Collateral Document, any enforcement of the Transaction Liens with respect to the shares of capital stock of any Regulated Subsidiary or with respect to any Regulatory Authorization shall be effected in accordance with the Communications Act, any applicable state Law governing telecommunications, the terms of any Governmental Authorizations and any other applicable Laws, rules and regulations. In particular, neither the Collateral Agent nor any other Secured Party shall enforce any of the Transaction Liens with respect to the shares of capital stock of any Regulated Subsidiary or with respect to any Regulatory Authorization if such enforcement would constitute or result in an assignment of such Regulatory Authorization or a change of control of such Regulated Subsidiary as to which the prior approval of such Governmental Authority is required (under then-current Law), unless such approval has been obtained; provided that if any approval of any Governmental Authority is required for the enforcement of any Transaction Lien by the Collateral Agent, promptly upon the relevant Grantor’s receipt of notice thereof, such Grantor shall use its best efforts to obtain all such approvals.

Section 13.       Application of Proceeds. (a) Subject to the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect, the Collateral Agent shall, in its reasonable discretion, either hold as collateral for the Secured Obligations or at any time apply in whole or in part (i) any cash held in the Cash Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, as set forth in Section 8.04 of the Credit Agreement; provided that Collateral owned by a Guarantor and any proceeds thereof shall be applied only to the extent permitted by the limitation in Section 2.09 of the Guaranty. The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

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(b)           If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 13(b), be payable pursuant to Section 13(a) in respect of a Secured Obligation, the Collateral Agent shall not apply any monies to pay such Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Secured Obligation, but instead will hold such monies or invest such monies in Cash Equivalents. All such monies and Cash Equivalents and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 13(b) rather than Section  13(a). The Collateral Agent will hold all such monies and Cash Equivalents and the net proceeds thereof in trust and will apply the amount so held in trust as required by Section 8.04 of the Credit Agreement. If (i) the holder of such Secured Obligation shall advise the Collateral Agent that no portion thereof remains in as a Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 13(b) in respect of such Secured Obligation (after paying all amounts payable pursuant to the preceding sentence), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 8.04 of the Credit Agreement.

(c)            In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 17(c). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 14.        Fees and Expenses; Indemnification. Each of the Grantors agrees that Sections 3.01, 10.04 and 10.05 of the Credit Agreement will apply, mutatis mutandis, with respect to the execution, delivery and performance of this Agreement and the other Collateral Documents (including in connection with any payments hereunder or thereunder), including without limitation any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Collateral Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Collateral Documents.

Section 15.        Authority to Administer Collateral. Each Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by Law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing and/or an Enforcement Notice, and the Collateral Agent has the right to enforce remedies pursuant to Section 8.02 of the Credit Agreement: is in effect, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(a)       to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)      to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)      to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

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(d)      to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC.

Section 16.       Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence, bad faith or willful misconduct or from the Collateral Agent’s breach of its obligations under this Agreement.

Section 17.       General Provisions Concerning the Collateral Agent.

(a)            The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing and/or an Enforcement Notice is in effect, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Collateral Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of Law or by reason of any action or omission to act on its part under the Collateral Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until an Enforcement Notice is given to the Collateral Agent by the Borrower or a Secured Party with respect thereto.

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(b)           Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 16 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(c)           Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations or whether any action has been taken under any Collateral Document, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(d)           Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s good faith opinion, (i) is contrary to Law or the provisions of any Collateral Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(e)           Copies of Certain Notices. Within two Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Lenders and each Secured Party Requesting Notice copies of any certificate designating additional obligations as Secured Obligations received by the Collateral Agent pursuant to Section 20 and any notice given by the Collateral Agent to any Grantor, or received by it from any Grantor, pursuant to Section  12, 13, 15 or 18.

Section 18.       Termination of Transaction Liens; Release of Collateral. The Transaction Liens granted by each Guarantor shall automatically terminate in accordance with Section 9.11 of the Credit Agreement. Subject to Section 9.11 of the Credit Agreement, upon any termination of a Transaction Lien or release or subordination of Collateral pursuant to this Section 18, the Collateral Agent will promptly (without the vote or consent of any other Secured Party, in such capacity and each Lender irrevocably authorizes the Collateral Agent to), at the expense of the relevant Grantor, execute and deliver to such Grantor such documents, and take such other actions, as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release or subordination of such Collateral, as the case may be. In connection with any such termination, release or subordination, the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any certificate of the Borrower or the applicable Grantor.

Section 19.       Additional Guarantors and Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor” and a “Grantor” as defined herein.

Section 20.      Additional Secured Obligations. The Borrower may from time to time designate its Cash Management Obligations or Hedge Obligations, in each case under an agreement with a Cash Management Bank or a Hedge Bank, as additional Secured Obligations for purposes of the Loan Documents by delivering to the Collateral Agent a certificate signed by a financial officer that (i) identifies such Secured Cash Management Obligations or Secured Hedge Agreement, specifying the name and address of the other party thereto, the notional principal amount thereof and the expiration date thereof, and (ii) states that the Borrower’s obligations thereunder are designated as Secured Obligations for purposes of the Loan Documents.

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Section 21.       Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.02 of the Credit Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Borrower, shall be given to it in care of the Borrower.

Section 22.       No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

Section 23.       Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred to a permitted assignee, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and the Collateral Agent and their respective successors and permitted assigns.

Section 24.       Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, with the consent of such Lenders as are required to consent thereto under Section 10.01 of the Credit Agreement and the Borrower. No such waiver, amendment or modification shall be binding upon any Grantor, except with its written consent.

Section 25.       Choice of Law. Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

Section 26.       Waiver of Jury Trial. Section 10.15 (Waiver of Right to Trial by Jury) of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

Section 27.       Severability. If any provision of any Collateral Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

Section 28.       Intercreditor Matters. Notwithstanding any provisions in this Agreement, the Credit Agreement or any other Loan Document to the contrary, the terms, conditions and provisions of this Agreement and the other Loan Documents are subject to the terms of the Intercreditor Agreements. To the extent there is a conflict between the Credit Agreement or the Loan Documents and the Intercreditor Agreements, the terms and conditions of the applicable Intercreditor Agreement shall control. To the extent there is a conflict between the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, the terms and conditions of the First Lien Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

WINDSTREAM HOLDINGS II, LLC, as Holdings

By:
Name:
Title:

THE GUARANTORS LISTED ON ANNEX I HERETO, as Guarantors

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

ANNEX 1

GUARANTORS

No.	Entity	State

1.	ATX Telecommunications Services of Virginia, LLC	DE

2.	BOB, LLC	IL

3.	Boston Retail Partners LLC	MA

4.	Broadview Networks of Virginia, Inc.	VA

5.	Buffalo Valley Management Services, Inc.	DE

6.	Business Telecom of Virginia, Inc.	VA

7.	Cavalier IP TV, LLC	DE

8.	Cavalier Telephone, L.L.C.	VA

9.	Choice One Communications of Connecticut Inc.	DE
d/b/a One Communications

10.	Choice One Communications of Maine Inc.	DE
d/b/a One Communications

11.	Choice One Communications of Massachusetts Inc.	DE
d/b/a One Communications

2

No.	Entity	State

12.	Choice One Communications of Ohio Inc.	DE
d/b/a One Communications

13.	Choice One Communications of Rhode Island Inc.	DE
d/b/a One Communications

14.	Choice One Communications of Vermont Inc.	DE
d/b/a One Communications

15.	Choice One of New Hampshire Inc.	DE
d/b/a One Communications

16.	Cinergy Communications Company of Virginia, LLC	VA
d/b/a One Communications

17.	Conestoga Enterprises, Inc.	PA

18.	Conestoga Management Services, Inc.	DE

19.	Connecticut Broadband, LLC	CT
d/b/a One Communications

20.	Connecticut Telephone & Communication Systems, Inc.	CT
d/b/a One Communications

21.	Conversent Communications Long Distance, LLC	NH

22.	Conversent Communications of Connecticut, LLC	CT

23.	Conversent Communications of Maine, LLC	ME

3

No.	Entity	State

24.	Conversent Communications of Massachusetts, Inc.	MA

25.	Conversent Communications of New Hampshire, LLC	NH

26.	Conversent Communications of Rhode Island, LLC	RI

27.	Conversent Communications of Vermont, LLC	VT

28.	CTC Communications of Virginia, Inc.	VA

29.	D&E Communications, LLC	DE

30.	D&E Management Services, Inc.	NV

31.	D&E Networks, Inc.	PA

32.	Equity Leasing, Inc.	NV

33.	Eureka Telecom of VA, Inc.	VA

34.	Heart of the Lakes Cable Systems, Inc.	MN

35.	InfoHighway of Virginia, Inc.	VA

36.	Iowa Telecom Data Services, L.C.	IA

37.	Iowa Telecom Technologies, LLC	IA

38.	IWA Services, LLC	IA

39.	McLeodUSA Information Services LLC	DE

40.	McLeodUSA Purchasing, L.L.C.	IA

4

No.	Entity	State

41.	Norlight Telecommunications of Virginia, LLC	VA

42.	Oklahoma Windstream, LLC	OK

43.	PaeTec Communications of Virginia, LLC	VA

44.	PAETEC iTEL, L.L.C.	NC

45.	PAETEC Realty LLC	NY

46.	PAETEC, LLC	DE

47.	PCS Licenses, Inc.	NV

48.	Southwest Enhanced Network Services, LLC	DE

49.	Talk America of Virginia, LLC	VA

50.	Teleview, LLC	GA

51.	Texas Windstream, LLC	TX

52.	US LEC of Alabama LLC	NC

53.	US LEC of Florida LLC	NC

54.	US LEC of South Carolina LLC	DE

55.	US LEC of Tennessee LLC	DE

56.	US LEC of Virginia L.L.C.	DE

57.	US Xchange of Illinois, L.L.C.	DE

5

No.	Entity	State

58.	US Xchange of Michigan, L.L.C.	DE

59.	US Xchange of Wisconsin, L.L.C.	DE

60.	US Xchange Inc.	DE

61.	Valor Telecommunications of Texas, LLC	DE

62.	WIN Sales & Leasing, Inc.	MN

63.	Windstream Alabama, LLC	AL

64.	Windstream Arkansas, LLC	DE

65.	Windstream Cavalier, LLC	DE

66.	Windstream Communications Kerrville, LLC	TX

67.	Windstream Communications Telecom, LLC	TX

68.	Windstream CTC Internet Services, Inc.	NC

69.	Windstream Direct, LLC	MN

70.	Windstream Eagle Services, LLC	DE

71.	Windstream EN-TEL, LLC	MN

72.	Windstream Enterprise Holdings, LLC	DE
Fka - PAETEC Holding, LLC

73.	Windstream Escrow Finance Corp.	DE

6

No.	Entity	State

74.	Windstream Holding of the Midwest, Inc.	NE

75.	Windstream Intellectual Property Services, LLC	DE

76.	Windstream Iowa Communications, LLC	DE

77.	Windstream Iowa-Comm, LLC	IA

78.	Windstream KDL-VA, LLC	VA

79.	Windstream Kerrville Long Distance, LLC	TX

80.	Windstream Lakedale Link, Inc.	MN

81.	Windstream Lakedale, Inc.	MN

82.	Windstream Leasing, LLC	DE

83.	Windstream Lexcom Entertainment, LLC	NC

84.	Windstream Lexcom Long Distance, LLC	NC

85.	Windstream Montezuma, LLC	IA

86.	Windstream Network Services of the Midwest, Inc.	NE

87.	Windstream NorthStar, LLC	MN

88.	Windstream NuVox Arkansas, LLC	DE

7

No.	Entity	State

89.	Windstream NuVox Illinois, LLC	DE

90.	Windstream NuVox Indiana, LLC	DE

91.	Windstream NuVox Kansas, LLC	DE

92.	Windstream NuVox Oklahoma, LLC	DE

93.	Windstream Oklahoma, LLC	DE

94.	Windstream SHAL Networks, Inc.	MN

95.	Windstream SHAL, LLC	MN

96.	Windstream Shared Services, LLC	DE
Fka - EarthLink Shared Services, LLC

97.	Windstream South Carolina, LLC	SC

98.	Windstream Southwest Long Distance, LLC	DE

99.	Windstream Sugar Land, LLC	TX

100.	Windstream Supply, LLC	OH

101.	XETA Technologies, Inc.	OK

8

EXHIBIT A

to Security Agreement

SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of ____________, ____, between [NAME OF LIEN GRANTOR] (the “Grantor”) and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

WHEREAS, Windstream Services II, LLC (the “Borrower”), the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, are parties to that certain Security Agreement, dated as of [___] (as heretofore amended and/or supplemented, the “Security Agreement”) under which the Borrower and the Guarantors secure certain of their respective obligations (the “Secured Obligations”);

WHEREAS, [Name of Grantor] [desires to become] [is] a party to the Security Agreement as a Grantor thereunder;1 and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Grant of Transaction Liens. (a) In order to secure its Secured Obligations, the Grantor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all of its right, title and interest in the following property of the Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

[describe property being added to the Collateral]2

(b)      With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)      The foregoing Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Grantor with respect to any of the New Collateral or any transaction in connection therewith or constitute a “change of control” with respect to any Person for purposes of the Communications Act of 1934, as amended, or any similar state Law.

1 If the Grantor is the Borrower, delete this recital.

2 If the Grantor is not already a party to the Security Agreement, clauses (i) through (xii) of, and the proviso to, Section 2(a) of the Security Agreement (modified to replace references to “Original Grantor” with the Grantor) may be appropriate.

2.            Delivery of Collateral. Concurrently with delivering this Security Agreement Supplement to the Collateral Agent, the Grantor is complying with the provisions of Section 6 of the Security Agreement with respect to Investment Property, in each case if and to the extent included in the New Collateral at such time.

3.            Party to Security Agreement. Upon executing and delivering this Security Agreement Supplement to the Collateral Agent, the Grantor will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Grantor thereunder and be bound by all the provisions thereof as fully as if the Grantor were one of the original parties thereto.3 The Grantor authorizes the Collateral Agent to file or record financing statements (including transmitting utility filings) and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Security Agreement Supplement. The Grantor authorizes the Collateral Agent to use collateral descriptions such as “all personal property” or “all assets”, in each case “whether now owned or hereafter acquired”, words of similar import or any other description the Collateral Agent, in its sole discretion, so chooses in any such financing statements. The Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Security Agreement Supplement or of a financing statement is sufficient as a financing statement for filing and recording purposes.

4.            Representations and Warranties. (a) The Grantor is duly organized, validly existing and in good standing under the Laws of [jurisdiction of organization].

(a)           [Reserved].

(b)           The execution and delivery of this Security Agreement Supplement by the Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable Law or regulation or of its organizational documents, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Transaction Lien) on any of its assets.

(c)           The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Grantor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and (ii) general principles of equity.

(d)           Each of the representations and warranties set forth in Sections 3 through 10 of the Security Agreement is true as applied to the Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Grantor” shall be deemed to refer to the Grantor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Closing Date” shall be deemed to refer to the date on which the Grantor signs and delivers this Security Agreement Supplement.

3 Delete Section 3 if the Grantor is already a party to the Security Agreement.

5.            Governing Law and Waiver of Jury Trial. Section 10.14 (Governing Law, Jurisdiction, Service of Process) of the Credit Agreement and Section 10.15 (Waiver of Right to Trial by Jury) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Schedules to the Security Agreement Supplement to be added]

B-1

EXHIBIT B

to Security Agreement

COPYRIGHT SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright

Applications and Copyright Licenses)

WHEREAS, [NAME OF LIEN GRANTOR], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Copyright Collateral (as defined below);

WHEREAS, Windstream Services II, LLC (the “Borrower”), Windstream Holdings II, LLC, as holdings, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, are parties to that certain Credit Agreement, dated as of September 21, 2020 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to that certain Security Agreement, dated as of September 21, 2020, (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), the Grantor has secured certain of its obligations (its “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Parties a continuing security interest (the “Transaction Liens”) in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Copyright Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Grantee, to secure its Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following to the extent it constitutes Collateral (including giving effect to the proviso in Section 2(a) thereof) (all of the following items or types of Collateral being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)          each Copyright owned by the Grantor, including, without limitation, each Copyright registration or application therefor referred to in Schedule 1 hereto;

(ii)         each Copyright License to which the Grantor is a party, including, without limitation, each exclusive Copyright License identified in Schedule 1 hereto; and

(iii)        all Proceeds of the foregoing.

The Grantor irrevocably appoints the Grantee its true and lawful attorney, with full power of substitution, in the name of the Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by Law to exercise, at any time and from time to time while any Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect, all or any of the powers provided for in Section 15 of the Security Agreement with respect to all or any of the Copyright Collateral.

1 Modify as needed if the Grantor is not a corporation.

The foregoing security interest has been granted under the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of a conflict between the Security Agreement and this Copyright Security Agreement, the terms of the Security Agreement shall control.

Upon termination of the Transaction Liens in the Copyright Collateral pursuant to the Security Agreement, the security interests granted hereby shall automatically terminate and be released, and the Grantee will, at the expense of the Grantor, execute and deliver to the Grantor such documents, and take such other actions, as the Grantor shall reasonably request to evidence the termination of the security interests granted hereby.

Capitalized terms used but not defined herein but defined in the Security Agreement are used herein with the respective meanings provided for therein.

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be duly executed by its officer thereunto duly authorized as of the ___ day of __________, ____.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

By:
Name:
Title:

Schedule 1

to Copyright

Security Agreement

[NAME OF LIEN GRANTOR]

COPYRIGHT REGISTRATIONS
Expiration
Registration No.	Registration Date	Title	Date

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

COPYRIGHT LICENSES
Name of	Parties	Date of	Subject
Agreement	Licensor/Licensee	Agreement	Matter

EXHIBIT C

to Security Agreement

PATENT SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)

WHEREAS, [NAME OF LIEN GRANTOR], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Patent Collateral (as defined below);

WHEREAS, Windstream Services II, LLC (the “Borrower”), Windstream Holdings II, LLC, as holdings, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, are parties to that certain Credit Agreement, dated as of September 21, 2020 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to that certain Security Agreement, dated as of September 21, 2020, (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), the Grantor has secured certain of its obligations (its “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Parties a continuing security interest (the “Transaction Liens”) in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Patent Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Grantee, to secure its Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following to the extent it constitutes Collateral (including giving effect to the proviso in Section 2(a) thereof) (all of the following items or types of Collateral being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)          each Patent owned by the Grantor, including, without limitation, each Patent referred to in Schedule 1 hereto;

(ii)         each Patent License to which the Grantor is a party, including, without limitation, each Patent License identified in Schedule 1 hereto; and

(iii)        all Proceeds of the foregoing.

The Grantor irrevocably appoints the Grantee its true and lawful attorney, with full power of substitution, in the name of the Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by Law to exercise, at any time and from time to time while any Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect, all or any of the powers provided for in Section 15 of the Security Agreement with respect to all or any of the Patent Collateral.

1 Modify as needed if the Grantor is not a corporation.

The foregoing security interest has been granted under the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of a conflict between the Security Agreement and this Patent Security Agreement, the terms of the Security Agreement shall control.

Upon termination of the Transaction Liens in the Patent Collateral pursuant to the Security Agreement, the security interests granted hereby shall automatically terminate and be released, and the Grantee will, at the expense of the Grantor, execute and deliver to the Grantor such documents, and take such other actions, as the Grantor shall reasonably request to evidence the termination of the security interests granted hereby.

Capitalized terms used but not defined herein but defined in the Security Agreement are used herein with the respective meanings provided for therein.

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of ____________, ____.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

By:
Name:
Title:

Schedule 1

to Patent

Security Agreement

[NAME OF LIEN GRANTOR]

PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

PATENT LICENSES

Name of	Parties	Date of	Subject
Agreement	Licensor/Licensee	Agreement	Matter

EXHIBIT D

to Security Agreement

TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark

Applications and Trademark Licenses)

WHEREAS, [NAME OF LIEN GRANTOR], a _____________ corporation1 (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);

WHEREAS, Windstream Services II, LLC (the “Borrower”), Windstream Holdings II, LLC, as holdings, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, are parties to that certain Credit Agreement, dated as of September 21, 2020 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to that certain Security Agreement, dated as of September 21, 2020, (as amended and/or supplemented from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), the Grantor has secured certain of its obligations (its “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Parties a continuing security interest (the “Transaction Liens”) in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Trademark Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Grantee, to secure its Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following to the extent it constitutes Collateral (including giving effect to the proviso in Section 2(a) thereof) (all of the following items or types of Collateral being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)          each Trademark owned by the Grantor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark;

(ii)         each Trademark License to which the Grantor is a party, including, without limitation, each Trademark License identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark licensed pursuant thereto; and

(iii)        all Proceeds of the foregoing.

1 Modify as needed if the Grantor is not a corporation.

This Trademark Security Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such property is excluded as Collateral by the terms of the Security Agreement, including in any Excluded Property.

The Grantor irrevocably appoints the Grantee its true and lawful attorney, with full power of substitution, in the name of the Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by Law to exercise, at any time and from time to time while any Event of Default shall have occurred and be continuing and/or an Enforcement Notice is in effect, all or any of the powers provided for in Section 15 of the Security Agreement with respect to all or any of the Trademark Collateral.

The foregoing security interest has been granted under the Security Agreement. The Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of a conflict between the Security Agreement and this Trademark Security Agreement, the terms of the Security Agreement shall control.

Upon termination of the Transaction Liens in the Trademark Collateral pursuant to the Security Agreement, the security interests granted hereby shall automatically terminate and be released, and the Grantee will, at the expense of the Grantor, execute and deliver to the Grantor such documents, and take such other actions, as the Grantor shall reasonably request to evidence the termination of the security interests granted hereby.

Capitalized terms used but not defined herein but defined in the Security Agreement are used herein with the respective meanings provided for therein.

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of __________, ____.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

By:
Name:
Title:

Schedule 1

to Trademark

Security Agreement

[NAME OF LIEN GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE

TRADEMARK LICENSES

Name of	Parties	Date of	Subject
Agreement	Licensor/Licensee	Agreement	Matter

EXHIBIT H

[FORM OF] DISCOUNTED PREPAYMENT OPTION NOTICE

Date: __________, 20__

To:      JPMORGAN CHASE BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.05(d)(ii) of that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby notifies you that, effective as of [ ], 20[ ], pursuant to Section 2.05(d)(ii) of the Credit Agreement, the Borrower hereby notifies each Lender that they are seeking:

1.            to prepay [Initial Term] [Incremental Term] [Extended Term] Loans at a discount in an aggregate principal amount of $[ ]29 (the “Proposed Discounted Prepayment Amount”);

2.            a percentage discount to the par value of the principal amount of [Initial Term] [Incremental Term] [Extended Term] Loans [greater than or equal to [        ]% of par value but less than or equal to [       ]% of par value] [equal to [        ]% of par value] (the “Discount Range”);30 and

3.            a Lender Participation Notice on or before [       ], 20[      ]31, as determined pursuant to Section 2.05(d)(iii) of the Credit Agreement (the “Acceptance Date”).

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.05(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.            No Event of Default under Section 8.01(a) or under Section 8.01(f) or (g) of the Credit Agreement (in each case, with respect to the Borrower) has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

[29]	Insert amount that is minimum of $5,000,000.
[30]	The Borrower may specify different Discount Ranges for Initial Term Loans, Incremental Term Loans and Extended Term Loans.
[31]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

2.            Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:

EXHIBIT I

[FORM OF] LENDER PARTICIPATION NOTICE

Date: ____________, 20__

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

[  ]

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto and (b) that certain Discounted Prepayment Option Notice, dated [ ], 20[ ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Discounted Prepayment Option Notice, as applicable.

The undersigned Lender hereby gives you notice, pursuant to Section 2.05(d)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.             in a maximum aggregate principal amount of

a.	[$[ ] of Initial Term Loans]

b.	[$[ ] of Incremental Term Loans] [$[ ] of Extended Term Loans] ([collectively,] the “Offered Loans”), and

2.            at a percentage discount to par value of the principal amount of [Initial Term] [Incremental Term] [Extended Term] Loans equal to [       ]%[      ]1 of par value (the “Acceptable Discount”).2

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.05(d) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.05(d)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term] [Incremental Term] [Extended Term] Loans pursuant to Section 2.05(d) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.

[1]	Insert amount within Discount Range.
[2]	Lender may specify different Acceptable Discounts for Initial Term Loans, Extended Term Loans and Incremental Term Loans.

[Signature Pages Follow]

I-1

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[By:
Name:
Title:][3]

3            If a second signature is required.

EXHIBIT J

[FORM OF] DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date: ________, 20__

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.05(d)(v) of that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby irrevocably notifies you that, pursuant to Section 2.05(d)(v) of the Credit Agreement, the Borrower will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1.	on or before [ ], 20[ ][1], as determined pursuant to Section 2.05(d)(v) of the Credit Agreement,

2.	in the aggregate principal amount of

a.	[$[ ] of Initial Term Loans]
b.	[$[ ] of Incremental Term Loans] [$[ ] of Extended Term Loans], and

3.            at a percentage discount to the par value of the principal amount of the [Initial Term] [Incremental Term] [Extended Term] Loans equal to [ ]% of par value (the “Applicable Discount”).

The Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.05(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

[1]	Insert date (a Business Day) that is at least three Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans). Note that this Notice should be delivered no later than 1:00 p.m. New York City time, three Business Days prior to the date of such Discounted Voluntary Prepayment.

1.            No Event of Default under Section 8.01(a) or under Section 8.01(f) or (g) of the Credit Agreement (in each case, with respect to the Borrower) has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2.            Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.

The Borrower agrees that if prior to the date of the Discounted Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Discounted Voluntary Prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

WINDSTREAM SERVICES II, LLC, as
Borrower

By
Name:
Title:

EXHIBIT K

[FORM OF] FIRST LIEN INTERCREDITOR AGREEMENT

[See Attached]

Execution Version

FIRST LIEN INTERCREDITOR AGREEMENT

Among

WINDSTREAM HOLDINGS II, LLC,

WINDSTREAM SERVICES II, LLC,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent, Administrative Agent and Authorized Representative for

the Credit Agreement Secured Parties,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Initial Additional Collateral Agent and Initial Additional Authorized Representative

and

each additional Authorized Representative and Collateral Agent from time to time party hereto dated as of September 21, 2020

FIRST LIEN INTERCREDITOR AGREEMENT dated as of September 21, 2020 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among WINDSTREAM HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), WINDSTREAM SERVICES II, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors and assigns in such capacity, the “ Credit Agreement Collateral Agent”) and as Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee under the Indenture (as defined below), as Authorized Representative for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and as Notes Collateral Agent under the Indenture for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”), and each additional Authorized Representative and Additional First Lien Collateral Agent (as defined below) from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties), the Initial Additional Collateral Agent (for itself and on behalf of the Initial Additional First Lien Secured Parties), and each additional Authorized Representative (for itself and on behalf of the other Additional First Lien Secured Parties of the applicable Series) and each Additional First Lien Collateral Agent agree as follows:

ARTICLE 1

Definitions

Section 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Collateral Agent” means (x) the Initial Additional Collateral Agent and (y) with respect to each other Series of Additional First Lien Obligations incurred following the date hereof, the person serving as collateral agent (or the equivalent) for such Series of Additional First Lien Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.13 hereof, together with its successors in such capacity.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Additional First Lien Obligations, including the Initial Additional First Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

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“Additional First Lien Obligations” means (x) the Initial Additional First Lien Obligations and (y) with respect to any Senior Class Debt incurred after the date hereof that is secured by a Senior Lien on the Collateral and that is intended to constitute Additional First Lien Obligations in accordance with Section 5.13 (and as to which the requirements of Section 5.13 have been satisfied), (a) all principal of, and interest (including, without limitation, any Post-Petition Interest) payable with respect to, such Senior Class Debt, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals of extensions of the foregoing.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative and Collateral Agent with respect thereto, and shall include the Initial Additional First Lien Secured Parties.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and its successors and assigns, in its capacity as administrative agent under the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative for the Credit Agreement Secured Obligations and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means, as of any date, (i) until the earlier of (x) the Discharge of Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of the Credit Agreement Secured Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent (including the Initial Additional Collateral Agent, if applicable) for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Secured Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

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“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Distribution” has the meaning assigned to such term in Section 2.01(b) hereof.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

“ Co-Issuer ” means Windstream Escrow Finance Corp., a Delaware corporation, as co-issuer of the Initial Additional First Lien Obligations.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Secured Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First Lien Obligations, the Initial Additional Collateral Agent and (iii) in the case of any series of Additional First Lien Obligations, each Additional First Lien Collateral Agent as identified by such Series’ Senior Class Debt Representative in the applicable Joinder Agreement.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), among the Borrower, Holdings, the lenders thereto from time to time, the Administrative Agent, the Credit Agreement Collateral Agent and the other parties thereto.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Secured Obligations” means the “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement Security Agreement.

“Credit Agreement Security Agreement” means the Security Agreement, dated as of the date hereof, among the Borrower, Holdings, the other guarantors identified therein and the Credit Agreement Collateral Agent.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

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“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations or any Priority Payment Lien Obligations, that such Series of First Lien Obligations (or Priority Payment Lien Obligations, as applicable) is no longer secured by such Shared Collateral pursuant to the terms of the applicable Secured Credit Documents. The term “Discharged” shall have a corresponding meaning. The Discharge of Priority Payment Lien Obligations shall not be deemed to have occurred unless all of the foregoing claims have actually been paid in full in cash, whether or not such amounts are allowed or disallowed vis-a-vis the Borrower or any Grantor, and notwithstanding any discharge of any or all such claims pursuant to Section 1141(d) of the Bankruptcy Code or otherwise.

“Discharge of Credit Agreement Secured Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Secured Obligations (including the Priority Payment Lien Obligations) with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Secured Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Applicable Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Disposition” means the sale, transfer, license, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Secured Obligations (including, for the avoidance of doubt, the Priority Payment Lien Obligations) and (ii) each Series of Additional First Lien Obligations (including the Initial Additional First Lien Obligations).

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties (including, for the avoidance of doubt, the Priority Payment Secured Parties) and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations (including the Initial Additional First Lien Secured Parties).

“First Lien Security Documents” means the Credit Agreement Security Agreement, the Initial Additional First Lien Security Agreement, the other Collateral Documents (as defined in the Credit Agreement), the other Security Documents (as defined in the Indenture) and each other agreement entered into in favor of the Applicable Collateral Agent for the purpose of securing any Series of First Lien Obligations.

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“Grantors” means the Borrower, Holdings, the Co-Issuer and each Subsidiary of the Borrower (other than the Co-Issuer) which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Impairment” has the meaning assigned to such term in Section 1.03.

“ Indenture” means that certain indenture, dated as of August 25, 2020 (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), among the Borrower, the Co-Issuer, the guarantors identified therein, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent, with respect to the 7.750% senior first lien notes due 2028 of the Borrower and the Co-Issuer.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional First Lien Documents” means the Indenture and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional First Lien Security Agreement and any other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the “Obligations” (as defined in the Indenture) with respect to the “Notes” (as defined in the Indenture) issued on the date hereof and any “Additional Notes” (as defined in the Indenture) issued after the date hereof, and any other monetary obligations with respect thereto pursuant to the Initial Additional First Lien Documents.

“Initial Additional First Lien Secured Parties” means the holders of any Initial Additional First Lien Obligations, the Initial Additional Collateral Agent and the Initial Additional Authorized Representative.

“Initial Additional First Lien Security Agreement” means the “Security Agreement” as defined in the Indenture.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

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(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)          any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof required to be delivered by an Authorized Representative to the Applicable Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.

“Lien” shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First Lien Obligations with respect to such Shared Collateral.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization that (i) does not provide for payments and distributions pursuant to such Plan of Reorganization in respect of the First Lien Obligations to be made in accordance with the priority specified in Section 2.01 (unless the holders of First Lien Obligations that would be adversely affected by such payments and distributions not being in accordance with Section 2.01 have approved such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law) or (ii) is otherwise in contravention of this Agreement, in each case, unless such Plan of Reorganization has been approved by the Priority Payment Secured Parties holding greater than half in number and two-thirds in amount of the Priority Payment Lien Obligations.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

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“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 150 days (throughout which 150-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non- Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative or the Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Non-Priority First Lien Obligations” means all First Lien Obligations other than the Priority Payment Lien Obligations.

“Non-Priority First Lien Secured Parties” means the holders of any Non-Priority First Lien Obligations and the Authorized Representative for such Series of First Lien Obligations.

“Other Intercreditor Payment” has the meaning assigned to such term in Section 2.01(b) hereof.

“ Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, entity or other party, including any government or governmental unit, and any political subdivision, agency or instrumentality thereof.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Possessory Collateral” means any Shared Collateral in the possession of the Applicable Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Applicable Collateral Agent under the terms of the First Lien Security Documents.

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“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable Secured Credit Documents or Additional First Lien Documents), fees, expenses and other amounts that pursuant to the Secured Credit Documents or Additional First Lien Documents, as the case may be, continue to accrue or become due after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other amounts are allowed or allowable, voided or subordinated under any Bankruptcy Law or other applicable law or in any such Insolvency or Liquidation Proceeding.

“Priority Payment Lien Obligations” means Credit Agreement Secured Obligations constituting “Priority Payment Obligations” as such term is defined in the Credit Agreement as in effect on the date hereof, as such term may be amended to the extent not prohibited by the terms of any Initial Additional First Lien Documents; provided, that the holders of any such Credit Agreement Secured Obligations that constitute “Priority Payment Obligations” (or the applicable Collateral Agent on their behalf) shall, to the extent not already party hereto in such capacity, bind themselves in writing to the terms of this Agreement.

“Priority Payment Secured Parties” means the holders of any Priority Payment Lien Obligations and the Authorized Representative for the Credit Agreement Secured Parties.

“Proceeds” has the meaning assigned to such term in Section 2.01(b) hereof.

“Purchase Event” has the meaning assigned to such term in Section 2.12 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part, whether pursuant to one or more agreements), including by adding or replacing lenders, creditors, agents, the Borrower and/or the guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement) and (ii) each Additional First Lien Document (including the Initial Additional First Lien Documents).

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

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“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Secured Obligations, (ii) the Initial Additional First Lien Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations); provided that the Priority Payment Lien Obligations shall constitute a separate Series of First Lien Obligations and the holders of such obligations shall constitute a separate Series of First Lien Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time. For purposes of this definition, the Priority Payment Lien Obligations and the other Credit Agreement Secured Obligations shall constitute one Series of First Lien Obligations.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

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Section 1.03. Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (a) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (b) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (a) or (b) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified. For purposes of this Section 1.03, the Priority Payment Lien Obligations and the other Credit Agreement Secured Obligations shall constitute one Series of First Lien Obligations.

ARTICLE 2

Priorities And Agreements With Respect To Shared Collateral

Section 2.01. Priority of Claims. (a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

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(b)            Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing and (i) the Applicable Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral (an “Enforcement Action”) in accordance with the agreements governing the relevant Series of First Lien Obligations, (ii) any distribution (whether or not constituting Shared Collateral or the proceeds thereof) from the Borrower, any other Grantor or any of their respective bankruptcy estates on account of or in exchange for such party’s claims under any First Lien Security Document is made to the Applicable Collateral Agent or any First Lien Secured Party in connection with and as a result of any Insolvency or Liquidation Proceeding of the Borrower or any Guarantor (a “Bankruptcy Distribution”) or (iii) the Applicable Collateral Agent or any First Lien Secured Party receives any payment in respect of First Lien Obligations pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral (an “Other Intercreditor Payment”), then the proceeds of (A) any such Enforcement Action, (B) any such Bankruptcy Distribution and/or (C) any such Other Intercreditor Payment (subject, in the case of each of clauses (A), (B) and (C), to the sentence immediately following) (all proceeds described in the preceding clauses (A), (B) and (C), and all proceeds thereof being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) on a ratable basis pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Priority Payment Lien Obligations on a ratable basis, (iii) THIRD, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series (other than the Priority Payment Lien Obligations) on a ratable basis, and (iv) FOURTH, after payment of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)            It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01 or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d)            Notwithstanding anything in this Agreement or any other First Lien Security Documents to the contrary, Collateral consisting of Cash Collateral (as defined in the Credit Agreement (or any equivalent successor provision)) pledged to secure Credit Agreement Secured Obligations consisting of L/C Obligations (as defined in the Credit Agreement (or any equivalent successor provision)), or otherwise held in an account consisting solely of Cash Collateral pursuant to Section 2.03(f) of the Credit Agreement (or any equivalent successor provision) or otherwise, shall in each case be applied as specified in such Section of the Credit Agreement and will not constitute Shared Collateral.

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(e)            For the avoidance of doubt, any amounts to be distributed pursuant to this Section 2.01 shall be distributed by the applicable Collateral Agent to the following agents for further distribution to its related First Lien Secured Parties: (i) in the case of any amount representing payment with respect to a Priority Payment Lien Obligation, to the Credit Agreement Collateral Agent (until such time as the Credit Agreement Secured Obligations that constitute Priority Payment Lien Obligations are Discharged), (ii) in the case of any amount representing payment with respect to any other Credit Agreement Secured Obligation, to the Credit Agreement Collateral Agent, (iii) in the case of any amount representing payment with respect to the Initial Additional First Lien Obligations, to the Initial Additional Collateral Agent, and (iv) in the case of any amount representing payment with respect to any Additional First Lien Obligation, to the applicable Additional First Lien Collateral Agent for the corresponding Additional First Lien Documents, in each case for application in accordance with the applicable Secured Credit Documents.

Section 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Applicable Collateral Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or Authorized Representative with respect to any collateral not constituting Shared Collateral.

(b)            Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of First Lien Obligations other than pursuant to the First Lien Security Documents (except (i) for funds deposited for the discharge or defeasance of any Additional First Lien Document and (ii) pursuant to Section 2.03(f) of the Credit Agreement (or any equivalent successor provision)), and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

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Section 2.03. No Interference; Payment Over. (a) Each of the First Lien Secured Parties agrees that (i) it will not (and hereby waives any right to) challenge, question or contest, or support any other Person in challenging, questioning or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding) (x) the perfection, priority, validity, attachment or enforceability of any Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Shared Collateral, (y) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or (z) the validity or enforceability of the priorities, rights or duties established by, or any other provision of, this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by any Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct any Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by any Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and no Collateral Agent, nor any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by such Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent, any Authorized Representative or any other First Lien Secured Party to enforce this Agreement.

(b)            Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral or shall realize any proceeds or any other payment as contemplated by Section 2.01(b)(ii) hereof, pursuant to or on account of any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement or in contravention of this Agreement), at any time prior to the Discharge of each Series of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

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Section 2.04. Automatic Release of Liens; Amendments to First Lien Security Documents. (a) If, at any time the Applicable Collateral Agent, acting in accordance with this Agreement and the applicable Secured Credit Documents, forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of any such foreclosure proceeding or exercise of remedies as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)            [reserved].

(c)            Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

Section 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries.

(b) If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, or such DIP Financing is senior to the Priority Payment Lien Obligations with respect to a payment waterfall, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral, or its priority in the payment waterfall, in each case, on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) or the payment priority of the Priority Payment Lien Obligations are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, or such DIP Financing ranks pari passu in right of payment with the Priority Payment Lien Obligations, in each case, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein (including with respect to the payment priority set forth in Section 2.01 as between the Payment Priority Lien Obligations and the Non-Priority First Lien Obligations), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

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(c)            Notwithstanding anything herein to the contrary, so long as the Discharge of Priority Payment Lien Obligations has not occurred, no Non-Priority First Lien Secured Party shall (i) propose, support or enter into any DIP Financing without the prior written consent of the Required Revolving Credit Lenders (as defined in the Credit Agreement) (or equivalent successor term) or (ii) raise any objection whatsoever to any DIP Financing to be provided by any Revolving Credit Lender (as defined in the Credit Agreement) (or equivalent successor term).

(d)            So long as the Discharge of Priority Payment Lien Obligations has not occurred each Authorized Representative, for itself and on behalf of each Non-Priority First Lien Secured Party it represents, agrees that it will not (and no Non-Priority First Lien Secured Party will direct the Applicable Authorized Representative to) object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) and if requested, will consent (and each Non-Priority First Lien Secured Party will direct the Applicable Authorized Representative to consent on behalf of the Non-Priority First Lien Secured Parties) to a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Shared Collateral (or any portion thereof) under section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (including any credit bidding under section 363(k) of the Bankruptcy Code), if the Priority Payment Secured Parties shall have consented to such sale or Disposition, such motion to sell or Dispose or such bidding procedures for such sale or Disposition of such Shared Collateral.

(e)            If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of Priority Payment Lien Obligations and on account of Non-Priority First Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Payment Lien Obligations and on account of the Non-Priority First Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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(f)             In furtherance of the provisions of this Agreement, no Non-Priority First Lien Secured Party shall (directly or indirectly, in the capacity of a secured or unsecured creditor) propose, support, vote in favor of, or otherwise agree to any Non-Conforming Plan of Reorganization.

Section 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article 2 shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

Section 2.07. Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

Section 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and the Collateral Agent acting on behalf of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

Section 2.09. Collateral Agent as Gratuitous Bailee for Perfection. (a) The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Applicable Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)            The duties or responsibilities of the Applicable Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

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Section 2.10. Transfer of Pledged Collateral and Control. Prior to the Discharge of Credit Agreement Secured Obligations, any collateral access agreement, any issuer control agreement or any deposit account, security account or other control agreement, as required by the terms of any First Lien Security Document, shall be in favor of the Credit Agreement Collateral Agent. The Credit Agreement Collateral Agent hereby agrees that upon the Discharge of Credit Agreement Secured Obligations, to the extent permitted by applicable law, upon the written request of the Major Non-Controlling Authorized Representative (with all costs and expenses in connection therewith to be for the account of the Major Non-Controlling Authorized Representative and to be paid by the Grantors):

(a)            the Credit Agreement Collateral Agent shall, without recourse or warranty, take commercially reasonable steps to transfer the possession and control of any Possessory Collateral then in its possession or control, to the Applicable Collateral Agent, except in the event and to the extent (i) such Collateral is sold, liquidated, or otherwise disposed of by any of the Credit Agreement Secured Parties or by a Grantor as provided herein in full or partial satisfaction of any of the Credit Agreement Secured Obligations or (ii) it is otherwise required by any order of any court or other governmental authority or applicable law; and

(b)            in connection with the terms of any deposit account, security account or other control agreement, collateral access agreement or issuer control agreement, the Credit Agreement Collateral Agent shall notify the other parties thereto that its rights thereunder have been assigned to the Applicable Collateral Agent (to the extent such assignment is not prohibited by the terms of such agreement) and shall confirm to such parties that the Applicable Collateral Agent is thereafter the “Agent” or “Secured Party” (or other comparable term) as such term is used in any such agreement and is otherwise entitled to the rights of the secured party under such agreement.

Section 2.11. Classification of Claims. The Borrower, each other Grantor, the Administrative Agent, the Credit Agreement Collateral Agent (on behalf of each Credit Agreement Secured Party) and each Additional First Lien Collateral Agent (on behalf of each Additional First Lien Secured Party) acknowledges and intends that the grants of Liens pursuant to the Secured Credit Documents pertaining to the Priority Payment Obligations, on the one hand, and the Secured Credit Documents pertaining to each other Series of First Lien Obligations, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing priority in right of recovery on the Shared Collateral with respect to the Proceeds of the Shared Collateral and otherwise under Section 2.01, each of the Priority Payment Lien Obligations, on the one hand, and the Non-Priority First Lien Obligations, on the other hand, are fundamentally different from one another and must be separately classified in any Plan of Reorganization or similar dispositive restructuring plan proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of any of the Priority Payment Secured Parties, on the one hand, and the Non-Priority First Lien Secured Parties, on the other hand, constitute claims in the same class (rather than separate classes of secured claims), then each Non-Priority First Lien Secured Party hereby acknowledges and agrees (i) to vote to reject such Plan of Reorganization or similar dispositive restructuring plan unless the Priority Payment Secured Parties holding greater than half in number and two-thirds in amount of the Priority Payment Lien Obligations agree to accept such plan or such plan provides for the Discharge of Priority Payment Lien Obligations upon consummation thereof and (ii) that all distributions from the Shared Collateral shall be made as if there were separate classes of Priority Payment Lien Obligations and Non-Priority First Lien Obligations against the Grantors, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the other secured parties), the Priority Payment Secured Parties, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, Post-Petition Interest, before any distribution is made in respect of the Non-Priority First Lien Obligations (or any claims, including in respect of post-petition interest, fees or expenses, related thereto) from, or with respect to, such Shared Collateral or otherwise pursuant to any Plan of Reorganization, with each Non-Priority First Lien Secured Party hereby acknowledging and agreeing to turn over to the Priority Payment Secured Parties amounts otherwise received or receivable by them from, or with respect to, such Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The Administrative Agent (as Authorized Representative on behalf of all Priority Payment Secured Parties) and each other Authorized Representative (on behalf of all Non-Priority First Lien Secured Parties it represents) each hereby agrees it shall not object to or contest (or support any other party in objection or contesting) a Plan of Reorganization or other dispositive restructuring plan on the grounds that the Priority Payment Lien Obligations and the Non-Priority First Lien Obligations are classified separately.

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Section 2.12. Non-Priority First Lien Secured Party Purchase Right. Without prejudice to the enforcement of the Priority Payment Secured Parties’ remedies, the Priority Payment Secured Parties agree that at any time following (a) acceleration of the Priority Payment Lien Obligations in accordance with the terms of the applicable Secured Credit Document or (b) the commencement of a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor (each, a “Purchase Event”), one or more of the Non-Priority First Lien Secured Parties may request within 30 days after the first date on which a Purchase Event occurs, and the Priority Payment Secured Parties hereby offer the Non-Priority First Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of Priority Payment Lien Obligations outstanding at the time of purchase at (a) in the case of Priority Payment Lien Obligations other than Priority Payment Lien Obligations arising under Secured Hedge Agreements (as defined in the Credit Agreement) (or equivalent term), Secured Cash Management Agreements (as defined in the Credit Agreement) (or equivalent term) or in connection with undrawn letters of credit or bank guarantees, par (including any premium set forth in the Credit Agreement or other applicable Secured Credit Document, interest and fees), (b) in the case of Priority Payment Lien Obligations arising under a Secured Hedge Agreement, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Secured Hedge Agreement in the event of a termination of such Secured Hedge Agreement and (ii) the Swap Termination Value (as defined in the Credit Agreement) (or equivalent term), and (c) in the case of Priority Payment Lien Obligations arising under a Secured Cash Management Agreement, an amount equal to all amounts payable by any Grantor under the terms of such Secured Cash Management Agreement in the event of a termination of such Secured Cash Management Agreement, in each case, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the Credit Agreement)). In the case of any Priority Payment Lien Obligations in respect of letters of credit and bank guarantees (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other Priority Payment Lien Obligations, the purchasing Non-Priority First Lien Secured Parties shall provide Priority Payment Secured Parties who issued such letters of credit or such bank guarantees cash collateral in such amounts (not to exceed 103% thereof) as such Priority Payment Secured Parties determine is reasonably necessary to secure such Priority Payment Secured Parties in connection with any outstanding and undrawn letters of credit and bank guarantees. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 10 Business Days of the request. If one or more of the Non- Priority First Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Authorized Representative for the Credit Agreement Secured Parties and the Authorized Representative for the applicable Non-Priority First Lien Secured Parties. If none of the Non-Priority First Lien Secured Parties exercise such right within 30 days after the first date on which a Purchase Event occurs, the Priority Payment Secured Parties shall have no further obligations pursuant to this Section 2.12 for such Purchase Event and may take any further actions in their sole discretion in accordance with the applicable Secured Credit Documents and this Agreement.

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ARTICLE 3

Existence And Amounts Of Liens And Obligations

Section 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever the Applicable Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon an officer’s certificate of the Borrower. The Applicable Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE 4

THE APPLICABLE AUTHORIZED REPRESENTATIVE AND THE APPLICABLE COLLATERAL AGENT

Section 4.01. Appointment and Authority.

(a)            Each of the First Lien Secured Parties hereby irrevocably appoints the Applicable Authorized Representative and the Applicable Collateral Agent to act on its behalf hereunder and authorizes each of them to take such actions on its behalf and to exercise such powers as are delegated to them by the terms hereof or of the applicable Secured Credit Documents, including for purposes of enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto.

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(b)            Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative and the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by them. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement or the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, no Collateral Agent or Authorized Representative shall accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

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(c)            Each Authorized Representative and each Collateral Agent acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an additional Senior Class Debt Representative, the relevant Additional First Lien Collateral Agent, the Applicable Collateral Agent and each Grantor in accordance with Section 5.13, the Applicable Collateral Agent will continue to act in its capacity as Applicable Collateral Agent in respect of the then existing Authorized Representatives and such additional Authorized Representative.

(d)            Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on the Applicable Collateral Agent or the Applicable Authorized Representative to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct the Applicable Collateral Agent or the Applicable Authorized Representative, except that the Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

Section 4.02. Rights as a First Lien Secured Party. (a) The Person serving as the Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent, and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

Section 4.03. Exculpatory Provisions. The Applicable Collateral Agent and the Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the applicable First Lien Security Documents. Without limiting the generality of the foregoing, the Applicable Collateral Agent and the Applicable Authorized Representative:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether an “Event of Default” has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the applicable First Lien Security Documents that the Applicable Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Person to liability, or that is contrary to this Agreement, any applicable First Lien Security Document or applicable law;

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(c)            shall not, except as expressly set forth herein and in the applicable First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Person or any of its Affiliates in any capacity;

(d)            shall not be liable for any action taken or not taken by it (i) in the case of the Applicable Collateral Agent, with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment or (iii) in reliance on a certificate of a Responsible Officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Collateral Agent and the Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until written notice describing such Event of Default is received by such Person from the Borrower; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent or Authorized Representative.

Section 4.04. Reliance. Each of the Applicable Collateral Agent and the Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Applicable Collateral Agent and the Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each of the Applicable Collateral Agent and the Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 4.05. Delegation of Duties. Each of the Applicable Collateral Agent and the Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any applicable First Lien Security Document by or through one or more sub-agents appointed by such Person. Each of the Applicable Collateral Agent and the Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties (as defined in the Credit Agreement). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Applicable Collateral Agent and the Applicable Authorized Representative and any such sub-agent.

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Section 4.06. Instructions of the Priority Payment Secured Parties. So long as any Priority Payment Lien Obligations are outstanding, the Administrative Agent, the Authorized Representative for the Credit Agreement Secured Obligations and the Credit Agreement Collateral Agent shall, in each case, act under this Agreement only upon the written direction of the Required Revolving Credit Lenders (as defined in the credit Agreement).

Section 4.07. Non-Reliance on Applicable Collateral Agent, Applicable Authorized Representative and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Collateral Agent, the Applicable Authorized Representative or any other Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the applicable Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Collateral Agent, the Applicable Authorized Representative or any other Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any applicable Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE 5

Miscellaneous

Section 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)            if to the Credit Agreement Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group / Greg Rostick

Telephone: (302) 634-4532

Fax: (302) 634-3301

Email address: gregory.n.rostick@chase.com

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(b)            if to the Authorized Representative for the Credit Agreement Secured Parties, to it at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor Newark, DE 19713

Attention: Loan & Agency Services Group / Greg Rostick

Telephone: (302) 634-4532

Fax: (302) 634-3301

Email address: gregory.n.rostick@chase.com

(c)            if to the Initial Additional Authorized Representative, to it at

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Windstream Services Administrator

Fax: (612) 217-5651

(d)            if to the Initial Additional Collateral Agent to it at

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Windstream Services Administrator

Fax: (612) 217-5651

(e)            if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

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Section 5.02. Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c)            Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and Collateral Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which each such Authorized Representative and Collateral Agent is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

(d)            Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Applicable Collateral Agent may, at the expense of the Grantors, effect amendments and modifications to this Agreement to the extent necessary to reflect the incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement and each Additional First Lien Document.

Section 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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Section 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding arising out of or relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the United States District Court for the Southern District of New York, and appellate courts from any thereof;

(b)            consents that any such action or proceeding may be brought in such courts and waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

(d)            agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)            waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any indirect, consequential or punitive damages (as opposed to direct or actual damages).

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Section 5.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents the provisions of this Agreement shall control.

Section 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09, 2.11, 2.12 or Article 5) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.11, 2.12 or Article 5). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 5.13. Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional First Lien Documents, the Borrower and/or the Co-Issuer may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”) acting on behalf of the holders of such Senior Class Debt and the Additional First Lien Collateral Agent of any such Senior Class Debt acting on behalf of the holders of such Senior Class Debt (such Additional First Lien Collateral Agent together with the Senior Class Debt Representative and the holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”), become parties to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

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In order for a Senior Class Debt Representative and Additional First Lien Collateral Agent to become a party to this Agreement,

(i)             such Senior Class Debt Representative, such Additional First Lien Collateral Agent and each Grantor shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Collateral Agent and such Senior Class Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and the Senior Class Debt in respect of which each such Senior Class Debt Representative is the Authorized Representative and such Additional First Lien Collateral Agent is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby; it being understood that the executed Joinder Agreement shall be promptly delivered to the Applicable Collateral Agent and the Applicable Collateral Agent shall acknowledge such instrument;

(ii)            the Borrower shall have delivered to the Applicable Collateral Agent true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true, correct and complete by a Responsible Officer of the Borrower;

(iii)           all filings, recordations and/or amendments or supplements to the First Lien Security Documents necessary or desirable in the reasonable judgment of the Applicable Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Collateral Agent); and

(iv)           the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Collateral Agent, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a Senior Class Debt Party of such Senior Class Debt.

Section 5.14. Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent, or any other First Lien Secured Party relative to the subject matter hereof not set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Section 5.15. Further Assurances. Each Grantor will do or cause to be done all acts and things that may be required, or that the Applicable Collateral Agent may reasonably request, to assure and confirm that the Applicable Collateral Agent holds, for the benefit of the First Lien Secured Parties, duly created and enforceable and perfected Liens on the Collateral, in each case as contemplated by (and to the extent required by) the Secured Credit Documents.

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Section 5.16. Authorized Representatives and Collateral Agents.

(a)            Each of the Authorized Representative under the Credit Agreement, the Initial Additional Authorized Representative and the Initial Additional Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Credit Agreement or the Indenture, as applicable; and in so doing, neither the Authorized Representative under the Credit Agreement nor the Initial Additional Authorized Representative nor the Initial Additional Collateral Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Credit Agreement, the Initial Additional Authorized Representative and the Initial Additional Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Credit Agreement, the Initial Additional Authorized Representative and the Initial Additional Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Credit Agreement or the Indenture, as applicable.

(b)            For purposes of determining whether the conditions precedent under this Agreement have been satisfied, and prior to executing and delivering any amendment or document of any kind, taking any action or releasing any Shared Collateral as required by the terms of this Agreement, including pursuant to Sections 2.04(a) and (c) hereof, the Initial Additional Authorized Representative and the Initial Additional Collateral Agent shall be entitled to receive and conclusively rely upon an “Opinion of Counsel” and “Officer’s Certificate” (as such terms are defined in the Indenture) to the effect that any such document, action or release is authorized or not expressly prohibited hereunder and under the Indenture, the Initial Additional First Lien Security Agreement, the other Initial Additional First Lien Documents and the other applicable First Lien Security Documents. The Initial Additional Authorized Representative and the Initial Additional Collateral Agent shall not at any time be deemed or imputed to have any knowledge of or receipt of any notices, information, correspondence or materials in the possession of or given to any other Authorized Representative or Collateral Agent acting under any other Series of First Lien Obligations.

Section 5.17. Acknowledgement of this Agreement as a Subordination Agreement. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. Each of the parties hereto (including each of the Grantors) acknowledges and agrees that the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Authorized Representative for the Credit Agreement Secured Parties,

By:
Name:
Title:

[Signature Page to Windstream First Lien Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
solely in its capacity as Initial Additional Authorized Representative and Initial Additional Collateral Agent

By:
Name:
Title:

[Signature Page to Windstream First Lien Intercreditor Agreement]

Acknowledged and agreed to by:

WINDSTREAM SERVICES II, LLC

By:
Name:
Title:

WINDSTREAM ESCROW FINANCE CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

[Signature Page to Windstream First Lien Intercreditor Agreement]

ANNEX I

Grantors

1.	Windstream Holdings II, LLC

2.	Windstream Services II, LLC

3.	ATX Telecommunications Services of Virginia, LLC

4.	BOB, LLC

5.	Boston Retail Partners LLC

6.	Broadview Networks of Virginia, Inc.

7.	Buffalo Valley Management Services, Inc.

8.	Business Telecom of Virginia, Inc.

9.	Cavalier IP TV, LLC

10.	Cavalier Telephone, L.L.C.

11.	Choice One Communications of Connecticut Inc.

12.	Choice One Communications of Maine Inc.

13.	Choice One Communications of Massachusetts Inc.

14.	Choice One Communications of Ohio Inc.

15.	Choice One Communications of Rhode Island Inc.

16.	Choice One Communications of Vermont Inc.

17.	Choice One of New Hampshire Inc.

18.	Cinergy Communications Company of Virginia, LLC

19.	Conestoga Enterprises, Inc.

20.	Conestoga Management Services, Inc.

21.	Connecticut Broadband, LLC

22.	Connecticut Telephone & Communication Systems, Inc.

23.	Conversent Communications Long Distance, LLC

24.	Conversent Communications of Connecticut, LLC

25.	Conversent Communications of Maine, LLC

26.	Conversent Communications of Massachusetts, Inc.

27.	Conversent Communications of New Hampshire, LLC

28.	Conversent Communications of Rhode Island, LLC

29.	Conversent Communications of Vermont, LLC

30.	CTC Communications of Virginia, Inc.

31.	D&E Communications, LLC

32.	D&E Management Services, Inc.

33.	D&E Networks, Inc.

34.	Equity Leasing, Inc.

35.	Eureka Telecom of VA, Inc.

36.	Heart of the Lakes Cable Systems, Inc.

37.	InfoHighway of Virginia, Inc.

38.	Iowa Telecom Data Services, L.C.

39.	Iowa Telecom Technologies, LLC

40.	IWA Services, LLC

41.	McLeodUSA Information Services LLC

42.	McLeodUSA Purchasing, L.L.C.

43.	Norlight Telecommunications of Virginia, LLC

44.	Oklahoma Windstream, LLC

45.	PaeTec Communications of Virginia, LLC

46.	PAETEC iTEL, L.L.C.

47.	PAETEC Realty LLC

48.	PAETEC, LLC

49.	PCS Licenses, Inc.

50.	Southwest Enhanced Network Services, LLC

51.	Talk America of Virginia, LLC

52.	Teleview, LLC

53.	Texas Windstream, LLC

54.	US LEC of Alabama LLC

55.	US LEC of Florida LLC

56.	US LEC of South Carolina LLC

57.	US LEC of Tennessee LLC

58.	US LEC of Virginia L.L.C.

59.	US Xchange of Illinois, L.L.C.

60.	US Xchange of Michigan, L.L.C.

61.	US Xchange of Wisconsin, L.L.C.

62.	US Xchange Inc.

63.	Valor Telecommunications of Texas, LLC

64.	WIN Sales & Leasing, Inc.

65.	Windstream Alabama, LLC

66.	Windstream Arkansas, LLC

67.	Windstream Cavalier, LLC

68.	Windstream Communications Kerrville, LLC

69.	Windstream Communications Telecom, LLC

70.	Windstream CTC Internet Services, Inc.

71.	Windstream Direct, LLC

72.	Windstream Eagle Services, LLC

73.	Windstream EN-TEL, LLC

74.	Windstream Enterprise Holdings, LLC

75.	Windstream Escrow Finance Corp.

76.	Windstream Holding of the Midwest, Inc.

77.	Windstream Intellectual Property Services, LLC

78.	Windstream Iowa Communications, LLC

79.	Windstream Iowa-Comm, LLC

80.	Windstream KDL-VA, LLC

81.	Windstream Kerrville Long Distance, LLC

82.	Windstream Lakedale Link, Inc.

83.	Windstream Lakedale, Inc.

84.	Windstream Leasing, LLC

85.	Windstream Lexcom Entertainment, LLC

86.	Windstream Lexcom Long Distance, LLC

87.	Windstream Montezuma, LLC

88.	Windstream Network Services of the Midwest, Inc.

89.	Windstream NorthStar, LLC

90.	Windstream NuVox Arkansas, LLC

91.	Windstream NuVox Illinois, LLC

92.	Windstream NuVox Indiana, LLC

93.	Windstream NuVox Kansas, LLC

94.	Windstream NuVox Oklahoma, LLC

95.	Windstream Oklahoma, LLC

96.	Windstream SHAL Networks, Inc.

97.	Windstream SHAL, LLC

98.	Windstream Shared Services, LLC

99.	Windstream South Carolina, LLC
100.	Windstream Southwest Long Distance, LLC
101.	Windstream Sugar Land, LLC
102.	Windstream Supply, LLC
103.	XETA Technologies, Inc.

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [____], 20[ ] (“Representative Supplement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of September 21, 2020 (the “First Lien Intercreditor Agreement”), among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), the other Grantors party thereto (each a “Grantor”), JPMorgan Chase Bank, N.A., as Credit Agreement Collateral Agent and as Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties, and Wilmington Trust, National Association, solely in its capacity as Initial Additional Collateral Agent and as Initial Additional Authorized Representative, and the additional Authorized Representatives and Collateral Agents from time to time a party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B.             As a condition to the ability of the Borrower or any Grantor to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien, in each case under and pursuant to the First Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, the Additional First Lien Collateral Agent on behalf of the holders of such Senior Class Debt is required to become a Collateral Agent under and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, such Additional First Lien Collateral Agent may become a Collateral Agent under and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) and the undersigned Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Representative Supplement in accordance with the requirements of the First Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent on behalf of the Senior Class Debt Parties of such Senior Class Debt by its signature below becomes a Collateral Agent under and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Representative and the New Collateral Agent, on behalf of themselves and such Senior Class Debt Parties, hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to them as an Authorized Representative or Collateral Agent, as applicable, and to the Senior Class Debt Parties that they represent as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative and each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to the Borrower and the other Grantors, each Authorized Representative, each Collateral Agent and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon its entry into this Representative Supplement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 4. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Applicable Collateral Agent shall have received a counterpart of this Representative Supplement that bears the signature of each of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Representative Supplement by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 5. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 6. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

5

IN WITNESS WHEREOF, the New Representative and the New Collateral Agent have duly executed this Representative Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

6

Acknowledged by:

WINDSTREAM SERVICES II, LLC

By:
Name:
Title:

WINDSTREAM ESCROW FINANCE CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON
SCHEDULE I HERETO,

By:
Name:
Title:

7

Acknowledged by:

[____________________], as Applicable
Collateral Agent

By:
Name:
Title:

EXHIBIT L-1

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payment under any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT L-2

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the Applicable Partners/Members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the Applicable Partners/Members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payment in connection with any Loan Document is effectively connected with the undersigned’s or any of the Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT L-3

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payment in connection with any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT L-4

[FORM OF] UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the Applicable Partners/Members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of the Applicable Partners/Members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payment in connection with any Loan Document is effectively connected with the undersigned’s or any of the Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT M

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

[See Attached]

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

WINDSTREAM SERVICES II, LLC

the other Grantors party hereto,

[JPMORGAN CHASE BANK, N.A.],

as First Lien Collateral Agent and First Lien Administrative Agent for the First Lien Secured

Parties and as First-Priority Collateral Agent,

[WILMINGTON TRUST, NATIONAL ASSOCIATION],

as Initial Other First-Priority Collateral Agent for the Initial Other First-Priority Secured Parties

and

[_____],

as Second Lien Collateral Agent and Second-Priority Collateral Agent for the Second-Priority Secured Parties

[_____], 20[__]

i

ii

Exhibits

Exhibit A	Form of Joinder Agreement (Other First-Priority Obligations)
Exhibit B	Form of Joinder Agreement (Other Second-Priority Obligations)

iii

JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [_____], 20[__], among [JPMORGAN CHASE BANK, N.A. (“JPMorgan”)], as First Lien Collateral Agent, First Lien Administrative Agent and First-Priority Collateral Agent, [WILMINGTON TRUST, NATIONAL ASSOCIATION], as Initial Other First-Priority Collateral Agent, and [_____], as Second Lien Collateral Agent and Second-Priority Collateral Agent.

A.            WINDSTREAM SERVICES II, LLC, a Delaware limited liability company (the “Borrower” or the “Company”), WINDSTREAM HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto, and [JPMorgan], as administrative agent and collateral agent, are party to that certain Credit Agreement dated as of September 21, 2020 (as amended, amended and restated, supplemented or modified from time to time in accordance with the terms of this Agreement, the “Initial First Lien Credit Agreement”). The Obligations of the Borrower under the Initial First Lien Credit Agreement and the other First Lien Documents constitute First Lien Obligations hereunder.

B.            The Borrower, the Co-Issuer (as defined below), the guarantors identified therein, and [Wilmington Trust, National Association], as trustee and collateral agent, are parties to that certain indenture, dated as of September 21, 2020 (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), with respect to the 7.750% senior first lien notes due 2028 of the Borrower and the Co-Issuer (the “Initial First Lien Indenture”).

C.            The Borrower and [other parties] are parties to [insert description of initial second lien financing agreement] (the “Initial Second Lien [Indenture][Credit Agreement]”). The Obligations of the Borrower under the Initial Second Lien [Indenture][Credit Agreement] and the other Second Lien Documents constitute Second Lien Obligations hereunder.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions.

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this Junior Lien Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Co-Issuer” shall mean Windstream Escrow Finance Corp., a Delaware corporation.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral.

“Company” shall have the meaning set forth in the recitals.

“Comparable Second-Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Deposit Account” shall have the meaning set forth in the Uniform Commercial Code.

“Deposit Account Collateral” shall mean that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.01(a).

“Discharge” means, with respect to any Common Collateral and any Series (or, if applicable, all then-outstanding Series) of First-Priority Obligations or of Second-Priority Obligations, as applicable, that such Series (or, if applicable, all such Series) of First-Priority Obligations or of Second-Priority Obligations is no longer secured by such Common Collateral pursuant to the terms of the First-Priority Collateral Documents or Second-Priority Collateral Documents, as applicable.

“Discharge of First-Priority Obligations” shall mean at any applicable time, except to the extent otherwise provided in Section 5.07, the Discharge of all First-Priority Obligations then outstanding at such time; provided that the Discharge of First-Priority Obligations shall not be deemed to have occurred if the applicable payments are made with the proceeds of other First-Priority Obligations that constitute an exchange or replacement for or a Refinancing of such First-Priority Obligations.

“Financing Documents” shall mean the First Lien Documents, the Initial Other First-Priority Documents, the Other First-Priority Documents, the Second Lien Documents and the Other Second-Priority Documents.

“First Lien Administrative Agent” shall mean the administrative agent for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Credit Agreement. As of the date hereof, JPMorgan shall be the First Lien Administrative Agent.

2

“First Lien Claimholders” shall mean the holders of any First Lien Obligations, including the First Lien Administrative Agent and the First Lien Collateral Agent.

“First Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Agent” shall mean the collateral agent for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Credit Agreement. As of the date hereof, JPMorgan shall be the First Lien Collateral Agent.

“First Lien Collateral Agreement” shall mean (a) the Security Agreement dated as of September 21, 2020, among the Company, as borrower, the guarantors identified therein and the First Lien Collateral Agent, as amended, restated, supplemented, replaced or otherwise modified from time to time and (b) any other collateral agreement entered into from time to time in respect of any First Lien Credit Agreement and designated by the Company as a “First Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“First Lien Collateral Documents” shall mean the First Lien Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any First Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Credit Agreement” shall mean the Initial First Lien Credit Agreement, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, Refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, Refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (including in this definition any Refinancing, replacement, restructuring or new debt facility designated by the Company as a “First Lien Credit Agreement” pursuant to Section 8.03).

“First Lien Documents” shall mean (a) the First Lien Credit Agreement and the First Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any obligations thereunder, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Intercreditor Agreement” shall mean that certain First Lien Intercreditor Agreement, dated as of September 21, 2020, by and among the Company, the other Grantors party thereto, the First Lien Collateral Agent and the Initial Other First-Priority Collateral Agent and each additional Other First-Priority Collateral Agent from time to time party there, as amended, amended and restated or otherwise modified from time to time.

3

“First Lien Obligations” shall mean all Obligations of the Company and other obligors under the First Lien Credit Agreement or any of the other First Lien Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the First Lien Documents and the performance of all other Obligations of the obligors thereunder to the First Lien Secured Parties under the First Lien Documents, according to the respective terms thereof (provided that First Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“First Lien Secured Parties” shall mean the holders of any First Lien Obligations, including the First Lien Administrative Agent and the First Lien Collateral Agent.

“First-Priority Collateral” shall mean the First Lien Collateral, the Initial Other First-Priority Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other First-Priority Obligations (other than the First Lien Obligations and the Initial Other First-Priority Obligations).

“First-Priority Collateral Agent” shall mean such agent or trustee as is designated “First-Priority Collateral Agent” by First-Priority Secured Parties pursuant to the terms of the First Lien Intercreditor Agreement (if then in effect) and the First-Priority Documents; it being understood that as of the date of this Agreement, the First Lien Collateral Agent shall be so designated First-Priority Collateral Agent.

“First-Priority Collateral Documents” shall mean (a) the First Lien Collateral Documents, (b) the Initial Other First-Priority Collateral Documents, and (c) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Documents” shall mean (a) the First Lien Documents, (b) the Initial Other First-Priority Documents and (c) any Other First-Priority Documents, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Obligations” shall mean (a) the First Lien Obligations, (b) the Initial Other First-Priority Obligations and (c) the Other First-Priority Obligations (if any) (provided that First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

4

“First-Priority Representatives” shall mean (a) in the case of the First Lien Obligations, the First Lien Collateral Agent (b) in the case of the Initial Other First-Priority Obligations, the Initial Other First-Priority Collateral Agent, and (c) in the case of any Series of Other First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the First-Priority Collateral Agent as the context requires.

“First-Priority Secured Parties” shall mean (a) the First Lien Secured Parties, (b) the Initial Other First-Priority Secured Parties and (c) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Grantors” shall mean the Company, Holdings and each of the Subsidiaries of the Company that has executed and delivered a First-Priority Collateral Document or a Second-Priority Collateral Document.

“Holdings” shall have the meaning set forth in the recitals.

“Initial First Lien Credit Agreement” shall have the meaning set forth in the recitals.

“Initial First Lien Indenture” shall have the meaning set forth in the recitals.

“Initial Other First-Priority Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Initial Other First-Priority Obligations.

“Initial Other First-Priority Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Initial First Lien Indenture, and its successors in such capacity.

“Initial Other First-Priority Collateral Documents” shall mean the Initial Other First-Priority Security Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Other First-Priority Documents” shall mean (a) the Initial Other First-Priority Indenture and the Initial Other First-Priority Security Agreement and (b) any other related document or instrument executed and delivered pursuant to any Initial Other First-Priority Document described in clause (a) above evidencing or governing any obligations thereunder, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Other First-Priority Indenture” shall mean the Initial First Lien Indenture, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as an “Initial Other First-Priority Indenture” pursuant to Section 8.03).

5

“Initial Other First-Priority Obligations” shall mean the “First Lien Notes Obligations” (as defined in the Initial First Lien Indenture) with respect to the “Initial Notes” (as defined in the Initial First Lien Indenture) issued on the date as of September 21, 2020 and any “Additional Notes” (as defined in the Initial First Lien Indenture) issued after the date hereof, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Initial Other First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Initial Other First-Priority Secured Parties under the Initial Other First-Priority Documents, according to the respective terms thereof (provided that Initial Other First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“Initial Other First-Priority Secured Parties” shall mean the Persons holding the Initial Other First-Priority Obligations, including the Initial Other First-Priority Representatives.

“Initial Other First-Priority Security Agreement” means the “Security Agreement” as defined in the Initial First Lien Indenture and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Initial Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Initial Second Lien [Indenture][Credit Agreement]” shall have the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” shall mean (1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary; (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

“JPMorgan” shall have the meaning set forth in the preamble.

6

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Obligations” shall mean any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

“Other First-Priority Collateral Agent” shall mean, with respect to any Series of Other First-Priority Obligations, any Other First-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other First-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Document, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Other First-Priority Obligations” shall mean any indebtedness or Obligations (other than First Lien Obligations and the Initial Other First-Priority Obligations) of the Grantors that are to be secured with a Lien on the Common Collateral senior to the Liens securing the Second Lien Obligations and are designated by the Company as Other First-Priority Obligations hereunder and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Other First-Priority Secured Parties under the Other First-Priority Documents, according to the respective terms thereof (provided that Other First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other First-Priority Representative” shall mean, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

7

“Other First-Priority Secured Parties” shall mean the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

“Other Second-Priority Collateral Agent” shall mean, with respect to any Series of Other Second-Priority Obligations, any Other Second-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other Second-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Other Second-Priority Obligations” shall mean any indebtedness or Obligations (other than the Second Lien Obligations) of the Grantors that are to be secured on a basis junior to the First Lien Obligations and are designated by the Company as Other Second-Priority Obligations hereunder, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other Second-Priority Obligations and the performance of all other Obligations of the obligors thereunder to the Other Second-Priority Secured Parties under the Other Second-Priority Documents, according to the respective terms thereof (provided that Other Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other Second-Priority Representative” shall mean, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” shall mean the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

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“Pledged Collateral” shall mean the Common Collateral in the possession or control of the First-Priority Collateral Agent (or its agents or bailees), to the extent that possession or control thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code.

“Purchase Event” shall have the meaning set forth in Section 5.09.

“Recovery” shall have the meaning set forth in Section 6.04.

“Refinance” means, in respect of any indebtedness and any agreement governing any such Indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for or refinancing of, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” shall mean the holders of any Second Lien Obligations, including the Second Lien [Trustee][Administrative Agent] and the Second Lien Collateral Agent.

“Second Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Agent” shall mean the collateral agent for the Second Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the Initial Second Lien [Indenture][Credit Agreement]. As of the date hereof, [______] shall be the Second Lien Collateral Agent.

“Second Lien Collateral Agreement” shall mean (a) the “Security Agreement” as defined in the Initial Second Lien [Indenture][Credit Agreement], and (b) any other collateral agreement entered into from time to time in respect of any Second Lien [Indenture][Credit Agreement] and designated by the Company as a “Second Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“Second Lien Collateral Documents” shall mean the Second Lien Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Second Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Documents” shall mean (a) the Second Lien [Indenture][Credit Agreement] and the Second Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder. in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“Second Lien [Indenture][Credit Agreement]” shall mean the Initial Second Lien [Indenture][Credit Agreement], as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as a “Second Lien [Indenture][Credit Agreement]” pursuant to Section 8.03).

“Second Lien Obligations” shall mean all Obligations of the Company and other obligors under the Initial Second Lien [Indenture][Credit Agreement] or any of the other Second Lien Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Second Lien Documents and the performance of all other Obligations of the obligors thereunder to the Second Lien Secured Parties under the Second Lien Documents, according to the respective terms thereof (provided that Second Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“Second Lien Secured Parties” shall mean the holders of any Second Lien Obligations, including the Second Lien [Trustee][Administrative Agent] and the Second Lien Collateral Agent.

“Second Lien [Trustee][Administrative Agent]” shall mean [_____], in its capacity as [indenture trustee][administrative agent] under the Second Lien [Indenture][Credit Agreement] and the Second Lien Collateral Documents, and its permitted successors in such capacity.

“Second-Priority Collateral” shall mean the Second Lien Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other Second-Priority Obligations.

“Second-Priority Collateral Agent” shall mean such agent or trustee as is designated “Second-Priority Collateral Agent” by Second-Priority Secured Parties pursuant to the terms of any applicable intercreditor agreement among the Second-Priority Secured Parties (if then in effect) or by Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding (if no such intercreditor agreement is then in effect); it being understood that as of the date of this Agreement, the Second Lien Collateral Agent shall be so designated Second-Priority Collateral Agent.

“Second-Priority Collateral Documents” shall mean (a) the Second Lien Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

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“Second-Priority Documents” shall mean (a) the Second Lien Documents and (b) the Other Second-Priority Documents.

“Second-Priority Obligations” shall mean (a) the Second Lien Obligations, (b) the Other Second-Priority Obligations and (c) all other Obligations in respect of, or arising under, the Second-Priority Obligations Documents, including all fees and expenses of the collateral agent for any Other Second-Priority Obligations and shall include all interest and fees, which but for the filing of a petition in bankruptcy with respect to the Company or any Grantor, would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding (provided that Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“Second-Priority Representatives” shall mean (a) in the case of the Second Lien Obligations, the Second Lien Collateral Agent and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Second-Priority Collateral Agent as the context requires. For purposes of this definition, no Discharge of Second Lien Obligations with respect to the Second Lien Obligations under the Second Lien [Indenture][Credit Agreement] and the Second Lien Documents relating thereto shall be deemed to have occurred if any of the Company or any other Grantor enters into any Refinancing of the Second Lien [Indenture][Credit Agreement], and, in the case of any such Refinancing, the Second Lien Collateral Agent under such Second Lien [Indenture][Credit Agreement] shall continue as the Second-Priority Representative for all purposes hereof.

“Second-Priority Secured Parties” shall mean (a) the Second Lien Secured Parties and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

“Secured Parties” shall mean the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Series” shall mean (a) the First Lien Obligations, Initial Other First-Priority Obligations and each series of Other First-Priority Obligations, each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the First Lien Obligations, the Initial Other First-Priority Obligations and/or any one or more series of such Other First-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such First Lien Obligations, the Initial Other First-Priority Obligations and/or each such series of Other First-Priority Obligations shall collectively constitute a single Series, and (b) the Second Lien Obligations and each series of Other Second-Priority Obligations, each of which shall constitute a separate Series of Second-Priority Obligations, except that to the extent that the Second Lien Obligations and/or any one or more series of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Second Lien Obligations and/or each such series of Other Second-Priority Obligations shall collectively constitute a single Series.

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“Standstill Period” shall have the meaning set forth in Section 3.01(f).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, otherwise modified or permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced, in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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ARTICLE 2

Lien Priorities.

Section 2.01. Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral (or any actual or alleged defect in any of the foregoing), and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Priority Obligations and/or the Second-Priority Obligations), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations and (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

Section 2.02. Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.01) or any of the First-Priority Documents.

Section 2.03. No New Liens. So long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that if any Second-Priority Representative shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the senior and prior Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the First-Priority Collateral Agent promptly upon becoming aware thereof and, upon demand by the First-Priority Collateral Agent or the Company, will either (i) release such Lien or (ii) assign such Lien to the First-Priority Collateral Agent (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative, such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

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Section 2.04. Perfection of Liens. Subject to Section 5.05, none of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.05. Nature of Obligations. The priorities of the Liens provided in Section 2.01 shall not be altered or otherwise affected by (a) any Refinancing of the First-Priority Obligations or the Second-Priority Obligations or (b) any action or inaction which any of the First-Priority Secured Parties or the Second-Priority Secured Parties may take or fail to take in respect of the Common Collateral. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Parties, agrees and acknowledges that (i) a portion of the First-Priority Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First-Priority Collateral Documents and the First-Priority Obligations may be amended, restated, supplemented or otherwise modified, and the First-Priority Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the First-Priority Obligations may be increased, in each case, without notice to or consent by the Second-Priority Collateral Agents or the Second-Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Company and the Grantors, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second-Priority Document with respect to the incurrence of additional First-Priority Obligations.

ARTICLE 3

Enforcement

Section 3.01. Exercise of Remedies.

(a)           So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) no Second-Priority Representative or any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Priority Collateral Agent or any First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the First-Priority Collateral Agent or any First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations and (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the First-Priority Collateral Agent or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the First-Priority Collateral, the First-Priority Collateral Agent and the First-Priority Secured Parties may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b)           So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will not, in its capacity as a Secured Party, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred.

(c)           Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First-Priority Collateral Agent or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the First-Priority Collateral Agent or First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties.

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(d)           Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority Document shall be deemed to restrict in any way the rights and remedies of the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

(e)           Subject to the proviso in clause (ii) of Section 3.01(a) and the following Section 3.01(f), until the Discharge of the First-Priority Obligations, the First-Priority Collateral Agent shall have the exclusive right to exercise any right or remedy with respect to the Common Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.

(f)            Notwithstanding the provisions of Section 3.01 above but subject in all cases to Section 4.02, the Second-Priority Collateral Agent may enforce any of its rights and exercise any of its remedies (subject to the limitations set forth in this clause (f) with respect to such actions) with respect to the Second Priority Collateral after a period of 180 consecutive days has elapsed since the date on which the Second-Priority Collateral Agent has delivered to the First-Priority Collateral Agent written notice of the acceleration or non-payment at the final stated maturity of the Indebtedness then outstanding under any Second Priority Documents (the “Standstill Period”); provided, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second-Priority Collateral Agent or any other Second-Priority Secured Party enforce or exercise any rights or remedies with respect to any Common Collateral if the First-Priority Collateral Agent or any other First-Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Collateral (prompt written notice thereof to be given to the Second-Priority Collateral Agent by the applicable First-Priority Representative) and (ii) after the expiration of the Standstill Period, so long as no First-Priority Representative has commenced any action to enforce the Liens securing the First-Priority Obligations on all or any material portion of the Collateral, the Second-Priority Secured Parties (or the Second-Priority Collateral Agent on their behalf) may, subject to the provisions of Article 7, enforce the Liens securing the Second-Priority Obligations with respect to all or any portion of the Common Collateral to the extent permitted hereunder. If the Second-Priority Collateral Agent or any other Second-Priority Secured Party exercises any rights or remedies with respect to the Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the First-Priority Collateral Agent or any other First-Priority Secured Party commences (or attempts to commence or give notice of its intent to commence) the exercise of any of its rights or remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any proceeding under Bankruptcy Law), the Standstill Period shall recommence and the Second-Priority Collateral Agent and each other Second-Priority Secured Party shall rescind any such rights or remedies already exercised with respect to the Common Collateral.

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Section 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the First-Priority Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

Section 3.03. Second-Priority Collateral Agent and Second-Priority Secured Parties Waiver. The Second-Priority Collateral Agent and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Collateral Agent or any First-Priority Secured Parties arising out of (i) any actions which the First-Priority Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Common Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Common Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the First-Priority Collateral Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Article 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Holdings, the Company or any of its Subsidiaries, as debtor-in-possession.

Section 3.04. Actions upon Breach. Should any Second-Priority Representative or any Second-Priority Secured Party, contrary to this Agreement, in any way, take, attempt to take or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First-Priority Collateral Agent or any First-Priority Representative or any other First-Priority Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second-Priority Representative or such Second-Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby (i) agrees that the First-Priority Secured Parties’ damages from the actions of the Second-Priority Representatives or any Second-Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the First-Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party.

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ARTICLE 4

Payments

Section 4.01. Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Document has occurred, and until such Event of Default is cured or waived, so long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, and any Common Collateral, proceeds thereof or distribution in respect of Common Collateral in any Insolvency or Liquidation Proceeding, shall be applied by the First-Priority Collateral Agent to the First-Priority Obligations in such order as specified in the relevant First-Priority Document (subject to the First Lien Intercreditor Agreement) until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver promptly to the Second-Priority Collateral Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second-Priority Collateral Agent, in such order as specified in the relevant Second-Priority Documents (and subject to any other applicable intercreditor agreement among the Second-Priority Secured Parties).

Section 4.02. Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral (or any distribution in respect of the Common Collateral, whether or not expressly characterized as such) prior to the Discharge of the First-Priority Obligations shall be segregated and held in trust for the benefit of and forthwith paid over to the First-Priority Collateral Agent (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Collateral Agent is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5

Other Agreements

Section 5.01. Releases.

(a)            If, at any time any Grantor, the First-Priority Collateral Agent or the holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Document or (y) otherwise to the extent the First-Priority Collateral Agent has consented to such sale, transfer or disposition, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged. Upon delivery to each Second-Priority Representative of a notice from the First-Priority Collateral Agent or the Company stating that any release of Liens securing or supporting the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms (and the Company hereby agrees to deliver any such documents reasonably requested by the First-Priority Collateral Agent in connection therewith). In the case of the sale of all or substantially all of the equity interests of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second-Priority Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of First-Priority Obligations is released and discharged.

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(b)           Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the First-Priority Collateral Agent and any officer or agent of the First-Priority Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the First-Priority Collateral Agent’s own name, from time to time in the First-Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.01, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.01, including any termination statements, endorsements or other instruments of transfer or release.

(c)            Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

(d)            Notwithstanding anything to the contrary in any Second-Priority Collateral Document, in the event the terms of a First-Priority Collateral Document and a Second-Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Common Collateral, (ii) to deliver or afford control over any item of Common Collateral to (to the extent such control can be afforded only to one person under applicable law), or deposit any item of Common Collateral with, (iii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, (v) hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of or, in respect of any item of Common Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Common Collateral is located or waivers or subordination of rights with respect to any item of Common Collateral in favor of, in any case, both the First-Priority Collateral Agent and any Second-Priority Representative or Second-Priority Secured Party, such Grantor may, until the applicable Discharge of First-Priority Obligations has occurred, comply with such requirement under the applicable Second-Priority Collateral Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First-Priority Collateral Agent.

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Section 5.02. Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of the Grantors under the First-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the First-Priority Collateral Agent for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, subject to the First Lien Intercreditor Agreement, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Second-Priority Collateral Agent for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents (subject to any applicable intercreditor agreement among the Second-Priority Secured Parties) and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Priority Collateral Agent in accordance with the terms of Section 4.02.

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Section 5.03. Amendments to Second-Priority Documents.

(a)           So long as the Discharge of the First-Priority Obligations has not occurred, without the prior written consent of the First-Priority Collateral Agent, no Second-Priority Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Document, would (1) require any scheduled payment of principal (including pursuant to a sinking fund obligation) prior to the maturity date thereof or accelerate any date upon which a scheduled payment of principal or interest is due, in each case with respect to any indebtedness outstanding thereunder, (2) shorten the maturity date applicable to any indebtedness incurred thereunder, (3) add or modify (or have the effect of a modification of) any mandatory prepayment or mandatory redemption provision or redemption at the option of the holders thereof in a manner that is more favorable to the holders of the applicable indebtedness, (3) reduce the capacity to incur First-Priority Obligations to an amount less than the aggregate principal amount of indebtedness (including revolving commitments) under the First-Priority Documents on the day of any such amendment, restatement, supplement, modification or Refinancing, (4) restrict the ability of the Grantors to grant liens consistent with the terms of the First-Priority Documents or (5) be prohibited by or inconsistent with any of the terms of this Agreement or any other First-Priority Document. Unless otherwise agreed to by the First-Priority Collateral Agent, each Grantor agrees that each applicable Second-Priority Collateral Document shall include language substantially the same as the following paragraph (or language to similar effect approved by the First-Priority Collateral Agent, such approval not to be unreasonably withheld):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [insert the relevant Second-Priority Representative] for the benefit of the [Second-Priority Secured Parties] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) [JPMorgan Chase Bank, N.A.], as collateral agent (and its permitted successors), pursuant to the Security Agreement dated as of September 21, 2020 (as amended, restated, supplemented or otherwise modified from time to time), by and among Windstream Services II, LLC, the guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent, (b) Wilmington Trust, National Association, as collateral agent (and its permitted successors), pursuant to the Security Agreement dated as of September 21, 2020 (as amended, restated, supplemented or otherwise modified from time to time) by and among Windstream Services II, LLC, the guarantors party thereto and Wilmington Trust, National Association, as collateral agent or (c) any agent or trustee for any Other First-Priority Secured Parties and (ii) the exercise of any right or remedy by the [insert the relevant Second-Priority Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of September 21, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among [JPMorgan Chase Bank, N.A.], in its capacity as the First Lien Collateral Agent and First Lien Administrative Agent, [Wilmington Trust, National Association], as Initial Other First-Priority Collateral Agent, and [_____], in its capacity as the Second Lien Collateral Agent. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

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(b)           In the event that the First-Priority Collateral Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or changing in any manner the rights of the First-Priority Collateral Agent, the First-Priority Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, the Company or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01 hereof, (y) no such amendment, waiver or consent shall impose additional material obligations on or impair the rights, privileges and immunities of any Second Priority Representative or Second Priority Collateral Agent without such person’s written consent and (z) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c)           Notwithstanding the foregoing, without the consent of any Secured Party, any First-Priority Representative and any Second-Priority Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with and compliance with Section 8.21 of this Agreement and, upon such execution and delivery, such First-Priority Representative, the First-Priority Secured Parties and the First-Priority Obligations and/or such Second-Priority Representative, the Second-Priority Secured Parties and the Second-Priority Obligations, as applicable, shall be subject to the terms hereof.

Section 5.04. Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against Holdings, the Company or any Subsidiary of the Company that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law, so long as such rights and remedies do not violate (or are otherwise not prohibited by) this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Priority Collateral Agent or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

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Section 5.05. First-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a)            The First-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(b)            The First-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the First-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)            In the event that the First-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(d)            Except as otherwise specifically provided herein (including Sections 3.01 and 4.01), until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e)            The First-Priority Collateral Agent shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.05. The duties or responsibilities of the First-Priority Collateral Agent under this Section 5.05 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(f)            The First-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the First-Priority Collateral Agent from all claims and liabilities arising pursuant to the First-Priority Collateral Agent’s role under this Section 5.05, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

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(g)           Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver to the Second-Priority Collateral Agent, at the Company’s reasonable expense, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) that is part of the Common Collateral together with any necessary endorsements (or otherwise allow the Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify the First-Priority Collateral Agent for any loss or damage suffered by the First-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the First-Priority Collateral Agent as a result of its own willful misconduct or gross negligence. The First-Priority Collateral Agent has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

(h)           Neither the First-Priority Collateral Agent nor the First-Priority Secured Parties shall be required to marshal any present or future collateral security for the Company’s or its Subsidiaries’ obligations to the First-Priority Collateral Agent or the First-Priority Secured Parties under the First-Priority Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(i)            The agreement of the First-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.05 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.06. Second-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a)            Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(b)            Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Second-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

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(c)            In the event that the Second-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(d)            The Second-Priority Collateral Agent, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.06. The duties or responsibilities of the Second-Priority Collateral Agent under this Section 5.06 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(e)            The Second-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Second-Priority Collateral Agent from all claims and liabilities arising pursuant to the Second-Priority Collateral Agent’s role under this Section 5.06, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f)            In the event that the Second-Priority Collateral Agent shall cease to be so designated the Second-Priority Collateral Agent pursuant to the definition of such term, the then Second-Priority Collateral Agent shall deliver to the successor Second-Priority Collateral Agent (at the Company’s expense), to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second-Priority Collateral Agent shall perform all duties of the Second-Priority Collateral Agent as set forth herein. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify the Second-Priority Collateral Agent for any loss or damage suffered by the Second-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the Second-Priority Collateral Agent as a result of its own willful misconduct or gross negligence. The Second-Priority Collateral Agent has no obligation to follow instructions from the successor Second-Priority Collateral Agent in contravention of this Agreement

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(g)        The agreement of the Second-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.06 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.07. When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First-Priority Obligations has occurred, the Company incurs and designates any other First-Priority Obligations, or the Company or any Grantor enters into any Refinancing of any First-Priority Document evidencing a First-Priority Obligation, which Refinancing is permitted hereby and by the terms of the Second-Priority Documents, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the obligations under such Refinancing of the First-Priority Document shall automatically be treated as First-Priority Obligations for all purposes of this Agreement, and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Document (and, upon designation by the Company thereof, the “First Lien Credit Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First-Priority Collateral Agent of amendments, waivers and consents hereunder. Upon receipt of notice of such designation or Refinancing (including the identity of the new First-Priority Collateral Agent), each Second-Priority Representative shall promptly (i) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new First-Priority Collateral Agent shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the First-Priority Collateral Agent contemplated hereby and (ii) to the extent then held by any Second-Priority Representative, deliver to the First-Priority Collateral Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First-Priority Collateral Agent to obtain possession or control of such Pledged Collateral).

Section 5.08. No Release Upon Discharge of First-Priority Obligations. Notwithstanding any other provisions contained in this Agreement, if a Discharge of First-Priority Obligations occurs, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral (including as contemplated under Section 6.09 below) or otherwise as permitted under the First-Priority Documents and the Second-Priority Documents, as applicable.

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Section 5.09. Purchase Option. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that following (a) the acceleration of the First-Priority Obligations in accordance with the terms of all First-Priority Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second-Priority Secured Parties may request, and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and including all accrued and unpaid interest and fees and expenses as of the date of closing of such purchase, in accordance with the relevant First-Priority Documents, without warranty or representation or recourse (except for customary representations and warranties required to be made by assigning lenders pursuant to any assignment agreement required under any of the First Lien Documents, Initial Other First-Priority Documents, and Other First-Priority Documents). In connection with such purchase, all issued and undrawn letters of credit constituting First-Priority Obligations shall be cancelled, replaced or cash collateralized in an amount not less than 103% of the face amount thereof by the purchasing Second-Priority Secured Parties, or the purchasing Second-Priority Secured Parties shall have provided other similar credit support satisfactory to each relevant issuer; provided that at such time as all such letters of credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above shall be returned to the respective purchasers. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second-Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the applicable selling First-Priority Secured Parties and the purchasing Second-Priority Secured Parties. If none of the Second-Priority Secured Parties exercise such right within the time periods set forth above, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement. The Borrower and each First-Priority Representative hereby consents to any assignment pursuant to this Section 5.09 to the extent it has a consent or similar approval right under the assignment provisions of the relevant First-Priority Documents.

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ARTICLE 6

Insolvency or Liquidation Proceedings.

Section 6.01. Financing Issues.

(a)            If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Priority Collateral Agent shall desire to permit (or not object to) the use of cash collateral or to permit (or not object to) the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (i) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed to have subordinated) its Liens on the Common Collateral to (x) such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, subject to clause (b) of this Section 6.01, (y) any “carve-out” or administrative charge for professional and United States trustee fees agreed to by the First-Priority Representatives and (z) all adequate protection liens granted to the First-Priority Secured Parties with respect to any Common Collateral, (ii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Collateral Agent or any holder of First-Priority Obligations, (iii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (iv) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (v) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any order relating to a sale of assets of any Grantor for which the First-Priority Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale (to the extent such proceeds are not applied to repay the First-Priority Obligations) on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

(b)           Notwithstanding the foregoing, the provisions of clause (i) of Section 6.01(a) shall only be applicable as to the Second-Priority Secured Parties with respect to any use of cash collateral or DIP Financing to the extent that: (i) the Second-Priority Representatives retain their Liens with respect to the Common Collateral that existed as of the date of the commencement of the applicable Insolvency or Liquidation Proceeding (including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding (to the extent such proceeds are not applied to repay the First-Priority Obligations)) and (ii) such DIP Financing is secured by Liens equal or senior to Liens securing First Lien Obligations.

(c)           Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall assert a claim under section 507(b) of the Bankruptcy Code.

Section 6.02. Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in respect of the Common Collateral, without the prior written consent of the First-Priority Collateral Agent.

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Section 6.03. Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall object or contest (or support any other Person objecting to or contesting) (a) any request by the First-Priority Collateral Agent or the First-Priority Secured Parties for adequate protection, (b) any objection by the First-Priority Collateral Agent or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the First-Priority Collateral Agent’s or the First-Priority Secured Parties’ claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provisions of any other Bankruptcy Law. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.

Section 6.04. Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to the benefits of this Agreement until a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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Section 6.05. Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.06. 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

Section 6.07. Separate Grants of Security and Separate Classifications; Plans of Reorganization.

(a)            Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, acknowledges and agrees that (i) the grants of Liens pursuant to the First-Priority Collateral Documents and the Second-Priority Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second-Priority Obligations are fundamentally different from the First-Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Priority Secured Parties and the Second-Priority Secured Parties in respect of the Common Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second-Priority Secured Parties), the First-Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second-Priority Obligations, with each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledging and agreeing to turn over to the First-Priority Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second-Priority Secured Parties.

(b)            Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement other than with the prior written consent of the First-Priority Collateral Agent, unless such plan (i) satisfies the First-Priority Obligations in full in cash (other than any letters of credit issued thereunder which shall have been terminated or cash collateralized in accordance with the provisions of the applicable First-Priority Collateral Document) upon the consummation thereof or (ii) is proposed or supported by the number of First Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

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Section 6.08. Section 1111(b)(2) Waiver. Each Second-Priority Representative, for itself and on behalf of the other Second-Priority Secured Parties, waives any claim it may hereafter have against any First-Priority Secured Party arising out of the election by any First-Priority Secured Party of the application to the claims of any First-Priority Secured Party of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any sale, use or lease, cash collateral or DIP Financing arrangement or out of any grant of a security interest in connection with the Common Collateral in any Insolvency or Liquidation Proceeding.

Section 6.09. Asset Sales. Each Second-Priority Representative agrees, for and on behalf of itself and the applicable Second-Priority Secured Parties represented thereby, that it (i) will not oppose any sale consented to by the First-Priority Collateral Agent or any First-Priority Representative of any Common Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding), so long as the Second-Priority Representative, for the benefit of the Second Priority Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds of such sale are not applied to repay the First-Priority Obligations or otherwise in accordance with this Agreement) and (ii) shall not have any right to credit bid in any disposition of Common Collateral in accordance with Sections 363(k) or 1129(b)(2)(A)(ii) of the Bankruptcy Code or otherwise, unless such credit bid contemplates the payment in full in cash of all First Priority Obligations on the closing of such disposition.

Section 6.10. Reorganization Securities; Voting. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization or similar dispositive restructuring plan, on account of both the First-Priority Obligations and the Second-Priority Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the Second-Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.11. Post-Petition Interest. Each Second-Priority Secured Party shall not oppose or seek to challenge any claim by any First-Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) or otherwise, to the extent of the value of the Lien of the First-Priority Representative on behalf of the First-Priority Secured Parties on the First-Priority Collateral (for this purpose ignoring all claims and Liens held by the Second-Priority Secured Parties on the Common Collateral).

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ARTICLE 7

Reliance; Waivers; Etc

Section 7.01. Reliance. Other than any reliance on the terms of this Agreement, each First-Priority Representative, on behalf of itself and each applicable First-Priority Secured Party (other than the First Lien Administrative Agent and the First Lien Collateral Agent), acknowledges that it and the applicable First-Priority Secured Parties (other than the First Lien Administrative Agent and the First Lien Collateral Agent) have, independently and without reliance on the Second-Priority Collateral Agent or any Second-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable First-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable First-Priority Documents or this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party (other than the Second Lien [Trustee][Administrative Agent], the Second Lien Collateral Agent and any trustee or collateral agent acting as an Other Second-Priority Representative), acknowledges that it and the applicable Second-Priority Secured Parties (other than the Second Lien [Trustee][Administrative Agent] and the Second Lien Collateral Agent and any trustee or collateral agent acting as an Other Second-Priority Representative) have, independently and without reliance on the First-Priority Collateral Agent or any First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

Section 7.02. No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the First-Priority Collateral Agent nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. Neither the First-Priority Collateral Agent nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Junior Lien Intercreditor Agreement, the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

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Section 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the First-Priority Collateral Agent and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)            any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b)           any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other First-Priority Document or of the terms of the Second Lien [Indenture][Credit Agreement] or any other Second-Priority Document;

(c)           any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

ARTICLE 8

Miscellaneous

Section 8.01. Conflicts. Subject to Section 8.19, in the event of any conflict between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern. Notwithstanding any other term or provision set forth in this Agreement, nothing herein shall require the First-Priority Collateral Agent, the Initial Other First-Priority Collateral Agent or any of the First-Priority Secured Parties to take any action that would violate any applicable laws.

Section 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of First-Priority Obligations shall have occurred. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 8.03. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent) and, in the case of any amendment that increases the obligations, or otherwise adversely affects any right, of the Company hereunder, the Company, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.03 to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party or any other Person then party thereto, but in each case subject to Section 8.21, to (i) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Document or any Second-Priority Document, (ii) in the case of Other Second-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with or junior to all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of the applicable Second-Priority Documents and the First Lien Intercreditor Agreement), and (b) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Collateral Agent) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the applicable Second-Priority Documents), (iii) in the case of Other First-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the applicable First-Priority Documents), and (b) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the applicable First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Document or any Second-Priority Document and (iv) give effect to any Refinancing of any Obligations. In furtherance thereof, the Company may designate hereunder in writing obligations as a First Lien Credit Agreement (and any Person operating in such capacity thereunder as a First Lien Administrative Agent or First Lien Collateral Agent), a Second Lien Document (and any Person operating in such capacity thereunder as a Second Lien Collateral Agent), Other First-Priority Obligations (and any Person operating in such capacity thereunder as an Other First Lien Representative) or Other Second-Priority Obligations (and any Person operating in such capacity thereunder as an Other Second-Priority Representative), and may specify that any such obligations constitute a Refinancing of any existing series of Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the Financing Documents and this Agreement. Any such additional party and each First-Priority Representative and Second-Priority Representative shall be entitled to rely on the determination of an officer of the Company that such modifications are not prohibited by any First-Priority Document or any Second-Priority Document if such determination is set forth in an officer’s certificate delivered to such party, the First-Priority Collateral Agent and each Second-Priority Representative. At the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the First-Priority Collateral Agent, the Second-Priority Collateral Agent and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

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Section 8.04. Information Concerning Financial Condition of the Company and the Subsidiaries. The First-Priority Collateral Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Company and the Subsidiaries of the Company and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations; provided that nothing in this Section 8.04 shall impose a duty on any Second-Priority Representative to keep itself informed beyond that which may be required by its applicable Second-Priority Documents. The First-Priority Collateral Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Priority Collateral Agent, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05. Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

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Section 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents and the First Lien Intercreditor Agreement. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any such extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07. Consent to Jurisdiction; Waivers. The parties hereto irrevocably and unconditionally agree that any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto, or any affiliate of thereof, in any way relating to this Agreement or the transactions relating hereto, shall be tried and litigated only in the courts of the State of New York sitting in Borough of Manhattan, and in the United States District Court of the Southern District of New York, and any appellate court from any thereof. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, New York, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.08 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

Section 8.08. Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent to the First-Priority Collateral Agent, the Second-Priority Collateral Agent, or any other First-Priority Representative or Second-Priority Representative as provided in the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement], the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

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Section 8.09. Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the First-Priority Collateral Agent and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the First-Priority Collateral Agent or the First-Priority Secured Parties may reasonably request (and at the Company’s expense) to effectuate the terms of and the lien priorities contemplated by this Agreement.

Section 8.10. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the First-Priority Collateral Agent, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, Holdings, the Company, the Company’s Subsidiaries party hereto and their respective permitted successors and assigns.

Section 8.12. Specific Performance. The First-Priority Collateral Agent may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably (x) waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent and (y) agrees that, in connection with the forgoing, the First-Priority Collateral Agent may seek an affirmative injunction to enforce the Agreement without a requirement to post a bond in connection therewith.

Section 8.13. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.

Section 8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

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Section 8.16. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 8.17. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 8.18. First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) [JPMorgan] is entering into this Agreement in its capacity as First Lien Collateral Agent under the First Lien Collateral Agreement, and the provisions of Article IX of the First Lien Credit Agreement applicable to the First Lien Collateral Agent thereunder shall also apply to it as First-Priority Collateral Agent and First Lien Collateral Agent hereunder, (b) [Wilmington Trust, National Association] is entering into this Agreement in its capacity as “Notes Collateral Agent” under the Initial First Lien Indenture, and the provisions of Section 12.7 of the Initial First Lien Indenture applicable to the Initial Other First-Priority Collateral Agent thereunder shall also apply to it as Initial Other First-Priority Representative and Initial Other First-Priority Collateral Agent hereunder, (c) [_____] is entering into this Agreement in its capacity as Second Lien Collateral Agent under the Second Lien [Indenture][Credit Agreement], and the provisions of Section [trustee/agent as representative of holders of obligations] of the Second Lien [Indenture][Credit Agreement] applicable to the Second Lien Collateral Agent thereunder shall also apply to it as Second-Priority Collateral Agent and Second Lien Collateral Agent hereunder and (d) each Other Second-Priority Representative and Other Second-Priority Collateral Agent is entering into this Agreement in its respective capacities under its respective Other Second-Priority Documents, and the corresponding provisions of such Other Second-Priority Documents applicable to such Other Second-Priority Representative and such Other Second-Priority Collateral Agent shall also apply to it as Other Second-Priority Representative and Other Second-Priority Collateral Agent hereunder.

Section 8.19. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01 and 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document or permit Holdings, the Company or any Subsidiary of the Company to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties, (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties as set forth in the First Lien Intercreditor Agreement and the First-Priority Documents or (d) obligate Holdings, the Company or any Subsidiary of the Company to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Credit Agreement, the Second Lien [Indenture][Credit Agreement] or any other First-Priority Document or Second-Priority Document.

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Section 8.20. Second-Priority Collateral Agent. The Second-Priority Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Second Lien [Indenture][Credit Agreement]; and in so doing, the Second-Priority Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second-Priority Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Second-Priority Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second Lien [Indenture][Credit Agreement] and, as applicable, the Second Lien Collateral Agreement.

Section 8.21. Joinder Requirements. The Company may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect and (y) the Company shall have delivered an officer’s certificate to each First-Priority Representative and each Second-Priority Representative certifying the same. If not so prohibited, the Company shall (i) notify each First-Priority Representative and each Second-Priority Representative in writing of such designation and (ii) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

Section 8.22. Intercreditor Agreements.

(a) Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements, including, in the case of the First-Priority Secured Parties, the First Lien Intercreditor Agreement) with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

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(b) In addition, in the event that Holdings, the Company or any Subsidiary thereof incurs any Obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First-Priority Obligations or Second-Priority Obligations, as the case may be, and such Obligations are not designated by the Company as Second-Priority Obligations, then the First-Priority Collateral Agent and/or Second-Priority Collateral Agent shall upon the request of the Company enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured Obligations to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case, so long as such secured Obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First-Priority Documents or Second-Priority Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First-Priority Documents, and the provisions of this Agreement, the First-Priority Documents and the Second-Priority Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[JPMORGAN CHASE BANK, N.A.],
as First Lien Collateral Agent, First Lien Administrative Agent and First-Priority Collateral Agent

By:
Name:
Title:

[WILMINGTON TRUST, NATIONAL ASSOCIATION],
as Initial Other First-Priority Collateral Agent

By:
Name:
Title:

[_____],
as Second Lien Collateral Agent and Second-Priority Collateral Agent

By:
Name:
Title:

41

ACKNOWLEDGMENT

The Grantors each hereby acknowledge that they have received a copy of the foregoing Junior Lien Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to the First Lien Collateral Agent, and the other First-Priority Secured Parties, and the Second Lien Collateral Agent, and the other Second-Priority Secured Parties, and waive the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Common Collateral in accordance with the provisions of the Junior Lien Intercreditor Agreement; provided, however, that the foregoing shall not, without the consent of Company, impair the rights of any Grantor under the First-Priority Documents or the Second-Priority Documents. The Grantors each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Junior Lien Intercreditor Agreement, as amended, restated, supplemented or otherwise modified from time to time.

[Signatures on following pages]

Acknowledged as of the date first written above:

Grantors:

WINDSTREAM SERVICES II, LLC

By:
Name:
Title:

WINDSTREAM ESCROW FINANCE CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

Annex I

List of Grantors

1.	Windstream Holdings II, LLC

2.	Windstream Services II, LLC

3.	ATX Telecommunications Services of Virginia, LLC

4.	BOB, LLC

5.	Boston Retail Partners LLC

6.	Broadview Networks of Virginia, Inc.

7.	Buffalo Valley Management Services, Inc.

8.	Business Telecom of Virginia, Inc.

9.	Cavalier IP TV, LLC

10.	Cavalier Telephone, L.L.C.

11.	Choice One Communications of Connecticut Inc.

12.	Choice One Communications of Maine Inc.

13.	Choice One Communications of Massachusetts Inc.

14.	Choice One Communications of Ohio Inc.

15.	Choice One Communications of Rhode Island Inc.

16.	Choice One Communications of Vermont Inc.

17.	Choice One of New Hampshire Inc.

18.	Cinergy Communications Company of Virginia, LLC

19.	Conestoga Enterprises, Inc.

20.	Conestoga Management Services, Inc.

21.	Connecticut Broadband, LLC

22.	Connecticut Telephone & Communication Systems, Inc.

23.	Conversent Communications Long Distance, LLC

24.	Conversent Communications of Connecticut, LLC

25.	Conversent Communications of Maine, LLC

26.	Conversent Communications of Massachusetts, Inc.

27.	Conversent Communications of New Hampshire, LLC

28.	Conversent Communications of Rhode Island, LLC

29.	Conversent Communications of Vermont, LLC

30.	CTC Communications of Virginia, Inc.

31.	D&E Communications, LLC

32.	D&E Management Services, Inc.

33.	D&E Networks, Inc.

34.	Equity Leasing, Inc.

35.	Eureka Telecom of VA, Inc.

36.	Heart of the Lakes Cable Systems, Inc.

37.	InfoHighway of Virginia, Inc.

38.	Iowa Telecom Data Services, L.C.

39.	Iowa Telecom Technologies, LLC

40.	IWA Services, LLC

41.	McLeodUSA Information Services LLC

42.	McLeodUSA Purchasing, L.L.C.

43.	Norlight Telecommunications of Virginia, LLC

44.	Oklahoma Windstream, LLC

45.	PaeTec Communications of Virginia, LLC

46.	PAETEC iTEL, L.L.C.

47.	PAETEC Realty LLC

48.	PAETEC, LLC

49.	PCS Licenses, Inc.

50.	Southwest Enhanced Network Services, LLC

51.	Talk America of Virginia, LLC

52.	Teleview, LLC

53.	Texas Windstream, LLC

54.	US LEC of Alabama LLC

55.	US LEC of Florida LLC

56.	US LEC of South Carolina LLC

57.	US LEC of Tennessee LLC

58.	US LEC of Virginia L.L.C.

59.	US Xchange of Illinois, L.L.C.

60.	US Xchange of Michigan, L.L.C.

61.	US Xchange of Wisconsin, L.L.C.

62.	US Xchange Inc.

63.	Valor Telecommunications of Texas, LLC

64.	WIN Sales & Leasing, Inc.

65.	Windstream Alabama, LLC

66.	Windstream Arkansas, LLC

67.	Windstream Cavalier, LLC

68.	Windstream Communications Kerrville, LLC

69.	Windstream Communications Telecom, LLC

70.	Windstream CTC Internet Services, Inc.

71.	Windstream Direct, LLC

72.	Windstream Eagle Services, LLC

73.	Windstream EN-TEL, LLC

74.	Windstream Enterprise Holdings, LLC

75.	Windstream Escrow Finance Corp.

76.	Windstream Holding of the Midwest, Inc.

77.	Windstream Intellectual Property Services, LLC

78.	Windstream Iowa Communications, LLC

79.	Windstream Iowa-Comm, LLC

80.	Windstream KDL-VA, LLC

81.	Windstream Kerrville Long Distance, LLC

82.	Windstream Lakedale Link, Inc.

83.	Windstream Lakedale, Inc.

84.	Windstream Leasing, LLC

85.	Windstream Lexcom Entertainment, LLC

86.	Windstream Lexcom Long Distance, LLC

87.	Windstream Montezuma, LLC

88.	Windstream Network Services of the Midwest, Inc.

89.	Windstream NorthStar, LLC

90.	Windstream NuVox Arkansas, LLC

91.	Windstream NuVox Illinois, LLC

92.	Windstream NuVox Indiana, LLC

93.	Windstream NuVox Kansas, LLC

94.	Windstream NuVox Oklahoma, LLC

95.	Windstream Oklahoma, LLC

96.	Windstream SHAL Networks, Inc.

97.	Windstream SHAL, LLC

98.	Windstream Shared Services, LLC

99.	Windstream South Carolina, LLC

100.	Windstream Southwest Long Distance, LLC

101.	Windstream Sugar Land, LLC

102.	Windstream Supply, LLC

103.	XETA Technologies, Inc.

EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [________], [____], by [____________] (the “New Representative”), as an Other First-Priority Representative and [[________________] (the “New Collateral Agent”)]1, as an Other First-Priority Collateral Agent.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [_____], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among [JPMORGAN CHASE BANK, N.A. (“JPMorgan”)], as First Lien Collateral Agent, First Lien Administrative Agent and First-Priority Collateral Agent, [WILMINGTON TRUST, NATIONAL ASSOCIATION], as Initial Other First-Priority Collateral Agent, and [_____], as Second Lien Collateral Agent and Second-Priority Collateral Agent. This Agreement has been entered into to record the accession of the New Representative[s] as Other First-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other First-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01        Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01   [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Representative.

SECTION 2.02   [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent.]

SECTION 2.03   The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

1To be included if applicable.

SECTION 2.04   [Reserved].

SECTION 2.05   [________] [is][/are] acting in the capacities of Other First-Priority Representative[s] and [________] is acting in its capacity as Other First-Priority Collateral Agent solely for the Secured Parties under [_____________].

ARTICLE III

Miscellaneous

SECTION 3.01   This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02   This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING ACKNOWLEDGEMENT BY GRANTORS]

EXHIBIT B

Joinder Agreement

JOINDER AGREEMENT

(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [________], [____], among [____________] (the “New Representative”), as an Other Second-Priority Representative and [________________] (the “New Collateral Agent”)]2, as an Other Second-Priority Collateral Agent.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [_____], 20[__] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among [JPMORGAN CHASE BANK, N.A. (“JPMorgan”)], as First Lien Collateral Agent, First Lien Administrative Agent and First-Priority Collateral Agent, [WILMINGTON TRUST, NATIONAL ASSOCIATION], as Initial Other First-Priority Collateral Agent, and [_____], as Second Lien Collateral Agent and Second-Priority Collateral Agent. This Agreement has been entered into to record the accession of the New Representative[s] as Other Second-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Second-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

2 To be included if applicable.

SECTION 2.04 [Reserved].

SECTION 2.05 [________] [is][/are] acting in the capacities of Other Second-Priority Representative[s] and [________] is acting in its capacity as Other Second-Priority Collateral Agent solely for the Secured Parties under [_____________].

SECTION 2.06 [________] [is][/are] entering this Agreement and the Junior Lien Intercreditor Agreement in its capacities as Other Second-Priority Representative[s] and [________] is entering into this Agreement and the Junior Lien Intercreditor Agreement in its capacity as Other Second-Priority Collateral Agent. In so acting, [_________] shall be entitled to all of the rights, privileges and immunities granted to it under the Junior Lien Intercreditor Agreement as if such rights, privileges and immunities were set forth in this Agreement.

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING ACKNOWLEDGEMENT BY GRANTORS]

EXHIBIT N

[FORM OF] SOLVENCY CERTIFICATE

Reference is made to that certain that certain Credit Agreement, dated as of September 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Windstream Services II, LLC, a Delaware limited liability company (the “Borrower”), Windstream Holdings II, LLC, a Delaware limited liability company (“Holdings”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and each L/C Issuer and Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity (and without personal liability), hereby certifies, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), as follows on behalf of the Borrower:

As of the date hereof and after giving effect to the Transactions and the incurrence of the Indebtedness and Obligations being incurred in connection with the Credit Agreement, that, (i) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (ii) the present fair salable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the liability of Borrower and its Restricted Subsidiaries, on a consolidated basis, on its debts as they become absolute and matured, (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

For purposes of this Solvency Certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Pages Follow]

WINDSTREAM SERVICES II, LLC, as Borrower

By:
Name:
Title:	[Chief Financial Officer/equivalent officer]

[Signature Page to Solvency Certificate]